As Filed with the Securities and Exchange Commission on January 14, 2002
                                                       Registration No.333-75460
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      -------------------------------------

                          AMENDMENT NO. 1 to FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      -------------------------------------

                              PREFERRED VOICE, INC.
                 (Name of small business issuer in its charter)

      Delaware                        4813                      75-2440201
(State or jurisdiction     (Primary Standard Industrial      (I.R.S. Employer
 of incorporation or       Classification Code Number)    Identification Number)
 or organization)
                       6500 Greenville Avenue, Suite 570,
                        Dallas, TX 75206, (214) 265-9580
          (Address and telephone number of principal executive offices and principal place of business)

               --------------------------------------------------

                                  G. Ray Miller
                             Chief Executive Officer
                        6500 Greenville Avenue, Suite 570
                                Dallas, TX 75206
                                 (214) 265-9580
            (Name, address and telephone number of agent for service)

                                    Copy to:

                              Mark D. Wigder, Esq.
                              Jenkens & Gilchrist,
                           a Professional Corporation
                                   Suite 3200
                                1445 Ross Avenue
                              Dallas, TX 75202-2799

                  --------------------------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. [ ] ___________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] _______________
                     ---------------------------------------
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                         CALCULATION OF REGISTRATION FEE

=============================== =================== ============================= ========================== ======================
                                                          Proposed Maximum             Proposed Maximum
    Title of Each Class of         Amount to be       Aggregate Offering Price        Aggregate Offering           Amount of
 Securities to be Registered     Registered(1)(3)           Per Unit(2)                   Price(2)(4)        Registration Fee(2)(4)
------------------------------- ------------------- ----------------------------- -------------------------- ----------------------

        Common Stock,
       $0.001 par value             4,017,500                  $1.38                    $5,544,150.00              $2,193.38
=============================== =================== ============================= ========================== ======================

(1) The number of shares being registered represents the number of shares issued and outstanding pursuant to exempt private placements of our common stock and those we may issue upon exercise of common stock purchase warrants.
(2) Based on the average of the reported bid and asked prices of the common stock reported on the OTC Bulletin Board on January 10, 2002, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
(3) Pursuant to Rule 416, this registration statement is deemed to include additional shares of common stock issuable under the terms of the common stock purchase warrants to prevent dilution resulting from any stock splits, stock dividends, recapitalizations and similar transactions.
(4) This amendment includes an additional 25,000 shares. We earlier filed a Registration Statement on Form SB-2 (No. 333-75460) covering 3,992,500 shares for registration for resale at an aggregate offering price per unit of $2.29 calculated in accordance with Rule 457(c) in respect of which $2,185.14 has been paid to the Securities and Exchange Commission as a filing fee.


                     ---------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                EXPLANATORY NOTE

Pursuant to the requirements of the Corporate Security Law of California and the regulations promulgated thereunder, an addendum setting forth certain suitability requirements for California residents with respect to the purchase of shares of common stock of Preferred Voice, Inc. pursuant to this Registration Statement must be affixed to the prospectus when the prospectus is used in California. This addendum follows this page and the final form of the addendum will be filed with the Securities and Exchange Commission along with the final form of the prospectus.

FOR CALIFORNIA RESIDENTS ONLY: THE COMMON STOCK OF THE COMPANY MAY BE SOLD ONLY TO SUITABLE INVESTORS WHO HAVE REPRESENTED IN WRITING TO THE COMPANY AND THE BROKER-DEALER EFFECTING THE PURCHASE THAT THEIR PURCHASE OF SHARES (THE "REGISTRATION SHARES") OF COMMON STOCK SUBJECT TO THIS REGISTRATION STATEMENT DOES NOT EXCEED 10% OF THEIR NET WORTH AND EITHER (1) THEY HAVE A LIQUID NET WORTH OF NOT LESS THAN $75,000 AND A GROSS ANNUAL INCOME OF NOT LESS THAN $50,000, OR (2) A LIQUID NET WORTH OF $250,000, IN ALL INSTANCES EXCLUSIVE OF HOME, HOME FURNISHINGS AND AUTOMOBILES. THE FOREGOING SUITABILITY REQUIREMENTS WILL NOT APPLY WITH RESPECT TO ANY INVESTOR WHOSE PURCHASE OF REGISTRATION SHARES IS LIMITED TO $2,000.00 OR LESS. IN ORDER FOR A CALIFORNIA RESIDENT TO PURCHASE REGISTRATION SHARES, SUCH INVESTOR MUST COMPLETE AND SIGN A STATEMENT OF SUITABILITY OF CALIFORNIA INVESTOR (THE "STATEMENT"), WHICH YOU MAY OBTAIN EITHER FROM YOUR BROKER-DEALER OR THE COMPANY BY CONTACTING MARY MERRITT, VICE-PRESIDENT, AT THE TELEPHONE NUMBER OR ADDRESS SET FORTH ON PAGE 1 OF THE PROSPECTUS, AND THE STATEMENT MUST BE REVIEWED AND APPROVED BY THE COMPANY.

                                     [LOGO]

                              Preferred Voice, Inc.



                                4,017,500 Shares

                                  Common Stock


     The selling stockholders identified in this prospectus may use the prospectus to offer and sell up to 4,017,500 shares of our common stock from time to time, including 1,597,500 shares that the selling stockholders may acquire on exercise of warrants. The selling stockholders will receive all the proceeds from the sale of these shares.

     Our common stock has been traded in the over-the-counter (OTC) market and quoted through the OTC Bulletin Board under the symbol "PFVI." We expect it to continue to trade in that market. On January 10, 2002, the reported closing bid and asked prices of our common stock were $1.00 per share and $1.75 per share, respectively.

     These securities involve a high degree of risk. See "Risk Factors" beginning on page 2 to read about certain factors you should consider before deciding whether to invest in our common stock.

     Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                         -------------------------------




                 The date of this prospectus is January 14, 2002

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.


                      -------------------------------------

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                                TABLE OF CONTENTS

                                                                                                             Page

Summary  .................................................................................................     1
Risk Factors..............................................................................................     2
Special Note Regarding Forward Looking Statements.........................................................     8
Use of Proceeds...........................................................................................     8
Dividend Policy...........................................................................................     8
Plan of Distribution......................................................................................     8
Selected Financial Data...................................................................................    11
Management's Discussion and Analysis of Financial Condition
     and Results of Operations............................................................................    12
Business .................................................................................................    17
Management................................................................................................    29
Certain Transactions......................................................................................    36
Principal and Selling Stockholders........................................................................    37
Description of Capital Stock..............................................................................    42
Shares Eligible for Future Sale...........................................................................    45
Legal Matters.............................................................................................    45
Experts  .................................................................................................    46
Additional Information....................................................................................    46
Index to Financial Statements.............................................................................    47


                      -------------------------------------
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                                       i



                                     SUMMARY

                                   Our Company

         We provide speech recognition services for the enhanced services needs of phone companies. Through our Voice Integrated Platform System, the VIP system, we offer phone companies a cost-efficient method of providing speech recognition services to their subscribers. Our services provide subscribers with an array of services, such as caller identification, a personal directory and remote access, all of which are linked to voice recognition. We believe these services enable phone companies to generate more revenue, to comply with federal regulations related to equal access for the disabled and to provide their subscribers with advanced technological services. We contract with phone companies in smaller markets that would often be unable to make large capital expenditures to offer voice recognition services in their service areas. We install the VIP system and offer our services to a phone company's subscribers in their service areas for a share in the revenue generated from those services.
The revenue generated from the services we sell is revenue that our contracting phone companies may not have been able to make without our VIP system. Our revenue sharing arrangements create competitive advantages for the phone companies with whom we contract through lowering their initial capital investment to offer revenue-generating speech recognition services. We have already signed contracts with forty-three (43) phone companies. These companies have approximately 5 million subscribers. Of these subscribers, 97,106 were subscribed to our services as of October 31, 2001.

         We have a limited operating history in the voice recognition services market. We commenced operations in May 1994 and began focusing on the voice recognition services market in June 1997. In July of 2000, we delivered our first VIP System to a phone company and soon thereafter began receiving revenues on that contract. Until that time, we had engaged in beta testing our system, using a number of different marketing strategies, but found the revenue sharing arrangement to be the most profitable. Therefore, we have experienced losses for a number of years. As of September 30, 2001, we had an accumulated deficit of $13,843,456. During the fiscal year ended March 31, 2001, our loss from operations was $4,742,044, and our cash used in operations was $3,588,996 and during the six month period ended September 30, 2001, our loss from operations was $2,170,657, and our cash used in operations was $1,905,979. We began recording revenue from our revenue sharing agreements in November of 2000 and expect our revenue to continue to grow as we implement our services with contracting phone companies and contract with new companies to provide our services.

         Our marketing efforts are targeted toward phone companies--cell phone companies, local telephone companies and competitive local telephone companies.
These companies are our customers. We are currently focusing our marketing efforts on local telephone companies that have less than 100,000 lines and cell phone companies in similar markets. Many cell, local and competitive local telephone companies are already providing other enhanced services, like caller identification, call notes and other message services. However, our VIP system will allow phone companies to provide their subscribers voice messaging and voice activated dialing services with minimal up-front capital expenditures for a share in the revenue generated from the services. We believe that the minimal cost, ease of installation and ease of use of the VIP system will make our voice recognition services an attractive addition to the menu of services already offered by phone companies.

                                   Our Address

         Our principal executive offices are located at 6500 Greenville Avenue, Suite 570, Dallas, Texas 75206, and our telephone number at that address is
(214) 265-9580 and our fax number is (214) 265-9663. Our website address is http://www.preferredvoice.com. The information contained in our website is not incorporated by reference into this prospectus.

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                                  The Offering

Common stock offered by our selling stockholders................       4,017,500 shares
Common stock to be outstanding after the offering...............       19,912,071 shares (assumes all warrants are exercised)
Use of Proceeds.................................................       We will not receive any proceeds from the sale of the common stock by the selling stockholders.
OTC Bulletin Board symbol.......................................       PFVI


                                  RISK FACTORS

         Any investment in our common stock involves a high degree of risk. You should consider carefully the following risks, together with the other information contained in this prospectus and our periodic reports and documents filed with the SEC, before you decide to buy our common stock.

                          Risks Related to Our Business

We have a history of losses and negative cash flow which may prevent us from becoming profitable.

         Since our inception in 1994, we have incurred operating losses and negative cash flow in every year. As of September 30, 2001, we had an accumulated deficit of approximately $13.8 million. We cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.

Our historical revenue primarily was derived from services that we do not expect to be the focus of our future business so that we have a limited operating history upon which we may be evaluated.

         Because our commercial offerings of applications through the VIP system are at an early stage, we are not currently deriving substantial revenue from the services that we intend to provide going forward. We began actively marketing the VIP system at the end of 1998. Prior to that time, we had spent two years developing the system and before that we had been engaged in the long distance telecommunications business, a different type of business. As a result, our historical revenue does not reflect the type of revenue we expect in the future from our core business. Accordingly, we have a limited operating history upon which you can base an evaluation of us and our current prospects. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets, such as the voice recognition market. Some of the risks, expenses and difficulties we face are the following:

          o reliance on the few phone companies with which we have deployed our services;

          o creating recognition and more widespread acceptance of voice recognition services;

          o significant capital outlays related to installment and deployment of the VIP system and services prior to recognition of any revenue;

          o    reliance on significant equity investment to continue operations;
               and

          o need to retain key management and software development in a competitive labor market.

         Our inability to address these risks, expenses and difficulties could harm our business.

Our limited funding may restrict our operations and our ability to implement our new strategy, and the availability of additional resources is uncertain.

         Our business model requires us to devote significant financial resources to the continued enhancement and maintenance of our VIP system and related services and applications. If we are not able to successfully manage our existing resources or to secure additional funding and other resources in a timely manner, our ability to successfully provide these services and applications and to generate sufficient revenues will be restricted.

         We must conserve cash because we have generated minimal revenues to date. Effective November 21, 2001, we obtained from investors an equity investment of $3,025,000, before commissions and expenses, for an aggregate of 2,420,000 units consisting of shares of our common stock and warrants to purchase shares of our common stock at a per unit purchase price of $1.25. The warrants issued to the investors in the offering are exercisable for five (5) years to purchase one (1) share of our common stock for each two (2) shares purchased in this offering. The resale of these shares and shares underlying the warrants issued in the offering is being offered pursuant to this prospectus. We cannot guarantee that, in the future, we will be able to raise sufficient money through sales of debt or equity. The unavailability or timing of significant revenues and financing could prevent or delay the continued provision of our services and applications and may require us to curtail our operations.

Our ability to grow our business will be harmed if we cannot retain our current key personnel and attract additional qualified employees to engage in software development, sales and marketing of our product and services.

         Our ability to continue to compete in the voice recognition services market and grow our business is dependent in large part on a number of key senior management, software development and sales and marketing employees. We currently have only one written employment agreement for a specified term with William Schereck, our President and Chief Operating Officer, however, we do not have such agreements with any of our other executive officers, key technical or managerial personnel. See "Management--Employment Agreements." The loss of any of our key employees' services could have a negative effect on our ability to grow and achieve profitability.

         Our future success also will depend to a significant extent on our ability to attract, train, motivate and retain highly qualified employees. These employees include managerial and sales and customer support personnel, as well as highly skilled software development professionals and other senior technical personnel. We believe that there is a shortage of, and significant competition for, individuals with the advanced technological skills necessary to accomplish goals we have set for our company. We expect that it will become increasingly difficult to hire additional personnel with such expertise and experience. Our inability to hire and retain additional qualified personnel in software development, managerial and sales and marketing positions, particularly, could hamper our ability to service new contracting telecommunications companies and, therefore, hamper our ability to grow our business. Additionally, our ability to grow may be hampered by the time it takes us to train new employees. We typically spend from three to six months training our software development staff and from three to four months training sales and customer support personnel. If we lost a number of employees, the length of the training time to train new employees could hamper our business operations and, therefore, our growth.

Our ability to generate revenue could be negatively affected if we and those who contract with us are unable to create a large enough market for the services we offer through our VIP system to justify the expenditures we need to make to implement and continue to enhance such services.

         Our business model depends on our ability to derive revenue from our revenue sharing contracts which allows contracting phone companies to sell the applications of our VIP system platforms to their subscribers. As a result, our future financial performance will depend in large part on the continued market acceptance of our voice-recognition applications, our ability to market additional applications of our VIP system software and our ability to adapt and modify the VIP system to meet the evolving needs of phone companies who use our system. Revenues from our VIP system services depend in part on the generation of significant numbers of subscribers. It is uncertain whether we or the phone companies with whom we contract will be able to develop and maintain at reasonable cost a significant subscriber base for our services and applications. Competition and the future effects of product enhancements makes the life cycle of our products and services difficult to estimate, including developments in the hardware and software environments in which the voice-recognition applications operate. The failure of our applications to gain widespread acceptance, whether as a result of competition, technological change or otherwise, could have a material adverse effect on our ability to generate revenue and our business could be harmed.

If we fail to continue to attract and retain strategic relationships with phone companies who provide the medium through which we market our services and service subscribers, we may be unable to sell our services and generate revenues, and our business could be harmed.

         We will continue to distribute our services through phone companies. The effectiveness of generating subscriber sales from strategic relationships with phone companies is dependent on the marketing and sales efforts of those phone companies with whom we contract, and their dedication of resources to providing new innovative voice recognition products to their subscribers.

         In addition, we cannot assure you that we will be able to effectively manage potential conflicts in our strategic relationships, that economic conditions or industry demand will not adversely affect the phone companies with whom we contract or that such phone companies will not devote greater resources to market and support the services of other companies not utilizing voice recognition. Our future performance also will depend in part on our ability to attract additional phone companies that will be able to market and support our products effectively, especially in markets in which we have not previously sold our products or services. We also rely on phone companies to provide their subscribers who utilize our services customer support for our services. If those phone companies fail to provide adequate customer support, their subscribers who subscribe to our services could cease using our services and applications, which could harm our customer goodwill, adversely affect our ability to sell our services, and, therefore, impair our ability to generate revenue.

We rely on our intellectual property rights to our proprietary technology, however, protection of our intellectual property rights is uncertain and could be costly.

         Our success depends to a large extent upon our proprietary technology. We regard our software applications as proprietary and rely primarily on a combination of contract, copyright, trademark and trade secret law to protect our proprietary rights. We have no patents on our products currently in commercial use, and we have not yet registered any of the marks related to our applications, although we are in the process of applying for patents and registering trademarks on several of our products and service applications. The source code for our proprietary applications is protected by trade secret and copyright laws. It is our policy to enter into confidentiality agreements with our employees to protect our software, documentation and other written materials under trade secret and copyright laws.

         Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise use our products or technology, to obtain and use information that we regard as proprietary or to independently develop similar or superior products or technology. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, we expect that software piracy will be a persistent problem. In addition, we may make our source code or products available to our strategic partners, which may increase the likelihood that our products are misappropriated or misused. We have applied for patents on our Voice Integrated Platform and Method of Operation Thereof and Voice Integrated Platform and Method of Operation Thereof with Release Links. We have also applied for trademarks for Class 9-Preferred Voice, Class 38-Preferred Voice, Safety Talk, Safety*Talk, BusinessConnect and ** Talk.

  We may expend significant resources to defend against claims of infringement by third parties and if we are not successful, we could lose rights to our technology and be required to enter into costly license or royalty agreements.

         We are not aware that any of our products, trademarks or other proprietary rights infringe the proprietary rights of others. However, we cannot assure you that a third party will not assert infringement claims against us in connection with our current or future products. As the number of software products increases and the functions of these products overlaps, we expect that software developers may increasingly become subject to infringement claims. Any infringement claim, with or without merit, may be time consuming and expensive to defend, cause product and service delays or require us to enter into royalty or licensing agreements that may not be acceptable to us. See "Business--Technology."

Any software defects in our VIP system could result in costly litigation that could harm our business.

         Complex software products such as ours may contain errors, defects and bugs. With the planned release of any upgraded product or new product, we may discover these errors, defects and bugs and, as a result, our products may take longer than expected to develop. In addition, we may discover that remedies for errors or bugs may be technologically unfeasible. Delivery of products with undetected production defects or reliability, quality, or compatibility problems could damage our reputation. Errors, defects or bugs could also cause interruptions, delays or a cessation of sales to our customers. We could be required to expend significant capital and other resources to remedy these problems. In addition, customers whose businesses are disrupted by these errors, defects and bugs could bring claims against us which, even if unsuccessful, would likely be time-consuming and could result in costly litigation and payment of damages.

Our products can have a long sales and implementation cycle and, as a result, our quarterly operating results and our stock price may fluctuate.

         The sales cycles for the closing of one of our revenue sharing agreements is generally three to six months but may be shorter or longer depending on the size and complexity of the phone company customer and such customer's telecommunications network. We may spend significant time educating and providing information to prospective phone company customers regarding the use and benefits of our services. During this education period, we may expend substantial sales, marketing and management resources.

         After we sign a revenue sharing agreement with a contracting phone company, it may take substantial time and resources to deploy and integrate our software and hardware into contracting telephone companies' existing systems. Our current average time from signing of a contract to deployment is averaging approximately five months. Our agreement specifies acceptance criteria, and we will not be able to recognize service revenue until each installation is accepted and services are provided and billed to the phone company's subscribers. In the case of carriers who have signed our "opt-out" contracts, those carriers do not charge subscribers for the first month of service in order to provide the subscribers with the opportunity to opt out of the Safety Dialing service. Therefore, we will not recognize any revenue from the first month of service we provide under the "opt-out" contracts. See "Business--Opt-Out Contract." We also have in the past and may in the future experience other unexpected delays in recognizing revenue. Consequently, the length of our sales and implementation cycles makes it difficult to predict the quarter in which revenue recognition may occur and may cause service revenue and operating results to vary significantly from period to period. These facts could cause our stock price to be volatile or to decline.

Our Marketing Agreements allow participating local telephone companies and cell phone companies to reject the VIP system after installation and testing is completed and are generally terminable after five years.

         Our Marketing Agreements allow participating local telephone companies and cell phone companies to reject the VIP system after installation and testing is completed if they provide us with written notice of problems revealed to the phone company in its testing period. These agreements also allow either us or the participating phone companies to terminate the contract on thirty (30) days' written notice if we are unable to cure any material deficiency of the VIP system within thirty (30) days of when we commence testing. If a number of the local telephone companies and cell phone companies with whom we have contracted choose to reject the VIP system, our business, financial conditions and results of operations could be materially and adversely affected. In addition, our marketing agreements are generally terminable on sixty (60) days notice after three (3) to five (5) years. If a number of local telephone companies and cell phone companies choose to terminate the agreements at that time, our revenues would substantially decline and results of operations could be substantially harmed.

We are currently involved in litigation related to a one-time sale of our VIP system, which if decided adversely to our interests could have a material adverse effect on our financial condition.

         In 1999, we entered into an agreement with KMC Telecom Holdings, Inc. to sell them VIP system platforms and license them the technology included in the VIP system in thirty nine (39) markets. This agreement created a significant fluctuation in our revenue for the quarter ended June 30, 1999 when the revenue associated with the market licensing fee was recognized and for the quarters ended September 30, 1999 and December 31, 1999 when KMC purchased testing systems and services. KMC has asserted that it has not accepted the initial VIP system we installed under the terms of our contract with them, and KMC has requested a refund of most of the $961,000 they paid to us for a licensing fee and eight installations. If we are required to refund that money, it could result in a substantial charge to our revenues in the period in which the refund is made and could have a material adverse effect on our financial condition. See "Business--Legal Proceedings."

We may experience delays in product development, which could adversely affect our revenues or results of operations.

         Any delays in product development could adversely affect our revenues or results of operations. To be successful, we must continue to develop and enhance technologies to enable us to offer voice recognition services and applications and to supply other voice recognition services to third parties. Software product development schedules are difficult to predict because they involve creativity and the use of new development tools and learning processes. Our software development efforts have been delayed in the past. In addition to software development delays, we may also experience delays in other aspects of product development. Any product development delays could delay or prevent successful introduction or marketing of new or improved products or services or the delivery of new versions of our products or services. Such delays are likely to adversely affect our revenues and results of operations.

                         Risks Related to Our Industry

The market for our services may not continue to develop, which would substantially impede our ability to generate revenues.

         Our future financial performance depends in large part on growth in demand for our voice recognition services and applications. If the market for voice recognition services and applications does not develop or if we are unable to capture a significant portion of that market either directly or through the phone companies with whom we contract, our revenues and our results of operations will be adversely affected.

         The market for voice recognition services is still evolving. Negative consumer perceptions regarding reliability, cost, ease-of-use and quality of speech-based products affects consumer demand and may impact the growth of the prospective phone company market. In order to achieve commercial acceptance, we will have to continue to educate prospective phone company customers about the uses and benefits of speech-activated services in general and our VIP system and applications in particular. As a result, we cannot guarantee that the market for voice recognition services and applications will grow or that consumers will accept any of the services or applications provided through our VIP system platform.

If we are unable to respond to rapid changes in technology, our systems could become obsolete and we could lose revenue.

         The telecommunications services market is characterized by rapid technological change, changing consumer needs, frequent new product introductions and evolving industry standards. The introduction of products or services embodying new technologies and the emergence of new industry standards could render our voice recognition services and applications obsolete and unmarketable.

         Our success will depend upon our ability to timely develop and introduce new products, services and applications, as well as enhancements to our existing product, services and applications, to keep pace with technological developments and emerging industry standards and address the changing needs of those phone companies to whom we are providing our services and applications and their subscribers. We may not be successful in developing and marketing new products and services that respond to technological changes or evolving industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new products, services and applications. In addition, our new products, services and applications may not adequately meet the requirements of the marketplace or achieve market acceptance.

Our phone company customers are subject to a regulatory environment and to industry standards that may change in a manner adverse to our interests.

         Our phone company customers are subject to a number of government regulations and industry standards. Our products, services and applications must comply with these regulations and standards. Changes to these standards may require us to make periodic changes to our products and services. In addition, we have based our assumptions as to the probability of acceptance of our services and the potential market for our services on the assumption that state and federal legislation related to disabled persons' use of speech recognition applications and the regulation by state and federal authorities of cellular telephone use while driving will drive demand. If such legislative action is not taken by regulatory authorities, it could have an adverse effect on our marketing efforts or even require us to expend significant amounts of capital on developing modifications of our existing products and services or new products and services.

                         Risks Related to this Offering

Future sales of our common stock into the public market, or the perception that such sales could occur, could adversely affect our stock price.

         The market price of our common stock could drop if substantial amounts of shares are sold in the public market or if the market perceives that such sales could occur. This could also harm our ability to raise additional capital by selling equity securities. As of December 12, 2001, we had outstanding options, warrants and convertible securities for the purchase of up to 5,700,862 shares of common stock at an average exercise price of $1.58 per share. The resale of 2,760,168 shares underlying warrants and 4,151,660 shares owned outright by certain stockholders have been registered pursuant to a registration statement on Form SB-2, as amended, which was declared effective on August 23, 2001. The resale of 1,597,500 shares underlying warrants and 2,420,000 shares owned outright by selling stockholders set forth in the "Principal and Selling Stockholders" section of the prospectus will be registered pursuant to this prospectus. The increasing number of common stock that could be sold into the public market could adversely affect the market price of our common stock.

The current public market for our common stock is limited and highly volatile.

         The shares of common stock offered pursuant to this prospectus will be traded on the Over-the-Counter Bulletin Board. Trading activity in our common stock should be considered sporadic, illiquid and highly volatile, and an active trading market for our common stock may not exist in the future. Even if a market for the common stock offered pursuant to this prospectus continues to exist, investors may not be able to resell their common stock at or above the purchase price for which such investors purchased such shares. In addition, the SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price (as defined in such regulations) of less than $5.00 per share, subject to certain exceptions. If the common stock meets the definition of a penny stock, it will be subjected to these regulations, which impose additional sales practice requirements on broker-dealers who sell such securities on behalf of persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 and individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 (individually) or $300,000 (jointly with their spouse)).

Our other convertible securities may limit the price growth potential of our common stock.

         We have issued a substantial number of warrants and options to purchase shares of our common stock which are currently outstanding. These may limit the price growth potential of our common stock. In addition to limiting such potential, these securities may impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

Our directors and executive officers in the aggregate control approximately twenty-seven percent (36%) of our voting stock.

         Our directors and executive officers together own beneficially approximately thirty-six percent (36%) of the issued and outstanding shares of our common stock. If those stockholders were to vote all of their shares in a similar manner, they would have sufficient voting power to significantly influence the outcome of any corporate transaction or any matter submitted to the stockholders for approval, including the election of directors, mergers, consolidations or the sale of all or substantially all of our assets, and to prevent or cause a change in control.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates, views and opinions regarding the telecommunications industry. Forward-looking statements are speculative and uncertain and not based on historical facts. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Notwithstanding the foregoing, we are not entitled to rely on the safe harbor for forward looking statements under Section 27A of the Securities Act or Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as long as our stock is classified as a penny stock within the meaning of Rule 3a51-1 of the Exchange Act. A penny stock is generally defined to be an equity security that has a market price (as defined in Rule 3a51-1) of less than $5.00 per share, subject to certain exceptions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.


                                 USE OF PROCEEDS

         Because this prospectus is solely for the purpose of permitting the selling stockholders to offer and sell shares, we will not receive any proceeds from the sale of the shares being offered. The selling stockholders will receive all the proceeds. We have, however, received proceeds from the original issuance of or exercise of warrants for the shares covered by this prospectus. We will also receive proceeds in the amount of the exercise price of the warrants covered by this prospectus. Assuming exercise of all such warrants, the gross proceeds to us from the exercise of all such warrants would be $2,409,250. We intend to use any proceeds from exercise of such warrants for working capital and general corporate purposes.


                                 DIVIDEND POLICY

         We have not declared or paid any dividends on our capital stock since our inception and do not anticipate paying dividends in the foreseeable future. Our current policy is to retain earnings, if any, to finance the expansion of our business. The future payment of dividends will depend on the results of operations, financial condition, capital expenditure plans and other factors that we deem relevant and will be at the sole discretion of our board of directors.


                              PLAN OF DISTRIBUTION

         We are registering this offering of shares on behalf of the selling stockholders. We will pay all costs, expenses and fees related to the registration, including all registration and filing fees, printing expenses, fees and disbursements of our counsel, blue sky fees and expenses. The selling stockholders will pay any underwriting discounts and selling commissions in connection with the sale of the shares and, if the selling stockholders elect to effect an underwritten public offering of the shares covered by this prospectus, all "road show" and other marketing expenses incurred by us, the selling stockholders or any underwriters that are not otherwise paid by the underwriters.

         The selling stockholders may sell the shares covered by this prospectus from time to time in one or more transactions through the OTC Bulletin Board, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders will determine the prices at which they sell their shares in these transactions. The selling stockholders may effect the transactions by selling the shares to or through broker-dealers. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. The shares may be sold by one or more, or a combination, of the following:

          o    a firm commitment underwritten secondary offering,

          o a block trade in which the broker-dealer attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

          o purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

          o an exchange distribution in accordance with the rules of the applicable exchange,

          o ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

          o    privately negotiated transactions.

         The selling stockholders may enter into hedging transactions with broker-dealers. In these transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell the common stock short pursuant to this prospectus and redeliver the shares to close out these short positions. The selling stockholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares covered by this prospectus. The broker-dealer may then resell or otherwise transfer the shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may then sell the loaned shares or, upon a default by the selling stockholder, the broker-dealer may sell the pledged shares pursuant to this prospectus.

         The selling stockholders may engage in other financing transactions that may include forward contract transactions or borrowings from financial institutions in which the shares are pledged as security. In connection with any of these forward contract transactions, the selling stockholders would pledge shares to secure their obligations and the counterparty to these transactions would sell the common stock short to hedge its transaction with the selling stockholder. Upon a default by the selling stockholder under any of these financings, including a forward contract transaction, the pledgee or its transferee may sell the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated with a selling stockholder in connection with the sale. Broker-dealers or agents, any other participating broker-dealers and the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders have not advised us whether they have or have not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

         The selling stockholders will be subject to applicable provisions of the Exchange Act and their associated rules and regulations, including Regulation M. These provisions may limit the timing of purchases and sales of shares of our common stock, by the selling stockholders. We will make copies of this prospectus available to the selling stockholders, and we have informed them of the need for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any arrangement that does not constitute a material change to the information in the registration statement has been entered into with an underwriter or a broker-dealer for the sale of the shares through an underwritten secondary offering or a block trade, special offering, exchange distribution or secondary distribution, purchase by a broker or dealer or hedging or financing transaction with the selling stockholders. If any information we receive regarding a stockholder's plan of distribution constitutes a material change to the information in this registration statement, we will file a post-effective amendment, if required. The supplement or post-effective amendment, as applicable, will disclose:

          o    the name of each underwriter or participating broker-dealer,

          o    the number of shares involved,

          o    the price at which the shares will be sold,

          o any commissions paid or discounts or concessions allowed to underwriters or broker-dealers, and

          o    other facts regarding the transaction.

         The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of shares using this prospectus against certain liabilities, including liabilities arising under the Securities Act.

         The shares of common stock were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, provided by Section 4(2) thereof and, in certain cases, Regulation D thereof. We agreed to register the common stock under the Securities Act.

         FOR CALIFORNIA RESIDENTS ONLY

         Pursuant to the requirements of the Corporate Security Law of California and the regulations promulgated thereunder, the California Department of Corporations has required that certain suitability requirements be applicable to California residents with respect to the purchase of shares of common stock of the Company pursuant to this prospectus and that an addendum setting forth these special suitability requirements be affixed to the prospectus when the prospectus is used in California. The addendum further provides that a California resident proposing to purchase shares of common stock pursuant to this registration will be required to complete and sign a Statement of Suitability of California Investor and give it to his/her broker effecting the purchase who will then be required to send the executed copy of the Statement of Suitability of California Investor to the Company for review and acceptance prior to the completion of the transaction. Any California resident who obtains a copy of this prospectus without the addendum being affixed to the prospectus or a copy of the Statement of Suitability of California Investor should contact the Company at the address set forth in this prospectus to obtain a copy of the addendum and/or the Statement of Suitability of California Investor.

                             SELECTED FINANCIAL DATA

         The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Financial Statements and the related Notes included elsewhere in this prospectus. The selected statement of operations data for the fiscal years ended March 31, 2000 and 2001 and the six months ended September 30, 2000 and 2001 and the selected balance sheet data as of March 31, 2001 and September 30, 2001 are derived from our Financial Statements included elsewhere in this prospectus.


                                         Year Ended March 31,            Six Months Ended September 30,
                                          2000          2001                 2000              2001
                                        ----------  -----------         ------------       -----------
                                                                          (unaudited)       (unaudited)

Statement of Operations data:
    Net Sales                          $  885,134   $   138,097        $    58,058         $    295,180
   Operating Gain (Loss)               (1,053,042)   (4,816,419)        (1,806,451)          (2,170,657)
   Extraordinary Items                     59,976        74,375                  0                    0
   Net Gain (Loss)                       (993,066)   (4,742,044)        (1,806,451)          (2,170,657)
   Gain (Loss) per Common
       Share                                (0.09)        (0.34)              (.13)                (.14)
   Weighted average Shares
       Outstanding                     11,283,538    13,884,662         13,420,470           15,656,708


                                                       As of                                   As of
                                                     March 31,                             September 30,
                                                        2001                                    2001
                                                   ------------                          ---------------
                                                                                           (unaudited)
Balance Sheet data:
   Current Assets                                  $   1,825,393                         $      372,847
   Current Liabilities                                   870,867                                966,088
   Total Assets                                        3,067,925                              1,789,651
   Stockholders' Equity (deficit)                      2,197,058                                823,563







           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         You should read the following description of our financial condition and results of operations in conjunction with the financial statements and notes thereto and the unaudited financial information included in this prospectus beginning on page 47.

Overview

         We began operations in May 1994 as a traditional 1+ long-distance reseller. Recognizing the declines in telecommunications service prices and the decreasing margins being experienced in long distance sales, we decided to sell our long distance customer base and assets in early 1997. Since June of 1997, we have focused solely on the development, testing, and deployment of voice activated telecommunications services that would allow any consumer the ability to "dial" their calls using their voice.

         In December of 1998, we realized that we would need extensive amounts of working capital to sell and market our services directly to individual consumers. Therefore, we began researching venues which already had inherent customer or subscriber bases. The first distribution channel that we explored was the use of master distributors in various cities and states around the country. We believe the distributors will be a source of direct subscriber addition once we include the master distributor marketing area in the network of a VIP system, the first deployment of which we expect to occur in the last fiscal quarter of fiscal 2002. The second distribution channel is directly with Incumbent Local Exchange Carriers, or local telephone companies, Wireless Communication Carriers, or cell phone companies, and Competitive Local Exchange Carriers, or competitive local telephone companies. This avenue of distribution is extremely attractive because these companies already have the subscriber bases and the infrastructure to service large numbers of subscribers. Our third distribution channel is through our network services division which provides third party service application providers access to wireline and wireless carriers through our voice over internet protocol (VOIP) network hosted by a web hosting provider.

         We first attempted to sell our hardware and license our application software but after only one such agreement with KMC Telecom Holdings, Inc. (KMC) we decided to pursue revenue sharing whereby we provide all hardware, software applications and support in exchange for a portion of revenue generated from the service provided by our customer to their subscribers. Our entire sales force focuses on marketing our revenue sharing agreements and, as of November 30, 2001, we had signed forty-three (43) local telephone company and cell phone company multi-year contracts. Also, as of November 30, 2001, nine system locations had been fully implemented so that the systems installed pursuant to such contracts are already generating revenues for us. In the month ended October 31, 2001, these nine locations generated revenues of approximately $100,000. Each of these companies has signed a revenue sharing agreement with us. The revenue sharing agreement, and not the sale of our hardware, is the primary method in which we intend to contract with customers to generate revenue going forward. Since our deployments began in October of 2000, we have experienced increased revenues each month but with a new technology it is difficult to project continued satisfaction with the product; therefore, revenues will fluctuate with subscriber additions and deletions. Two other contracting phone companies are in the system acceptance and early marketing stages, and we should generate revenues from these contracts by the fourth quarter of the fiscal year ending March 31, 2002. Seven contracting phone companies have started the installation and implementation phase and three additional contracting phone companies are scheduled for installation early in the fourth fiscal quarter of the fiscal year ending March 31, 2002.

         We are still at an early stage of implementing our business plan. It is subject to risks inherent in the establishment and deployment of technology with which consumers have limited experience. We believe our services are services that any consumer who uses a phone can utilize. For example, any cell phone user who wants to speak a name or use our dial number feature without punching buttons on his cell phone would be a user or a company who wants its employees accessed by the caller saying an employee name instead of asking the caller to punch in an extension or spell a name on the key pad. Our services are generic to cell phone users as well as land line users, children as well as the elderly. As voice recognition becomes more prevalent in everyday life, such as in computer programs, reservation systems and telecommunications information systems, we believe the public will be more apt to accept and utilize voice-related features. In order for us to succeed, we must:

          o secure adequate financial and human resources to meet our requirements, including adequate numbers of technical support staff to provide service for our phone company customers;

          o    establish and maintain relationships with phone companies;

          o make sure the VIP system works with the telephone switches of all of the major manufacturers;

          o    establish a lead time for delivery of hardware;

          o    achieve user acceptance for our services;

          o    generate reasonable margins on our services;

          o deploy and install VIP systems on a timely and acceptable schedule;

          o    respond to competitive developments;

          o mitigate risk associated with our technology by obtaining patents and copyrights and other protections of our intellectual property; and

          o    continually update our software to meet the needs of consumers.

Failure to achieve these objectives could adversely affect our business, operating results and financial condition.

Results of Operations

         We currently provide our services to phone companies through revenue sharing agreements that provide revenue splits ranging from seventy percent (70%) to thirty percent (30%) depending on the amount of revenue obtained by the phone company through sale of our voice services to their subscribers. We bear the cost of the equipment to be installed at each phone company's location including any upgrade requirements, installation, and service training. In some instances we contribute to the phone company's marketing campaigns. We typically license our software to contracting phone companies and no longer sell our hardware and software application to such companies, as we found that the revenue sharing arrangement embodied in our form Marketing Agreement could potentially provide a higher rate of return on investment to us over the life of our standard contract.

         We recorded a net loss of $2,170,657, or $0.14 per share, for the six month period ended September 30, 2001, compared to a net loss of $1,806,451 or $0.13 per share, for the six month period ended September 30, 2000. We recorded a net loss of $4,742,044, or $.34 per share, for the fiscal year ended March 31, 2001, compared to a net loss of $993,066, or $.09 per share, for the fiscal year ended March 31, 2000. The increased losses in 2001 are a result of our shift from development of our services to full deployment of our services, increased number of employees and overhead to deploy services and revenues from our new revenue sharing plan which did not begin until the fourth quarter of the fiscal year ended March 31, 2001.

         Total Revenue

         Total revenue for the six month period ended September 30, 2001, was $295,180 compared to $58,058 for the six month period ended September 30, 2000. During the six months ended September 30, 2001, our revenue consisted entirely of revenue sharing receipts from our customer phone companies. For the six months ended September 30, 2000, all of our revenues were from billing our direct end-users for individual services. The increase of revenues reflects our commercial deployment of our services through revenue sharing agreements with our customers.

         Total revenue for the fiscal year ended March 31, 2001, was $138,097 compared to $885,134 for the fiscal year ended March 31, 2000. The decrease of revenue is due to the shift from sale of our voice recognition platform to revenue sharing for the services provided by the platform. Of the revenue booked for the fiscal year ended March 31, 2001, 54% was generated from revenue sharing agreements, 35% was generated from sales of our VIP systems to KMC, and 11% from direct sale service fees for "Emma the Perfect Receptionist" and "Smart Line". Of the $885,134 revenue booked for the fiscal year ended March 31, 2000, 65% was from one-time licensing fees paid by KMC, 22% from sales of our VIP systems to KMC, 10% from phone company customer tests, 3% from master distributor fees for specific marketing rights, and 1% from service fees for our services, "Emma the Perfect Receptionist" and "Smart Line." The reduction of revenues reflects that in the fiscal year ended March 31, 2000, we obtained most of our revenues from a single licensing arrangement with KMC; whereas, in the fiscal year ending March 31, 2001, more than 50% of our revenues were from revenue sharing agreements with our new phone company customers.

         We anticipate that revenues from the sale of our services will continue to grow gradually in the second half of our fiscal year 2002 as we continue to install VIP systems in the service areas for the local telephone companies and cell phone companies which have already signed revenue sharing agreements. We do not anticipate substantial revenue going forward from the sale of master distributorships or from direct licensing of the VIP systems, such as was done in the KMC licensing agreement, as we are no longer selling new master distributor markets or selling our VIP systems.

         Cost of Sales

         Cost of sales for the six month period ended September 30, 2001 was $73,545 compared to $60,513 for the six month period ended September 30, 2000. Cost of sales consisted entirely of costs for network infrastructure such as collocations, connectivity, system access and long distance to end-users during both periods. Costs of sales for network infrastructure will continue to rise as more VIP systems are deployed to phone company customers.

         Cost of sales for the fiscal year ended March 31, 2001 was $101,188 compared to $215,293 for the fiscal year ended March 31, 2000. For the fiscal year ended March 31, 2001, 69% of the costs were for network infrastructure, such as collocations, connectivity, system access, and long-distance and 31% of the costs were for VIP system hardware purchased by KMC; whereas, in the previous year 55% of the costs were for VIP system hardware purchased by KMC, 16% of the costs were associated with the closing of the KMC licensing agreement, and 29% were for network infrastructure such as collocations, connectivity, system access and long distance. The decrease in cost of sales from 2000 to 2001 is due to the move from the sale of actual hardware to basic service deployment costs.

         Selling, General and Administrative

         Selling, general and administrative expenses for the six month period ended September 30, 2001 were $2,390,442 compared to $1,801,696 for the six month period ended September 30, 2000. The increases from the first six months of 2000 to the first six months of 2001 are due to increased staffing and additional marketing efforts by our marketing staff of our VIP system services to potential parties interested in our revenue sharing agreements. We expect that selling, general and administrative expenses will continue to increase through fiscal year 2002, such expenses to include costs related to the number of employees, office space requirements and general overhead. However, we believe that such expenses will not increase proportionately with revenue from sales.

         Selling, general and administrative expenses for the fiscal year ended March 31, 2001 were $4,011,608 compared to $1,675,971 for the fiscal year ended March 31, 2000. The increases from 2000 to 2001 were primarily due to the staffing increases and increased marketing efforts of our sales and customer service staff related to our revenue sharing program to wireline and cell phone companies.

         Core Technology Enhancements Software Applications and Hardware

         We expensed all costs associated with research and development of our core software application until 1997 when the technological feasibility of the software was established. Since then and as of March 31, 2001, direct costs associated with significant product enhancement of the core software and hardware of $723,561 have been capitalized in comparison to $384,686 for the fiscal year ended March 31, 2000. The increase in expenditures is due to the continued enhancement of our core technology. Through September 30, 2001, a total of $879,316 has been capitalized for direct costs associated with significant product enhancement of our core software and hardware.

         During the six month periods ended September 30, 2001 and 2000, software development costs capitalized were $155,755, and $256,648, respectively. The amortization of capitalized software development costs for the six months periods ended September 30, 2001 and 2000 was $128,697, and $78,326, respectively.

         Extraordinary Items

         We have recognized income from the extinguishment of debt of $74,375, and $59,976 respectively, for the fiscal years ended March 31, 2001 and 2000. Most of this debt related to our obligations related to our long-distance business segment, which we disposed of in early 1997.

         Income Taxes

         As of March 31, 2001, we had cumulative federal net operating losses of approximately $11.5 million and as of September 30, 2001, we had cumulative federal net operating losses of approximately $13.6 million, which can be used to offset future income subject to federal income tax through the fiscal year 2022. Net operating loss limitations may be imposed if changes in stock ownership of the company create a change of control as provided in Section 382 of the Internal Revenue Code of 1986, as amended.

Liquidity and Capital Resources

         Our cash and cash equivalents at March 31, 2001 were $1,735,752, an increase of $362,461 from $1,373,291 at March 31, 2000. At September 30, 2001, our cash and cash equivalents were $234,723, a decrease of $1,501,029 from $1,735,752 at March 31, 2001. We have relied primarily on the issuance of stock and warrants to fund our operations since January of 1997 when we sold our long-distance resale operation.

         On June 3, 1999, we entered into a software license agreement with KMC. Under the terms of the agreement, KMC paid us an initial license fee of $570,000. It has also paid us $391,000 for hardware for eight installations. The agreement provides for a total of 39 installations and grants KMC the ability to add up to 81 additional installations.

         To date we have installed one system. On September 25, 2000, KMC wrote us and asserted that since it had not accepted the initial installation within 90 days, it was refusing to accept the system and exercising its right to terminate the agreement with cause under the terms of the contract. KMC requested a refund of most monies paid relating to the initial market and a refund of all monies paid for other markets. We responded by informing KMC that under the terms of the agreement, KMC had already accepted the initial installation and, therefore, had no right to terminate the agreement with cause pursuant to the terms of the agreement. If a court were to determine that KMC had properly terminated the contract for cause, then KMC would be entitled to the refund of money paid under the agreement.

         On November 16, 2000, we filed a breach of contract suit against KMC. We continue to carry approximately $342,000 in deferred revenue related to sales of hardware to KMC and we will continue to carry such amounts as deferred revenue until the conclusion of and final judgment in the case. If we are required to refund such monies, it would result in a charge to revenue in the period that the refund is ascertained and could have a material adverse effect on our financial condition, particularly our liquidity.

         On March 1, 2001, KMC gave written notice to us that it was terminating its agreement with us effective on the anniversary date, June 3, 2001, without cause. Upon a termination without cause under the terms of the contract, neither party would be entitled to receive any money back. However, we will continue to carry the $342,000 related to sales of hardware to KMC as deferred revenue until final judgment is entered in this case. See "Business-Legal Proceedings" for additional information regarding the legal proceedings.

         On August 24, 2000, pursuant to Section 4(2) of the Securities Act and Regulation D thereunder, we conducted an offering of 1,142,858 units consisting of shares of our common stock and warrants to purchase shares of our common stock at $2.625 per unit providing us with net proceeds of $2,785,002, for working capital. On April 11, 2001, pursuant to Section 4(2) of the Securities Act and Regulation D thereunder, we conducted an offering of 1,187,500 units consisting of shares of our common stock and warrants to purchase shares of our common stock at $2.00 per unit providing us with net proceeds of $2,226,650 for working capital. On November 21, 2001, pursuant to Section 4(2) of the Securities Act and Regulation D thereunder, we closed an offering of 2,420,000 units consisting of shares of our common stock and warrants to purchase shares of our common stock at $1.25 per unit providing us with net proceeds of $2,849,625 for working capital.

         We have relied on the issuance of stock to fund our operations since January of 1997 when we sold our long-distance resale operation. We began recording revenues from our revenue sharing agreements in November of 2000. These revenues are approximately $100,000 per month but we expect these to continue to rise to a level to meet our monthly cash requirements by May of 2002.

         On October 11, 2001, we entered into a Professional Services and Development Contract with VeriSign, Inc. in which VeriSign agreed to pay us an aggregate contract amount of $500,000 for all of the deliverables to be delivered under that contract. Sixty percent (60%) of this amount was paid on the date the contract was executed, and the remaining amounts are to be paid upon our completion of milestones related to the deliverables. The revenue received from this contract improved our liquidity in the fiscal quarter ended September 30, 2001.

         We have also issued stock or convertible securities to fulfill certain obligations or motivate various people. We have issued warrants to purchase shares of our common stock in connection with services provided by various individuals and entities in their capacity as members of our Board of Directors, Council of Advisors, various forms of consulting services, capital raising (such as a private offering), and marketing distributors. These warrants are always priced at the fair market value of our common stock on the date of issuance. We have utilized our common stock as actual compensation in only one instance where 5,000 shares were issued as compensation for consulting services. These services were valued at total fair market value for the 5,000 shares on the date of completion of services.

         Future Obligations

         We project our working capital needs to be $2,100,000 over the next six months for corporate overhead and will require approximately $950,000 of equipment financing to continue to deploy our systems in carrier locations. Management believes that, assuming that we are able to obtain the necessary equipment financing, current cash and cash equivalents and cash that may be generated from operations will be sufficient to meet these anticipated capital requirements and to finance continued growth for the next six months, after which time the company projects a positive cash flow. Such projections have been based on continued growth from our current customers and customers which are already under contract utilizing the revenue rates that we have experienced over the past six months with our currently installed customers and projected cash requirements to support installation, sales and marketing, and general overhead. We may be forced to raise additional capital through the issuance of new shares, the exercise of outstanding warrants, or reduce our current overhead. However, any projections of future cash needs and cash flows are subject to substantial uncertainty.

         We do not make any assurance that we will be able to raise any additional capital or to raise capital on terms satisfactory to us. If we need to raise additional capital before November 21, 2002, we may be required to issue additional shares of our common stock to the stockholders who purchased their stock in the November 21, 2001 offering pursuant to the terms of the subscription agreement executed between us and such stockholders. See "Description of Capital Stock--Additional Rights" for a discussion of the provisions of the subscription agreement requiring the issuance of additional shares. Subject to our ability to fund the cost, we expect to hire or contract with approximately forty (40) additional persons during the twelve (12) months ending in November 2002, primarily to support our expanding marketing activities, software and hardware development, and system installations. At November 30, 2001, we employed thirty (30) full time employees.

                                    BUSINESS


Overview

         We integrate and market speech recognition technologies to phone companies to enhance their overall package of voice services. Our key product, the Voice Integrated Platform System, which we refer to as the VIP system, successfully integrates the Philips Speech Pearl Natural Dialog, the brand name Philips Electronic North America Corporation uses for its speech recognition technology, with our own proprietary software application. The VIP system utilizes standard industrial grade hardware and a microprocessor-based computing system, with a Windows NT operating system, that fits into a standard rack that can be placed in the phone company's switch room. With the VIP system, a subscriber to our services can use natural conversational speech to access a variety of enhanced service applications.

         We were incorporated in Delaware in 1992 under the name of Direct Connect, Inc. and began operations in the telecommunications industry under the name of Preferred Telecom, Inc. in May 1994. We began as a long distance telecommunications carrier with a variety of enhanced services; however, in February 1997 we sold a number of assets, including our end-user customer base to Brite Voice Systems, Inc. We elected to sell these assets because we believed that the growth prospects of this aspect of our business were limited. Since then, we have focused on enhanced telephone services that feature speech recognition technology because we believe that there are larger market opportunities in offering enhanced speech recognition services to phone companies.

Industry Background

         Local Telephone Companies


         Local telephone companies comprise the largest market of telecommunications providers. The Federal Communications Commission (FCC) reported in May of 2001 in its report on "Local Telephone Competition" that by the end of 2000 there were at least 1,300 such telephone companies providing over 177 million of the approximately 193.8 million end-user service lines nationwide (carriers with under 10,000 lines in a state were not required to report to the FCC). Local telephone companies already have an existing subscriber base, and we believe that many desire to add enhanced service options to increase revenue and deter potential competition. The FCC reported in its "Statistics of Communications Common Carrier" report for the year ended December 31, 2000 that in 2000 alone, local telephone common carriers spent over $15 billion on upgrading to digital central office switches. These switches enable carriers to provide their subscribers the latest enhanced services. We believe many local telephone companies have already begun to utilize outboard platforms for certain call processing services, such as pre-paid calling cards, as well as voice mail; however, we believe that the convenience of our VIP system will draw many local telephone companies to use our collocated systems.

         Cell Phone Companies

         Cell phone companies had an estimated 118.4 million subscribers nationwide at the end of June 2001. We believe that the number of wireless subscribers will increase to 168 million subscribers by the end of 2003. The FCC has licensed spectrum for up to eight operators per market in each of the 734 FCC designated cellular markets in the United States, Puerto Rico, Virgin Islands, Guam and other Territories and U.S. possessions. We believe cell phone companies need to capitalize on this growth and that they want to differentiate themselves from each other to be competitive. Therefore, many are beginning to offer their subscribers enhanced services, including voice messaging and voice activated services.

         Competitive Local Telephone Companies

         As of December 2000, there were approximately 349 competitive local telephone companies nationwide, providing approximately 16.4 million end-user service lines nationwide. We believe that competitive local telephone companies will secure more than seventeen percent (17%) of the $l60 billion local exchange market by 2004. We, therefore, believe that the competitive local telephone market will provide a significant marketing opportunity over the next two years.

         Government Regulation

         The Telecommunications Act of 1996 requires telecommunications providers to look for new solutions to provide disabled persons equal access to their systems. Our VIP system may be able to provide a solution for phone companies' obligations to the disabled. Section 255 of the Telecommunications Act of 1996 requires a provider of telecommunications service to ensure that its service is accessible to and usable by individuals with disabilities, if readily achievable. Our VIP system with its voice activated services would allow people with limited manual dexterity, limited reach or strength, limited or no vision or other disabilities to access the national telecommunication network.

         Many state governments have also proposed legislation regarding the use of cellular phones while driving. The National Conference of State Legislatures has reported that bills similar to the one passed by the New York legislature have been proposed by state legislators in at least 39 states. At least a dozen municipalities have passed laws requiring use of a hands-free cell phone while driving or banning hand-held cell phone use. Legislation of this sort, if continued to be enacted, would require cellular telephone companies to provide hands-free enhanced services so that they can keep generating revenue from their subscribers, who make many of their calls while on the road. We believe that our voice activated dialing, along with the hands-free speaker phones and headsets already available in the market, will provide cell phone companies with a means of complying with the proposed legislation and make those cellular telephone companies that choose to make our product and services available to their customers leaders in the industry.

         Our initial marketing efforts are focused on telecommunications providers, primarily cell phone companies and local telephone companies with subscriber bases of 10,000 and above, with a greater marketing effort to be made to competitive local exchange carriers, or competitive local telephone companies, in the near future. The cell phone market has grown from 69 million subscribers in 1998 to 97 million subscribers in June of 2000 and as prices for cellular use drop, cellular use is becoming affordable to more economic segments of the population. These companies are already offering some enhanced services to their subscribers, such as voice mail, call forwarding, call waiting and caller identification systems. In order to remain competitive, however, local telephone companies, competitive local telephone companies and cell phone companies need to provide their subscribers more enhanced services. We believe that our VIP system, with its enhanced speech recognition services, provides a solution to satisfy this need.

Our Market Strategy

         We utilize direct mail, telemarketing, and personal sales calls to contact and market our VIP system and services to phone companies in the markets we have targeted. We utilize various methods to reach phone companies in our target markets. We initially begin our efforts with a direct mail piece that introduces our system and services and specifically addresses questions we believe the various decision makers within an organization might have from network integration to financial considerations. We then follow up with telemarketing and personal sales calls. We utilize trade shows as a means to present our product and to network with our potential customers--cell phone companies, local telephone companies and competitive local telephone companies.

         The principal elements of our strategy to achieve a leading position in the speech recognition telecommunications enhanced services market are as follows:

         o Target whole subscriber bases. We believe that if the consumer will try our speech services, they will like them and utilize them. We are now introducing an "opt out" program to the wireless phone companies who contract with us. It allows them to provide voice dialing services to their entire subscriber base at a reduced revenue share arrangement. All subscribers of a contracting cell phone company that elects our "opt out" program are provided the service and are billed for such service unless the subscriber "opts out" after a trial period. See "Business--Opt-Out Contract." This allows the subscriber to test the services without affirmatively subscribing for the speech services we are offering through their cell phone company.

         o Continue to enhance our phone company customer relationships. We consider our relationships with our phone company customers to be strategic. Our long-term revenue sharing agreements allow us to plan a joint, strategic deployment of services to a contracting phone company's subscribers. Once a market becomes familiar with basic voice dialing services, we intend to introduce other voice services.

         o Develop strategic alliances. We are working to establish strategic relationships with other companies around the nation to broaden our speech services and provide our customers with additional speech services that we do not currently provide. Deployment of services through VOIP network has allowed us to centralize operations and provide services to numerous phone companies from one location eliminating the need for our equipment to be collocated at each phone company's site.

         o Technological enhancements. We believe that we provide high quality, reliable speech recognition services to consumers through phone companies. We intend to continue to develop services that we believe will enhance the services we are already providing or for which we believe there is a viable market.

         Primary Markets

         Cell Phone Companies. Of the approximately 722 cellular telephone markets in the United States, there are 416 rural service areas and 306 metropolitan service areas that have multiple cell phone companies serving the same markets. The local telephone companies and cell phone companies are the two primary markets in which we have focused our marketing efforts, offering these phone companies a revenue sharing opportunity. We focus on these markets because the phone companies in these markets have an existing subscriber base. We believe that many cell phone companies want to offer the benefits of speech recognition services to their subscribers in order to maintain their subscriber base, but the cell phone companies often find such services to be cost prohibitive. We will provide and install our VIP system without charge. Our VIP system platform is designed to work in a cell phone company's central office, collocated alongside its central office switch or in the VOIP network data center which is linked to the local cell phone company through the VOIP network. Unlike many other enhanced service companies' boxes, our VIP system is connected to a switch via industry standard, high-volume circuits, each of which is capable of carrying twenty-four (24) simultaneous calls.

         The ease of installation and the fact that we do not charge for the box or installation make our system a cost effective option for smaller cell phone companies. However, we have entered into a revenue sharing arrangement with different cell phone companies based upon the revenue generated through sales of the enhanced services to recoup our costs and generate profits. Generally, we contract to receive seventy percent (70%) of the first $215,000 of revenue generated by sale of our services to end users and decrease the revenue share down to thirty percent (30%) once we have recovered $250,000 from the contract. Most of our contracts require that the phone companies generate at least $2,000 per month per system for us, based upon varied revenue sharing arrangements, or pay the difference if that amount is not reached, otherwise we have the right to terminate the contract.

         The cell phone companies who contract with us are responsible for billing and collecting revenue generated from the VIP system's enhanced services. However, our VIP system can produce subscriber information for marketing or billing use. In addition, we assist each phone company in marketing the services by providing various co-branded advertising materials we have designed and by training the contracting cell phone company's sales force and customer service staff. As of November 30, 2001, we had entered into revenue sharing arrangements with twenty-five (25) cell phone companies, eight of which are providing voice services to their subscribers and generating revenues for the cell phone companies and us.

         Local telephone companies. We believe that our revenue sharing market strategy is the most economically viable method for many local telephone companies to provide speech recognition enhanced services to their subscribers. We have focused our marketing efforts on local telephone companies with less than 100,000 access lines. We intend to market to larger telephone companies after we establish a strong market presence in the medium and smaller telephone company market. As with the cell phone companies, we offer local telephone companies the VIP system and installation without charge. We recoup our costs and generate profits in the revenue sharing arrangements we have negotiated with them. These arrangements are based on the same percentages used with the cell phone companies with whom we contract. Local telephone companies, like cell phone companies, are responsible for billing and collecting, and like the cell phone companies they also receive our assistance in marketing the VIP system's enhanced services. As of November 30, 2001, we had already entered into revenue sharing arrangements with eighteen (18) local telephone companies, one of which is already providing voice services to its subscribers and pays us either a percentage of the charges they receive for the various services we provide or a minimum amount for each of its subscribers to our services.

         At the end of the last fiscal quarter, we relied primarily upon eight providers' subscribers for the revenue we have generated through the revenue sharing agreements. Approximately 97,000 of the contracting phone companies' subscribers have subscribed or are currently "opting-in" to our speech services as of November 30, 2001 from nine different installations, approximately 3,400 of which affirmatively subscribed to our services and approximately 87,600 of which were automatically subscribed to our services by their carrier and they will subsequently have the option to "opt-out" of the service. See "Business--Opt-Out Contract." However, by the fiscal quarter ending December 31, 2001, we expect to have two more phone company customers fully implemented and beginning to generate revenue for the phone company and us. As we continue to expand our business, we will not rely as much on these initial revenue share arrangements.

         Standard Local Telephone Company/Cell Phone Company Contract. We use a substantially similar form of software license agreement and marketing agreement with each of the local telephone companies and cell phone companies who contract with us. The software license agreement grants each contracting phone company a license to use our software and all subsequent improvements to the software in the local telephone company's or cell phone company's local calling areas. We retain title to the software and require that those who contract with us keep all information related to the software confidential. The term of our software license agreement coincides with that of our marketing agreement.

         Our marketing agreements have provisions to remain in effect for up to ten years. Most of our agreements are for an initial five year term which automatically renews unless cancelled by either party on sixty (60) days' notice prior to each anniversary date of the agreement after the initial term. In our marketing agreement, we agree to install our VIP system at the switch location and we commence testing following installation. If we are unable to cure any material deficiency of the system within thirty (30) days from the date the testing commenced, then either we or the contracting phone company may terminate the contract on thirty (30) days' written notice. However, if our tests do not reveal any material deficiencies, then we submit the system to the contracting phone company for testing for a period of thirty (30) days. If the contracting phone company finds any problems in its testing, it must provide us with notice of the problems by the end of the thirty (30) day testing period or an acceptance certificate for the VIP system. If neither notice of problems nor an acceptance certificate is provided to us by the end of the phone company's thirty (30) day testing period, then the contracting phone company is deemed to have accepted the VIP system.

         Once the participating local telephone company or cell phone company has accepted the VIP system, it must use its best efforts to promote the sale of our services and applications to its subscribers. The contracting local telephone companies and cell phone companies are responsible for billing and collection on the services, but we and those with whom we contract jointly agree on the pricing of those services. The phone companies with whom we contract agree that they will not install any system, for testing or otherwise, that competes with the VIP system in the area designated under the marketing agreement. We agree to provide marketing materials, technical support and training to participating phone companies and their personnel. We also provide in the marketing agreement that we may use the VIP system to provide services directly to our own subscribers in the contracting phone companies' designated areas. Our marketing agreements are subject to termination by either party on standard events of default, such as breach of the agreement or insolvency.

         Opt-Out Contract. We have instituted a new contract arrangement for cell phone companies. We have either signed an addendum to our standard cell phone company contracts that were already in place or we have executed new contracts with new cell phone companies to provide an "opt-out" service. In these new or amended contracts, the phone companies have agreed to put their entire subscriber base onto the VIP system's voice activated dialing service. After receiving the service, any of the cell phone company's subscribers may elect not to continue the service, effectively "opting out" of the voice activated dialing service program. However, for those subscribers that do not "opt-out," the contracting cell phone company will typically pay us fifty percent (50%) of all revenue generated from such subscribers for all services to which the cell phone company's subscriber base has subscribed, but the cell phone company must typically pay us the greater of $1.00 per subscriber per month for the Safety Talk (Safety Dialing) service or fifty percent (50%) of the revenue generated from the Safety Talk service, as part of the revenue share arrangement for the service. The fifty percent (50%) revenue share split differs from the standard agreement in which the split ranges from seventy percent (70%) to thirty percent (30%) depending on the amount of revenue obtained by the phone company through sale of our voice services to their subscribers. Under both the standard contract and the opt-out contracts, the cell phone company pays us either a percentage of the revenues received from the phone company's subscribers for the services we offer in that area or a minimum amount for each of its subscribers subscribing to our services.

         We have agreed in these contracts to contribute up to $0.50 per subscriber of the revenue we receive for our Safety Talk service to contracting cell phone companies the costs of advertising the service for the first three months following the date such wireless phone companies commercially offer the service to their subscriber base. However, we believe that we could recover our advertising and implementation costs with respect to a participating cell phone company under the "opt-out" contract within the first few months of service. Under our standard contract, we must make significant expenditures to market our product to contracting companies' service areas so that we can obtain initial subscribers. We may recover more of the revenue generated per subscriber under our standard contract by virtue of the higher percentages of the revenue split and the requisite fees to be paid by the phone company per subscriber, but we may have fewer initial subscribers. The nature of the opt-out contract provides us initially with one-hundred percent (100%) of the subscriber base. We recognize that some subscribers will elect to opt-out, but we believe that we are more likely to capture a greater number of subscribers because the service is automatically included until a subscriber "opts out" or elects to discontinue the services. As a result, we can charge less per subscriber who retains the service and still realize greater overall revenues. We are marketing this plan to all of our contracting and potential cell phone companies.

         Secondary Markets

         We have also marketed our services to competitive local telephone companies. Competitive local telephone companies face a distinct challenge because they must rely on local telephone companies to provide the final link in the communications path to subscribers or expend significant resources to build their own network. We are not currently focusing on competitive local telephone companies because most competitive local telephone companies do not currently have the subscriber base to support our revenue sharing agreement.

         We have signed a collocation agreement with XO Communications, Inc. to place VIP system platforms in its central office switch locations in the Dallas and Miami area. Under our agreement with XO, we are granted a license to install, operate and maintain our VIP system in XO's switching center and in exchange we pay an initial fee and, then, monthly fees for such collocation. We have placed boxes in the Dallas area to service our own direct subscribers and plan to commence deployment of the Miami service in late January 2002.

         In conjunction with the collocation agreement, we have signed Master Distributor Agreements with several companies to market our services directly to the end user, in six large metropolitan areas. The companies and the markets they cover are the following:

          o    Best Voice, Inc. in Miami, Florida;
          o    Voice Retrieval, Inc. in Dallas, Texas;
          o    Amerivoice Telecommunications, Inc. in Milwaukee, Wisconsin;
          o    In Touch Solutions, L.L.C. in Myrtle Beach, South Carolina;
          o    Voicenet New Media, Inc. in Boston, Massachusetts; and
          o    Nomis Communications, Inc. in Houston, Texas.

We have commenced our installation of our Miami service but have not yet installed our VIP systems in other areas. The form of master distributor agreement that has been signed by all participating master distributors allows the distributor to market and sell our system services directly to the end user and through other distributors whom the master distributor is to identify and contact. We provide the master distributor marketing materials and collateral support. We may authorize other distributors in the master distributor's market area, but we agree to direct those distributors to work with the master distributor, who pays a fee to acquire the right to sell our VIP system services in a specific market. We provide the master distributor with commissions for accounts acquired based upon the revenues billed and collected for such accounts. These agreements typically have an initial term of three years, a number of which are set to terminate or expire this year. During 1999, we experienced various difficulties creating a billing system which would allow us to bill the accounts that the master distributors acquired. In February of 2000, the billing issues were resolved, but we have not been able to contract services from a competitive local telephone company in most of the master distributors' markets which would allow us to provide local service to most of these master distributors' subscribers. Because of these setbacks, our Board of Directors approved a form of contract to extend the term of these agreements at no additional fee to the distributors which contracts were signed by all of the foregoing master distributors, and we are now investigating alternatives so that we can provide our services in each of these areas through multiple phone companies.

Our Product and Services

         Our proprietary speech-interaction software, a part of the VIP system, is able to provide the local telephone companies and cell phone companies we target with a host of speech recognition enhanced services and applications to help them offer voice services to their subscribers and increase their revenues.

         The Product

         We have developed what we believe to be a unique system that integrates Philips' Speech Pearl Natural Dialog speech recognition software and our own proprietary software called the VIP system. We believe that the system's new hardware and software system provide the wide variety of new speech recognition enhanced services being sought by phone companies in a deregulated telecommunications industry. With the system, a phone company can offer its subscribers a variety of speech recognition and call processing services. The system is versatile enough to work in conjunction with the switching platforms of a number of commonly used technologies, including the Lucent 5ES(2), Nortel DMS-100/500, and Siemens/Stromberg Carlson switches.

         The VIP system is an intelligent call processing system that is capable of identifying subscribers. The system has the capability of archiving call traffic information that may be retrieved and collected for marketing and billing purposes. It is also equipped with technology capable of monitoring, reloading and restarting itself in the event of system failure.

         Traditional call processing systems engage at least two ports during an entire call to process incoming and outgoing information while the conversation takes place. The VIP system utilizes release link technology that allows the call to be processed rapidly using speech recognition or dual tone multi-frequency (DTMF) dialing. After dialing, the system drops off of the call as the call is routed to the correct phone number by a phone company's switch. The system's speech recognition software recognizes the words of the caller, and our own proprietary software looks up the telephone number in that subscriber's directory and then hands the call back to the switch for dialing and other call processing functions. With the release link technology, the VIP system can process over 7,000 calls per hour in a single 48 port system.

         The VIP system's speech recognition software currently incorporates twelve (12) separate enhanced service applications that we have created with our own software. We use speech recognition technology created by Philips Speech Processing to process natural dialogue speech for our operating and software systems. The speech recognition software, which is based on phonetics, may be programmed to be speaker dependent or speaker independent. The software recognizes spoken words or sentences and completes the call as instructed. The speech recognition software allows callers to use continuous digit speech without requiring users to change the cadence of their speech or speak between beeps to fit a speech recognition template or prompt. We have been granted a worldwide, non-exclusive perpetual license to use the speech recognition capabilities they have licensed to us in our VIP system in exchange for periodic royalties we pay to Philips.

         The Services

         We have designed a menu of speech recognition services that serve as enhancements to our phone company customers' basic services. Current enhancements typically offered by telephone companies include touch-tone, speed dialing, call waiting, caller I.D., and voice mail. Phone companies typically bill current enhancements as separate line items on consumers' cellular, home or business phone bills, and we propose that they treat speech recognition services similarly. Accordingly, the charges associated with these services will be a source of revenue to the phone companies. By offering the services, we believe that phone companies who contract with us will attract subscribers who are interested in a more convenient way (and in the case of cell phones, a safer way) to use their phones, providing them with a competitive advantage over other phone companies who do not provide speech recognition services. All services described in this section are services that are currently available to contracting phone companies. Some services are only available to cell phone carriers such as "Safety Talk" and some services are provided only through the local telephone companies such as "** Talk", "Emma the Perfect Receptionist" and "Smart Line". Phone companies that are currently providing our services to their subscribers have chosen to begin their marketing efforts with the basic voice dial services--"** Talk" for local telephone companies and "Safety Talk" for cell phone companies. We currently provide "Emma the Perfect Receptionist" and "Smart Line" services directly to direct subscribers to our services.

         EMMA the Perfect Receptionist. Our software provides telephone subscribers with the first remote accessed automated attendant service. Emma answers the subscriber's phone with a custom greeting and listens as a caller speaks a name, department, or location listed in the subscriber's voice dialing directory. Emma the Perfect Receptionist then routes the call to the person, department or location requested. On outbound calls, EMMA uses the same procedure to dial a phone number from a subscriber's directory upon a speech command such as "Call John."

         Smart Line. This application allows a subscriber to receive calls at any phone. The subscriber must notify the VIP system of a change in his or her location by giving it voice commands. A name from the subscriber's voice dialing directory can be used as the new "locate" phone number. Incoming calls for the subscriber are routed to the pre-programmed "locate" phone number. That phone number can be either local or long distance, as required. The Smart Line may also be used to screen calls allowing the subscriber to take the incoming call or forward it to voice mail.

         My One Special Number. Using the "locate" technology that facilitates the Smart Line, our system allows a child to reach his or her parents, wherever they are, with one telephone number. Each child is given a tag by the participating phone companies or by us with "One Special Number" on it. A teacher, daycare provider or the child can call that number, and the call will immediately be routed to the parent without requiring the child to remember multiple telephone numbers because the parent is able to remotely program the "locate" phone number.

         ** Talk. Star Talk is a speech recognition service that may be accessed by a residential or business telephone subscriber. First, a person placing a call lifts the receiver and presses ** on the keypad to access the VIP system. Then the subscriber speaks a name, number or location from his or her personal directory or a common directory, such as the local telephone company's directory. The system then routes the call to the appropriate party. There is also an option for the disabled to access the system. By lifting the receiver or turning on the speakerphone and waiting three seconds, the telephone switch will automatically activate the system, and the system will prompt the subscriber to speak a name, number or location to be dialed.

         Safety Talk. With this service, a person placing a call on his or her wireless phone presses the appropriate speed dial code to access the system. The subscriber then speaks a name, number or location from the personal directory that he or she previously created. The VIP system then routes the call to the appropriate party. This service eliminates the need for the subscriber to look up or dial a phone number while driving.

         Corporate Fax. By pressing one button, multiple users of a subscriber's fax will be able to speak the name of a person or entity to whom they wish to fax a document. The speech recognition software will dial the appropriate number listed in our directory and complete the call.

         Corporate Direct. This application is designed for subscriber companies with multiple cell phone users. A subscriber dials one number and speaks the name of the person or location to which the caller wishes to be connected initiating the voice activated dialing feature for completion of the call.

         Intelligent Call Screening. The VIP system also provides call screening, which gives the subscriber the name of the caller, not just a phone number. Our technology informs the subscriber who is calling and allows the subscriber to choose to accept or deny the call. If the call is denied, the system will forward the call to the subscriber's voice mail.

         BusinessConnect/Electronic Talking Phone Book. This service allows a phone company to load its entire database of business and residential subscribers into the system. Any person making a call in a participating phone company's area is able to press 411 or dial a local access number and speak the city and name of the business or person listed. Like the current live directory assistance systems, the automated system provides the caller with the number and gives them the option to be connected. This application may be used as a substitute for a local telephone, competitive local telephone or cell phone company's current 411 service and provides local telephone companies, competitive local telephone companies and cell phone companies with a method for reducing their costs for directory service operators. As with the 41l service, the local telephone, competitive local telephone and cell phone companies may also use the service to increase revenue by charging a nominal fee for the connection of a call. In the Electronic Talking Phone Book, the local telephone, competitive local telephone and cell phone companies may also enter a list of the businesses in the Yellow Pages of the phone book. If such a service is offered, a subscriber could ask for a list of a type of business, such as airlines, and EMMA would read back the appropriate names. As with the 411 service, the VIP system could then complete the call for the subscriber for an additional charge.

         Secure Card. The Secure Card is a speech recognition voice activated long distance calling card. A Secure Card subscriber will be able to dial an 800 access number and speak a security code, and the system will place a call from his or her personal voice directory. This card adds a low-cost long-distance service to the list of options provided to subscribers.

         Speech 2 Content. This application service allows a user to receive internet content in an audio format by speaking different categories such as business, weather, horoscopes, entertainment and sports. For example, a user speaks "business-NASDAQ report" and he or she will hear the most current market summary. The subscriber may also retrieve quotes on specific stocks.

         Guest Talk. This service provides an automatic answering service for hotels using speech recognition. At check-in the guest's name will be activated in the Guest Talk system. Callers to the hotel number are routed to the Guest Talk System. They may ask for the guest by name and will be connected to the guest's appropriate hotel extension (room). Guest Talk will also handle the routing of calls for the hotel's employees, concierge, reservations and the front desk. Customized call routing may also be set up.

Network Services

         We have signed a contract with a web hosting provider to provide our current services and new services across their VOIP network. We have placed our VIP system in the provider's data center and it is connected by routers to their telephone network, allowing us to provide a centralized exchange for speech recognition services. Because we are able to use that network, we are able to offer not only our own speech recognition services, but also a speech recognition portal through which voice portal providers, wireless application providers and other enhanced service providers can develop, manage and deliver their services to both wireless and wireline carriers and those carriers' subscribers. Our software is compatible in all major telecommunications switch and network environments, including SS7, ISDN and IS41 protocols.

         We believe that our network services will provide us with new sources of revenue and an attractive addition to our current menu of services. We have developed several programs that allow the third party service provider to connect with a potential subscriber base that allows those providers to take advantage of the network's economies of scale and ease of deployment to both carriers and providers. As more carriers move away from collocating equipment in their own switch rooms, our centralized network service platform will be a marketable alternative.

         To facilitate the integration of services offered over the network with a carrier's existing infrastructure, we have developed several call management and subscriber maintenance programs. Our call management programs provide for the collection, analysis and reporting of call data by service offering. This data can be used to provide the carrier and service provider with information regarding empirical user trends, network usage and service functionality, all of which are necessary to the parties' technical and marketing analysis of the network services.

         In connection with our network services, we have formed the Network Services Group, a new sales division. This group markets our products and services to third party voice portal providers, wireless application providers and other enhanced service providers. Since the creation of our network service group, we have secured service agreements with VeriSign, Inc., Hop-On Communications and InternetSpeech.

Competition

          The speech recognition services market is competitive and marked by rapid technological innovations. We expect competition to continue to increase as cell, local and competitive local telephone companies seek to offer their customers, the subscribers, enhanced services and to distinguish themselves from other phone companies. Many of our current competitors have longer operating histories, greater name recognition, established subscriber bases and substantially greater financial, technical, marketing, sales and other resources than us. We believe that the principal factors affecting competition in the speech recognition services market are ease of use, overall technical performance, price and reliability. We believe that ease of installation and implementation of our product and services, along with the low up-front cost, allow us to effectively compete in our target markets--the small to medium size phone company market. However, the market for our products and services is constantly evolving, and we may not be able to compete successfully against current and potential future competitors.

         Some of our competitors are Sprint Corporation, Comverse Technology, Wildfire Communications, Inc., General Magic, Inc., and Webley Systems, Inc. Currently, Sprint Corporation provides its customers with a voice dialing service it calls "Voice Command". The offering allows name and number voice dialing only on the Sprint PCS network. The Tel@go product under development by Comverse Technology includes voice dialing as well as other voice-directed services. The Comverse concept to deliver speech driven services is subordinate to the ultimate goal to deploy Comverse voicemail systems. Consequently, the service is not directed at phone companies with existing voicemail systems. Wildfire and Webley market a virtual assistant that uses voice activated and speech recognition software to track and answer voice mail, e-mail and fax. General Magic has developed a similar service, but it has used it to focus on providing voice services through the Internet. Accessline Technologies, Inc., Call Sciences Ltd. and Intellivoice Communications, Inc. are also voice service providers offering applications primarily for use on the Internet and wireless phone systems. These companies focus on marketing services directly to the end user.

         Intervoice-Brite, Inc. is the leading supplier of customer premise equipment that provides call processing and voice recognition services. Intervoice has a significant market share and markets to businesses and network operators. Intervoice's revenues have steadily increased over the past several years. Intervoice markets directly to consumers and to larger local telephone companies. We, on the other hand, market to small and medium sized local and competitive local telephone companies and cell phone companies in similar markets; therefore, we do not believe that Intervoice is a significant competitor at this time.

         Other competitors offering voice recognition applications include Glenayre Electronics, Inc., Centigram Communications Corporation, Periphonics Corporation, a Nortel Networks company, Octel, a division of Lucent, and Aspect Communications, all of which price their systems for marketing to larger telephone companies. Compaq, IBM and Lucent also have voice and call processing systems that they market to larger telephone companies, but it is a small portion of their respective businesses. Companies such as AT&T, MCI/Worldcom, Inc., Sprint Corporation and a number of wireless phone companies provide their subscribers with voice mail and call forwarding features, which are applications that we will be marketing in conjunction with our speech recognition applications; however, they already have gained large subscriber bases through broad based brand recognition. We do not intend to market to the larger telephone companies until we establish a strong market presence in the smaller and medium sized telephone company markets.

         We expect that additional competition will develop. That competition may include large companies with substantially greater financial, marketing and technical resources than those available to us. Such competition could adversely affect our revenues and operating results.

Customer Service and Technical Support

         We have developed an automated customer service called "Help Me" that can assist subscribers with their services. If a subscriber has a question regarding any of the applications to which the subscriber has subscribed, the automated "Help Me" has scripted instructions that tell the subscriber how to use the different applications. "Help

Me" has been programmed to pull up the particular scripted directions to explain how to use the services which the subscriber has chosen. This program is currently being used by Sleepy Eye Telephone Company and Comporium Telephone Company to assist new subscribers.

         We train contracting phone companies' customer service employees to be able to answer standard questions related to the services we will provide through the VIP system, such as how to put names in their voice directories, how to change phone numbers in their directories, and how to dial a number not in their directory. Therefore, contracting phone companies' employees, with the assistance of the "Help Me" service, should be able to answer the common questions subscribers will have about their service.

         We assist contracting phone companies if there are problems with the VIP system platform through our technical support team. We have a 24 hour, 7 day a week technical support line for the customer service representatives or other employees of phone companies who contract with us to call with service questions. In addition, all our systems are fully redundant, but in the case of a component failure back-up components, such as the Dialogic cards that help operate the system, are inventoried for overnight shipment and replacement. We believe that this high level of customer service and technical support will help us market the system to a greater number of telephone companies.

Technology

         The Preferred Voice name and logo, the VIP system and the names of products and services we offer are trademarks, registered trademarks, service marks or registered service marks that we own. We rely on a combination of trade secret, copyright and non-disclosure/confidentiality agreements to protect our proprietary rights in our software and technology. There can be no assurance that such measures are or will be adequate to protect our proprietary technology. Furthermore, there can be no assurance that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

         Our software is licensed to contracting phone companies under license agreements containing provisions prohibiting the unauthorized use, copying and transfer of the licensed program. Policing unauthorized use of our products will be difficult, and any significant piracy of our products could materially and adversely affect our financial condition and results of operations.

         We are not aware that any of our software products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim that we have infringed on their proprietary rights with respect to our current or future products. We expect that software product developers will increasingly be subject to infringement claims. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms we find acceptable, which could have a material adverse effect on our business, results of operations and financial condition.

         On October 5, 2001, we entered into a Patent License Agreement with Koninklijke Philips Electronics N.V., or Philips. We had previously signed a Volume License Agreement with Philips, dated as of January 17, 2000 under which we received a license to use certain Philips software that is incorporated into our VIP system in order to provide the services we provide through the VIP system. The Volume License Agreement is for an initial term of 5 years, which term may be extended on a yearly basis for an additional 5 years if we are not in default of the agreement and we provide at least 30 days notice prior to the then applicable expiration date. The new Patent License Agreement provides us with a worldwide, non-exclusive, non-transferable license, without the right to sublicense, to Philips' voice activated dialing patents in exchange for an initial license fee, license maintenance fees and certain royalties. As long as we pay the fees provided for under the Patent License Agreement, Philips has agreed not to assert any claim for infringement of the voice activated dialing patents for the services we offer through the use of the VIP system in which we use such patents, or against any of our customers that have signed acknowledgements to the Patent License Agreement. In addition to these basic license rights, Philips has also agreed that it will not assert any claim for infringement of certain other voice patents for services provided through our VIP System against any of our existing and future customers set forth in the Patent License Agreement through October 5, 2005. After that time period, we may negotiate a new patent license agreement related to such other voice patents with Philips.

         We have received registered trademarks from the United States Patent and Trademark Office for the following: Preferred/telecom, Secure Card and Use Your Voice. We have applied for patents on our Voice Integrated Platform and Method of Operation Thereof and Voice Integrated Platform and Method of Operation Thereof with release links. We have applied for trademarks related to our services: Safety Talk, Safety *Talk, BusinessConnect and ** Talk. We have also applied for trademarks on Class 9--Preferred Voice and Class 38--Preferred Voice. We have not yet received confirmation of registration of such patents and trademarks.

Core Technology and System Enhancement

         We have spent the last three years developing and enhancing our proprietary software in conjunction with testing the Philips Speech Processing software to create the system. We estimate that we have spent approximately $690,000 during the last two fiscal years in direct core technology enhancement and development activities and approximately $2,400,000 in indirect costs, which costs include general overhead during the time that our VIP system was in development. We have developed a high density data processing VIP system, to enable a greater number of subscribers and volume of calls per system. This new model is currently in its test phase. The ever changing telephony and computer industry requires companies like ours to continue developing new or improved methods to process applications and as new technology emerges new processes are created to better deploy our services. We currently have fourteen employees in our software/hardware development and deployment department.

Employees

         As of December 12, 2001, we had thirty (30) employees, all of whom are full time. We have three divisions: Corporate Operations, Sales and Marketing and Executive/Finance. Corporate Operations currently has nineteen (19) employees providing software/hardware development, field services, project management, customer service and billing. Sales and Marketing has five (5) employees providing sales, marketing and revenue management support. The Executive/Finance area has six (6) employees, the Chief Executive Officer, President/Chief Operating Officer, Chief Financial Officer, Controller and two administrative aides.

Facilities

         Our executive offices are located in Dallas, Texas. We lease 9,678 square feet of space in a facility as a tenant. The term of our lease is through December 31, 2005 and the rent is presently $13,613.72 per month through December 31, 2001, after which point it will be increased each year thereafter. We incurred a rental obligation of $163,364.64 in 2001.

Legal Proceedings

         KMC Telecom Holdings, Inc.

         On June 3, 1999, we entered into a software license agreement with KMC Telecom Holdings, Inc. Under the terms of the agreement, KMC paid us an initial license fee of $570,000. It has also paid us $391,000 for hardware for eight installations. The agreement provides for a total of 39 installations and grants KMC the ability to add up to 81 additional installations. The agreement is for a period of 10 years, but KMC has the right to terminate the agreement annually and on standard events of default.

         To date, we have installed one system. On September 25, 2000, KMC wrote us and asserted that since it had not accepted the initial installation within ninety (90) days, it was refusing to accept the system and exercising its right to terminate the agreement with cause under the terms of the agreement. KMC requested a refund of most monies paid relating to the initial market and a refund of all monies paid for other markets. If we were required to refund such monies, it would result in a charge to revenue in the period that the refund is ascertained. Under the terms of the contract, KMC failed to notify us if there were any remaining faults in the VIP system after KMC's fifteen (15) day test period and we believe they are deemed to have accepted the system. We responded by informing KMC that under the terms of the agreement, KMC had already accepted the initial installation and, therefore, had no right to terminate the agreement with cause pursuant to the terms of the agreement.

         On November 1, 2000, KMC wrote to us again and disputed our interpretation of the agreement. KMC reiterated its termination of the agreement and its request for reimbursement of monies that it had paid. KMC added that if we were correct that the agreement is not terminated, KMC would exercise its right to remove all other markets from the terms of the agreement and would demand return of the license fee and hardware costs paid for those markets. We dispute that we have any obligation to refund license fees for markets that are removed from the agreement. KMC also informed us that if the agreement were in effect, they believe that we have breached the provisions requiring escrow of the software. While we have not escrowed the software, we dispute that such inaction constitutes a breach of the escrow provisions of the agreement.

         We filed a breach of contract suit against KMC on November 16, 2000. The cause of action is styled in the name of the principal parties, Preferred Voice, Inc. v. KMC Telecom Holdings, Inc., Cause No. 00-09351, filed in the 101st Judicial District, Dallas County, Texas. We are seeking general, special and various other damages, including attorneys fees and declaratory judgment regarding certain terms of our contract with KMC.

         On March 1, 2001, KMC gave us notice that they were terminating the Marketing Agreement between KMC and us without cause effective as of June 3, 2001, the second anniversary of the date of execution of the agreement, pursuant to the terms of their contract with us. Pursuant to the Marketing Agreement, as a result of such termination KMC is not entitled to the return of the money that it had paid to us under the Marketing Agreement.

         Proxhill Marketing, Limited

         On June 3, 1996, we entered into a media purchase Agreement with Proxhill Marketing Limited whereby Proxhill was to provide us with $1,200,000 worth of media credits in exchange for 400,000 shares of our common stock valued at $2.00 per share, the fair market value of the stock on June 3, 1996.

         In April of 1998, we launched our first VIP system in Tampa, Florida where we attempted to utilize our media credits to advertise the launch of our products. We utilized approximately $39,000 of our media credits on the campaign and realized that the media provided was well below that which had been requested of the media buyer.

         In December of 1999, we retained a media expert to conduct an evaluation of the services Proxhill was retained to provide and it was confirmed that the services we had expected to receive from Proxhill could not be delivered by Proxhill or the affiliate they had chosen to deliver the media. We requested a refund of our prepaid media credits and or the assignment of a new media buyer that could provide us with the expertise necessary to deploy the media we needed to support the advertisement and marketing of our revenue sharing programs. In May of 2000, Proxhill agreed to try and move the media credits to a new media vendor but never provided such a vendor.

         In March of 2001, we filed suit against Proxhill alleging common law fraud, fraudulent inducement, statutory fraud and negligent misrepresentation. The cause of action is styled in the name of the principal parties, Preferred Voice, Inc. v. Proxhill Marketing Limited, Cause No. 01-1831, filed in the 101st Judicial District, Dallas County, Texas. We are seeking to recover actual damages, exemplary damages, attorney's fees and interest.

         In May of 2001, Proxhill filed a lawsuit against us seeking injunctive relief and declaratory judgment claiming that our lawsuit against them should have been filed in the State of Colorado courts, Arapaho County, Englewood, Colorado. In November of 2001, we received a ruling in the Colorado state action denying all injunctive and declaratory relief sought by Preferred and we have also filed a motion to dismiss the action in Colorado on the basis that we filed claims first in the state of Texas and that case will settle all issues which are part of the action filed in Colorado. We are also evaluating the filing of a counterclaim in the Colorado action.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

         The Board of Directors currently consists of four (4) persons, G. Ray Miller, Mary G. Merritt, Leslie A. Melzer, and Scott V. Ogilvie. The following table sets forth information about all of our Directors and executive officers and all persons nominated or chosen to become such:



Name and Business Address                   Age       Office                          Year First Elected Director
-------------------------                   ---       ------                          ---------------------------

G. Ray Miller                                61       Director and Chief Executive              1994
                                                      Officer


William J. Schereck                          55       President and Chief                        N/A
                                                      Operating Officer


Mary G. Merritt                              44       Director, Executive Vice                  1994
                                                      President--Finance and
                                                      Secretary/Treasurer

Scott V. Ogilvie                             46       Director                                  2000

Leslie A. Melzer                             49       Director                                  2001

Richard K. Stone                             41       Vice President--Wireline                   N/A
                                                      Sales

Robert R. Williams                           51       Vice President--Software
                                                      Development                                N/A

Ronald K. Miller                             45       Sr. Vice President--
                                                      Sales & Marketing                           N/A




         Mr. Ray Miller is a founder of Preferred Voice. He has served as an officer and Director of the company since May 1994; he has been Chief Executive Officer since June 1994 and was President from April 1997 to May of 2001. Prior to the founding of the company, Mr. Miller founded United Medicorp Inc. in 1989 and served through February 1992 as Chairman of the Board and Chief Executive Officer. United Medicorp is a publicly-held corporation which manages medical insurance claims. Prior to that time, Mr. Miller served in executive capacities with International Telecharge, Inc., an operator services company; Automatic Radius Management, Inc., a security alarm service company; and U.S. Telephone, Inc., a long distance carrier. After leaving United Medicorp, Mr. Miller managed personal investments until he began work at Preferred.

         Mr. Schereck joined Preferred Voice in May of 2001 as President and Chief Operating Officer bringing more than 15 years of senior-level management experience. From June of 2000 until joining Preferred, he was Chief Operating Officer of Intelix, LLC. From May of 1998 to June of 2000, he ran his own management consulting business providing management skills to start-up e-commerce and high-tech companies. Before that, from August of 1995 to February of 1998, he was President and Chief Executive Officer of TV Shopping Network Limited, and from July of 1993 to May of 1995 he was with QVC, Inc. in positions of Executive Vice President and President for its international division.

         Ms. Merritt is a founder of Preferred Voice and has been a director since May, 1994. She has served as Vice President - Finance and Secretary/Treasurer since inception. She served as President of Star of Texas, Inc., a trust management account service, from 1989 to May 1994. She also served as Controller of United Medicorp for several months during 1992. Ms. Merritt is a certified public accountant and was employed by Ernst & Whinney from 1981 to 1989, her last position being senior manager for entrepreneurial services.

         Mr. Ogilvie was elected as a director of Preferred Voice on February 20, 2000. Mr. Ogilvie is a Managing Director with Capital Investment Company and has been so since September of 2000. Before that, Mr. Ogilvie was employed by Classic Residence by Hyatt as Managing Director of Development-Western Division since January of 1998. From the middle of 1993 to December of 1998, Mr. Ogilvie was a partner in the John Buck Company, a full service real estate brokerage, development and property management company.

         Ms. Melzer was elected as a director of Preferred Voice on December 4, 2001. Ms. Melzer is a Vice President with Paragon Ranch, Inc., a company that manages various investments on its own behalf, and has held this position since March of 1982

         Mr. Stone joined Preferred Voice in December 1998 and is currently serving as Vice President of Wireline Sales. Before coming to Preferred Voice, he served for two years as a Vice President of Sales and Marketing for US Metrolines, Inc. and Director of National Accounts at Matrix Communication, Inc., both Jensen UICI Companies. Before that from June 1994 to March 1996, he served as Co-Founder/President of Telecable Communications, Inc. and from February 1991 to June 1994 Director of Sales at Value Added Communications. All of the businesses in which Mr. Stone has worked are telecommunications oriented companies.

         Mr. Williams joined Preferred Voice in January 1998 as Vice President of Software Development, bringing 25 years experience in system design and development. During 1990, Mr. Williams worked with Voice Control Systems, Inc., a company in the speech recognition field, as a software programmer. After that he served as Vice President of Engineering for ActionFax, Inc. for 5 years, a company that designed multi-dialing and other fax related services. From 1995 to the present, Mr. Williams has owned and operated Business Hotlines, a software development company headquartered in Dallas, Texas. He also worked in the Central Research Laboratory at Texas Instruments as a systems programmer on the development team that delivered the world's first commercially available voice-mail system for VMX, Inc.

         Mr. Ron Miller joined Preferred Voice in August 2000 as a manager in the sales and marketing division, and was appointed Senior Vice President of Sales and Marketing on December 4, 2001. Prior to his service at Preferred Voice, he served for two years as President of ePower International, Inc., a prepaid internet service provider. Before that from August of 1994 to September of 1998, Mr. Miller was a business and marketing consultant providing services through his wholly owned company, Miller & Associates, Inc.

         Ron Miller is the son of G. Ray Miller. We are not aware of any other "family relationships" (as defined in Item 401(c) of Regulation S-B promulgated by the SEC) among directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

         Except as set forth above, we are not aware of any event (as listed in Item 401(d) of Regulation S-B promulgated by the SEC) that occurred during the past five years that are material to an evaluation of the ability or integrity of any director, person nominated to become a director, executive officer, promoter or control person of the company.

                             Executive Compensation

         The following tables set forth the compensation we paid to the following executive officers during the fiscal years ended March 31, 2001, 2000, and 1999.

                               Annual Compensation

                                                                                                    Long Term
                                                                                                   Compensation
                                                                                               ---------------------
                                                                                                    Securities
                                                                                                    Underlying
                                  Year Ending                                 Other Annual       Options/Warrants
Name/Principal Position            March 31         Salary        Bonus       Compensation           Granted
-----------------------            --------         ------        -----       ------------           -------

G. Ray Miller - Chief                2001         $116,250       $10,000            -                 50,000
Executive Officer                    2000          $70,083       $10,000            -                   -
                                     1999          $48,000          -               -                250,000



Mary G. Merritt                      2001          $106,250      $10,000            -                 50,000
Vice President - Finance             2000          $72,666       $15,000            -                   -
                                     1999          $48,000          -               -                250,000



Richard K. Stone                     2001          $96,000       $25,150            -                 30,000
Vice President - Enterprise          2000          $92,769       $10,500            -                   -
Sales                                1999          $11,538          -               -                120,000
                                                      -             -


Robert R. Williams                   2001          $42,000       $5,000         $78,000*              95,000
Vice President - Software            2000          $42,000          -           $78,000*                -
Development                          1999          $42,500          -           $78,000*                -



William D. Sprague1 (1)              2001          $120,000         -               -                 50,000
                                     2000          $67,879       $20,000            -                 30,000
                                     1999             -             -               -                   -




(1) Mr. Sprague was our Vice President of Corporate Operations from July 1, 1999 until August 31, 2001.

* Consists of $6,500 per month paid to a business wholly owned by Mr. Williams, as set forth in "Certain Transactions."


                      Option/SAR Grants in Fiscal Year 2001

                                  Number of               % of Total
                                 Securities              Options/SARs
                                 Underlying               Granted to
                                Options/SARs              Employees            Exercise or Base
            Name                   Granted             in Fiscal Year (1)        Price ($/Sh)         Expiration Date
            ----                   -------             ------------------        ------------         ---------------

G. Ray Miller                        50,000                  8.46%                  1.40                 12/21/05
Mary G. Merritt                      50,000                  8.46%                  1.40                 12/21/05
Richard K. Stone                     30,000                  5.08%                  1.40                 12/21/05
Robert R. Williams                   70,000                 11.84%                  1.40                 12/21/05
William D. Sprague2                  50,000                  8.46%                  1.40                 12/21/05


(1) Based on a total of 591,000 shares underlying options issued during the fiscal year ended March 31, 2001. (2) Mr. Sprague was our Vice President of Corporate Operations from July 1, 1999 until August 31, 2001.




                                      Aggregated Option Exercises in Fiscal Year
                                         2001 and March 30, 2001 Option Values


                                                              Number of Securities            Value of Unexercised
                                                          Underlying Unexercised Option       In-the-Money Options
                               Shares                         at March 30, 2001 (#)         at March 30, 2001 ($)(1)
                              Acquired       Value            ---------------------         ------------------------
Name:                       On Exercise     Realized      Exercisable    Unexercisable    Exercisable    Unexercisable
----                        -----------     --------      -----------    -------------    -----------    -------------

G. Ray Miller                   --             --           450,000          50,000         291,105         32,345
Mary G. Merritt                 --             --           350,000          50,000         226,415         32,345
Richard K. Stone                --             --            80,000          70,000          51,752         45,283
Robert R. Williams              --             --           105,000          70,000          67,925         45,283
William D. Sprague2             --             --            10,000          70,000          6,469          45,283


(1) Fair market value of the common stock is based upon the average of the closing bid and asked prices as reported by the OTC Bulletin Board for March 30, 2001.
(2) Mr. Sprague was our Vice President of Corporate Operations from July 1, 1999 until August 31, 2001.



Employment Agreements

         We executed an employment agreement with William J. Schereck, Jr. on September 6, 2001 for a term of two years from such date. Mr. Schereck has agreed to act as President and Chief Operating Officer of Preferred for a salary of $175,000 per year less applicable withholding taxes. We have agreed to pay Mr. Schereck a bonus equal to 1 1/2% of our earnings, if any, before interest, taxes and amortization each fiscal quarter. We also agreed to reimburse Mr. Schereck for the costs of his move to Dallas. Mr. Schereck is entitled to annual paid vacation leave and sick days and reimbursement of business expenses, as established by Preferred's policies regarding such matters. We have also agreed to indemnify Mr. Schereck for all losses sustained by him as a direct result of the discharge of his duties for Preferred and to advance expenses to him if he is required to defend any action in his official capacity, to the extent permitted by Delaware law.

         Mr. Schereck has been granted three stock options pursuant to the terms of the employment agreement and individual stock option agreements. The first option is a fully vested option to purchase 150,000 shares of our common stock at an exercise price of $1.50 per share. We may purchase the shares at $1.50 per share purchased by Mr. Schereck pursuant to such option in the event he voluntarily terminates his employment prior to January 1, 2002. The second is an option to purchase 150,000 shares of our common stock at an exercise price of $1.50 which shall vest 1/24th per month beginning upon commencement of Mr. Schereck's employment on May 28, 2001. The final option is an option to purchase 100,000 shares of our common stock at an exercise price of $3.00 per share which shall also vest 1/24th per month beginning upon commencement of Mr. Schereck's employment on May 28, 2001, but may not be exercised before we achieve two consecutive calendar quarters of positive EBITA. Each of the options will terminate on termination of Mr. Schereck's employment or the tenth anniversary. All options shall immediately vest (a) upon any merger or acquisition resulting in a change of control, or (b) in the event of the involuntary termination of G. Ray Miller as chief executive officer.

         The agreement will automatically terminate if Mr. Schereck dies, and may be terminated by us if he becomes disabled, upon 10 days written notice. We may also terminate this agreement for cause by giving written notice of termination to Mr. Schereck. "Cause" includes the breach of the agreement by Mr. Schereck and failure to perform his duties and Mr. Schereck's failure to cure such breach or failure within 15 days of written notice from us. If Mr. Schereck is terminated for cause, all of his rights under the agreement will cease as of the effective date of the termination, except that he will be entitled to receive his accrued salary and any other payments and benefits to which he is entitled under our employee benefit plans.

         Mr. Schereck has also agreed to certain terms regarding keeping confidential information of the company confidential. He has also agreed that he will not compete with us during the term of this employment agreement and for two years after the termination of his employment. He has further agreed that he will not interfere with our relationships with customers and suppliers during the term of his agreement and thereafter he will not solicit business from our customers for two years following the termination of his employment.

         We also signed an employment offer letter with Ron Miller, dated as of July 12, 2001, when we hired him as Vice President, VAD Sales. We have agreed to pay him $100,000 per year, effective June 1, 2001, and commissions upon the signing of new revenue sharing agreements by the company. Mr. Miller was also granted stock options to purchase 60,000 shares at an exercise price of $2.42 per share which options vest based upon the following:

          o when Gross Monthly VAD Group revenue reaches $450,000, 20,000 options will vest; at $750,000, 20,000 additional options will vest; and at $1,000,000, the final 20,000 options will vest; and

          o the options shall vest 1/24th each month for 24 months beginning July 1, 2001, whichever occurs earlier. Additional bonuses may be granted by the board of directors.

We have agreed to review Mr. Miller's compensation package no later than January 30, 2002.

1994 Stock Plan for Incentive and Non-Qualified Stock Options

         Our 1994 stock option plan was adopted by our board of directors in November 1994 and the stockholders in December 1994. The purpose of the plan is to increase the interest of the company's employees, consultants and other business participants in the company's welfare, to render services and attract new personnel to the company to achieve long term business success. Pursuant to the plan, we may grant incentive and nonstatutory (nonqualified) stock options, as well as stock appreciation rights related to such options, to key employees, consultants and other business participants. A total of 450,000 shares of common stock have been reserved for issuance under the plan of which 37,750 shares have been issued as of December 12, 2001. As of December 12, 2001, options to purchase 385,334 shares of common stock had been awarded and were outstanding, with exercise prices varying from $0.69 per share to $2.50 per share, under the plan. All of these options have been awarded to employees and are intended to qualify as incentive stock options, under Section 422 of the Internal Revenue Code of 1986. As of December 12, 2001, options exercisable for 310,333 shares had vested under the terms of the plan and the applicable option agreements.

         Administration. The board of directors or the stock option committee, if formed by the board of directors, has the authority to select the key employees, consultants or other business participants of our company to whom stock options are granted (provided that incentive stock options only be granted to our employees). Subject to the limitations set forth in the plan, the board of directors or the stock option committee has the authority to designate the number of shares to be covered by each option, determine whether an option is to be an incentive stock option or a nonstatutory option, establish vesting schedules, specify the type of consideration to be paid upon exercise and, subject to certain restrictions, specify other terms of the options.

         Term and Termination. The maximum term of options granted under the plan is ten years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per employee under all stock option plans. Options granted under the plan are nontransferable and generally expire within thirty (30) days after an optionee terminates service with us. In general, if an optionee is disabled from his or her service to our company, this option may be exercised up to ninety (90) days following the disability unless the board of directors or stock option committee determine to allow a longer period for exercise. Generally, under our standard option agreements, if an optionee dies during his or her service to our company, vested options may be either prior to the date of their expiration or one hundred eighty (180) days following the optionee's death, whichever first occurs. However, the plan allows the board or the committee, as applicable, to provide that a participant's estate or successor by reason of the participant's death be able to exercise the vested options prior to the expiration date or one (1) year following the date of death, whichever first occurs. Generally, option agreements provide that all unvested options terminate as of the date of an employee's death or termination of employment.

         Requirements of Incentive Stock Options Granted Under Plan. The exercise price of incentive stock options must not be less than the fair market value of the common stock on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 10% higher than the fair market value of the stock on the date of grant, and the term of those options cannot exceed five years.

         Federal Income Tax Consequences-Incentive Stock Option. The federal income tax consequences, in general, of the grant and exercise of an incentive option under our plan are as follows:

     o In general, an employee will not recognize taxable income upon the grant or exercise of an incentive option and we will not be entitled to any business expense deduction with respect to the grant or exercise of an incentive option.

     o If the employee holds the shares for at least two years after the date of grant and for at least one year after the date of exercise, the difference, if any, between the sales price of the shares and the exercise price of the option will be treated as long-term capital gain or loss upon subsequent disposition of the shares.

     o If the employee disposes of the shares prior to satisfying the holding period requirements, the employee will recognize ordinary income at the time of the disposition, generally in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option. Generally, we will be allowed a business expense deduction to the extent an employee recognizes ordinary income. The balance of the gain realized, if any, will be short-term or long-term capital gain, depending upon whether the shares have been held for at least one year after the date of exercise.

         Federal Income Tax Consequences-Non-qualified Stock Option. The federal income tax consequences, in general, of the grant and exercise of a nonqualified option under our plan are as follows:

     o In general, a recipient who receives a nonqualified option will recognize no income at the time of the grant of the option.

     o Upon exercise of a nonqualified option, a recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option. Generally, we will be entitled to a business expense deduction in the amount and at the time the recipient recognizes ordinary income.

     o The basis in shares acquired upon exercise of a nonqualified option will equal the fair market value of such shares at the time of exercise, and the holding period of the shares, for capital gain purposes, will begin on the date of exercise.

         Stock Appreciation Rights. Stock appreciation rights may be granted to the holder of any incentive stock option or non-qualified stock option at the time of the option's grant, or any time thereafter. These rights will entitle the holder to elect to receive, in lieu of exercising the option to which it relates, an amount in cash or common stock, or a combination thereof, up to 100% of the excess of the fair market value per share of our common stock as of the date of exercise, as such value is determined by the board of directors or the stock option committee, as applicable, multiplied by the number of shares with respect to which the right is being exercised divided by the aggregate option price for such number of shares. These rights are only exercisable and transferable under the terms upon which the underlying option is exercisable and transferable.

         Termination.  The plan will terminate on October 31, 2004.

2000 Stock Plan for Incentive Stock Options and Other Equity Participation

         Our 2000 stock option plan was adopted by our board of directors in September 2000 and approved by our stockholders at our September 2001 shareholders meeting. The purpose of the plan is to attract key employees, consultants and other participants to the company and provide them with an equity interest in the company to increase their interest in the company's welfare, to furnish an incentive to participants to render services for us and attract new personnel to the company. Pursuant to the plan, we may grant incentive and nonstatutory (nonqualified) stock options, as well as other equity participation rights related to such options, to key employees, consultants and other business participants. A total of 2,000,000 shares of common stock have been reserved for issuance under the plan. As December 12, 2001, options to purchase 1,011,825 shares of common stock had been awarded, with exercise prices of $1.40 to $3.00, under the plan. All of the options are intended to qualify as incentive stock options, under Section 422 of the Internal Revenue Code. As of December 12, options exercisable for 193,750 shares had vested under the terms of the plan and the applicable option agreements.

         Administration. The board of directors or the stock option committee, if formed by the board of directors, has the authority to select the employees, consultants or other participants of our company to whom stock options, stock awards and stock appreciation rights are granted (provided that incentive stock options only be granted to our employees). The board of directors or the stock option committee may also enter into stock purchase agreements with participants. Subject to the limitations set forth in the plan, the board of directors or the stock option committee has the authority to designate the number of shares to be covered by each option, determine whether an option is to be an incentive stock option or a nonstatutory option, establish vesting schedules, specify the type of consideration to be paid upon exercise and, subject to certain restrictions, specify other terms of the options.

         Term and Termination. The maximum term of options granted under the plan is ten years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per employee under all stock options plans. Options granted under the plan are nontransferable and vested options generally expire within thirty (30) days after an optionee terminates service with us. In general, if an optionee is disabled from his or her service to our company, options may be exercised up to ninety (90) days following the disability unless the board of directors or stock option committee determine to allow a longer period for exercise. If an optionee dies during his or her service to our company, vested options generally may be exercised either prior to the date of their expiration or one hundred eighty (180) days following the date of death, whichever first occurs under our standard option agreement. However, the plan allows the board or the committee, as applicable, to provide that a participant's estate or successor by reason of the participant's death be able to exercise the vested options prior to the expiration date or one (1) year following the date of death, whichever first occurs. Generally, option agreements provide that all unvested options terminate as of the date of an employee's death or termination of employment.

         Other Equity Participation. Stock purchase agreements, stock awards and stock appreciation rights are the other equity participation rights which a participant may have the benefit of under the plan. Under the plan, we may enter into agreements for the present and future sale of our common stock at prices, not less than fair market value, on terms and conditions that the board of directors or the stock option committee, as applicable, believe appropriate. The board of directors or the stock option committee, as applicable, may also grant common stock as a bonus for services rendered to the company. Stock appreciation rights may be granted to the holder of any incentive stock option or non-qualified stock option at the time of the option's grant, or any time thereafter. These rights will entitle the holder to elect to receive, in lieu of exercising the option to which it relates, an amount in cash or common stock, or a combination thereof, up to 100% of the excess of the fair market value per share of our common stock as of the date of exercise, as such value is determined by the board of directors or the stock option committee, as applicable, multiplied by the number of shares with respect to which the right is being exercised divided by the aggregate option price for such number of shares. These rights are only exercisable and transferable under the terms upon which the underlying option is exercisable and transferable.

         Requirements of Incentive Stock Options Granted Under Plan. The requirements of incentive stock options under the 2000 stock option plan are identical to the requirements for such options under the 1994 stock option plan set forth above.

         Federal Income Tax Consequences of Incentive and Nonqualified Stock Options. The federal income tax consequences of the incentive and nonqualified stock options granted under the 2000 plan are the same as the consequences set forth above in our discussion of the 1994 stock option plan.

         Termination.  The plan will terminate on September 29, 2010.

         Other Arrangements with Executives. Directors and certain officers have been issued warrants that are described in "Certain Transactions."

                              CERTAIN TRANSACTIONS

         On April 14, 2000, we issued Scott V. Ogilvie a warrant to purchase 40,000 shares of our common stock at an exercise price of $2.50 per share on or before April 14, 2003 related to his position as a director of the company.

         On April 14, 2000, we issued Robert R. Williams a warrant to purchase 25,000 shares of our common stock at an exercise price of $2.50 per share on or before April 14, 2003 related to his position as an officer and employee of the company.

         Stifel, Nicolaus & Company, Incorporated acted as a placement agent for an August 24, 2000 private placement of our securities and received warrants to purchase 51,035 shares of our common stock at an exercise price of $3.53 per share, subject to adjustments to the exercise price and number of shares issued upon exercise on standard events, such as declaration of dividends by Preferred or reorganization or recapitalization of Preferred, in addition to commissions payable to it in cash in the amount of 6% of the gross proceeds of the offering which gross proceeds equaled $3,000,002. Stifel's warrants are exercisable for five years beginning on the first anniversary of the completion of the offering. At the time of this placement, Gerard Hallaren was a director of the Company and Managing Director of Stifel.

         Also in the August 24, 2000 offering, Paragon Ranch and Leslie Melzer purchased 500,000 and 50,000 shares of our common stock, respectively, and warrants to purchase 125,000 and 12,500 shares of our common stock, respectively, at an exercise price of $2.625 per share on or before August 24, 2005. These shares and warrants were issued at the same price as that paid by other investors in the offering. Leslie Melzer is Vice President of Paragon Ranch and shares voting power over Paragon Shares. See "Principal and Selling Stockholders."

         On September 19, 2000, we issued Gerard Hallaren a warrant to purchase 40,000 shares of our common stock at an exercise price of $2.93 per share on or before September 19, 2003, related to his position as a director of the company.

         We currently have an oral agreement with Business Hotlines Technical Service (Hotlines), a business wholly owned and operated by Robert Williams, the Vice President of Software Development, to develop application software for us. We have orally agreed to pay Hotlines $6,500 per month for its consulting services.

         In January 2001, we extended the terms of G. Ray Miller's and Mary Merritt's warrants to purchase 200,000 shares and 100,000 shares of our common stock, respectively, which were to expire on January 5, 2001. We extended the term of exercise of those warrants to terminate on January 5, 2003.

         In a private offering we closed on April 11, 2001, Paragon Ranch purchased 125,000 shares and a warrant to purchase 62,500 shares at an exercise price of $2.00 per share on or before April 11, 2006. These shares and warrants were issued to Paragon Ranch and Ms. Melzer at the same price as that paid by other investors in the offering.

         On June 8, 2001, we issued 25,000 shares of our common stock to JMG Capital Partners, L.P. at an exercise price of $1.00 per share pursuant to its exercise of a warrant. We also issued 25,000 shares of our common stock to Triton Capital Investments, Ltd. at an exercise price of $1.00 per share pursuant to its exercise of a warrant.

         On October 16, 2001, we issued 100,000 shares of our common stock to Lawrence E. Steinberg at an exercise price of $1.00 per share pursuant to the exercise of a warrant.

         On November 20, 2001, we issued Gerard Hallaren a warrant to purchase 50,000 shares of our common stock at an exercise price of $1.50 per share on or before November 20, 2004, related to his position as a director of the company. On the same day, we issued Scott Ogilvie a warrant to purchase 50,000 shares of our common stock at an exercise price of $1.50 per share on or before November 20, 2004, related to his position as a director of the company. On December 4, 2001 Mr. Hallaren resigned his position as a director and has relinquished rights to 37,500 shares previously issued.

         Also on November 20, 2001, we issued each of G. Ray Miller and Mary Merritt a warrant to purchase 80,000 shares of our common stock at an exercise price of $1.50 per share on or before November 20, 2004. The warrants were issued for Mr. Miller's and Ms. Merritt's management contribution during 2001.

         In a private offering we closed on November 21, 2001, Paragon Ranch and Leslie Melzer purchased 800,000 and 160,000 shares of our common stock, respectively, and warrants to purchase 400,000 and 80,000 shares of our common stock, respectively, at an exercise price of $1.50 per share on or before November 21, 2006. These shares and warrants were issued to Paragon Ranch and Ms. Melzer at the same price as that paid by other investors in the offering.

         On December 12, 2001, we issued Gerard Hallaren a warrant to purchase 15,000 shares of our common stock at an exercise price of $2.20 per share on or before December 12, 2004, related to his appointment to the company's advisory council.

         Also on December 12, 2001, we issued Leslie Melzer a warrant to purchase 37,500 shares of our common stock at an exercise price of $2.20 per share on or before December 12, 2004, related to her appointment to the company's board of directors.

         All of the transactions referred to in this section involving the issuance of shares of our common stock or warrants are exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act. Each transaction was a privately negotiated transaction without general solicitation or advertising with persons or entities that we believed were "sophisticated investors" within the meaning of the Securities Act and had access to all information concerning our company that each such person or entity deemed necessary to make an informed investment decision with respect to the transaction. All shares and warrant shares referenced above are covered by a registration statement. Such transactions did not involve an underwriter and no underwriting discounts or commissions were paid.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The following table sets forth, as of the close of business on December 12, 2001 information as to the beneficial ownership of shares of our common stock for all directors, each of the named executive officers (as defined in Item 402(a)(2) of Regulation S-B promulgated by the SEC), for all directors and executive officers as a group, and any person or "group" (as that term is defined in Item 403 of Regulation S-B promulgated by the SEC) who or which is known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. In addition, except as set forth below, we do not know of any person or group who or which owns beneficially more than 5% of its outstanding shares of our common stock as of the close of business December 12, 2001. The address for each listed director and executive officer is 6500 Greenville Avenue, Suite 570, Dallas, Texas 75206.


                          Beneficial Ownership (1), (2)

                                                                                 Number of
Name of Beneficial Owner                                                          Shares         Percentage
------------------------                                                          ------         ----------

Pegasus Settlement Trust (3)                                                        2,715,667       14.83%

G. Ray Miller (4)                                                                     623,250        3.30%

Mary G. Merritt(5)                                                                  3,633,241       19.36%

Scott Ogilvie(6)                                                                       90,000            *

Leslie Melzer(7)                                                                    2,483,500       13.05%

Richard K. Stone(8)                                                                   137,000            *

Robert R. Williams(9)                                                                 145,833            *

William D. Sprague(10)                                                                 50,000            *

Lawrence E. Steinberg (11)                                                          1,354,076        7.39%

JMG Capital Partners, L.P.(12)                                                      1,419,334        7.62%

Paragon Ranch, Inc.(13)                                                             2,037,000       10.78%

JMG Triton Offshore Fund Ltd.(14)                                                   1,416,334        7.61%

All Directors and executive officers as a group (eight persons)(15)                 7,336,741       35.56%

------------

*        Less than one percent (1%).

1) The rules of the SEC provide that, for purposes hereof, a person is considered the "beneficial owner" of shares with respect to which the person, directly or indirectly, has or shares the voting or investment power, irrespective of his/her/its economic interest in the shares. Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed, subject to community property laws.
2) Based on 18,314,571 shares outstanding on December 12, 2001. Shares of common stock subject to options that are exercisable within 60 days of December 12, 2001, are deemed beneficially owned by the person holding such options for the purposes of calculating the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.


                                       38

3) Pegasus Settlement Trust is a Channel Islands Trust of which SG Hambros Trust Company (Jersey) Limited of 7 the Esplanade, St. Helier, Jersey, Channel Islands is Trustee, and Mary Merritt is protector. The protector has the power to appoint new or additional trustees of the trust. The trustee has the sole voting and dispositive power over the shares pursuant to the terms of the Trust document. G. Ray Miller is the sole beneficiary of the Trust. Pegasus Settlement Trust's address is % SG Hambros Trust Company (Jersey) Limited, 7 The Esplanade, St. Helier, Jersey, Channel Islands JE4 8RT. We have been advised by Pegasus Settlement Trust that a number of natural persons who are officers or employees of the Trustee, including the Mr. W.J. Newbury, Chairman and Director, and Mr. N. Hill, Senior Trust Officer, have shared voting control over the shares, but there are two categories of natural people who may sign on behalf of the Trust, one of which must come from a list of people called "Category A" and one of which must come from a similar list called "Category B."
4) Includes 530,000 shares issuable upon exercise of warrants and 25,000 issuable upon exercise of employee stock options. Mr. Miller is the sole beneficiary of the Pegasus Settlement Trust but is not the beneficial owner of the common stock owned by the Trust because Mr. Miller does not exercise voting or investment power over such shares.
5) Includes 430,000 shares issuable upon exercise of warrants, 25,000 issuable upon exercise of employee stock options, 45,000 shares held by her minor children, and 2,715,677 shares held by Pegasus Settlement Trust.
6)       Includes 90,000 shares issuable upon exercise of warrants.
7) Includes 130,000 shares issuable upon exercise of warrants, 1,449,500 shares held by Paragon Ranch, Inc. and 587,500 shares issuable upon exercise of warrants held by Paragon Ranch, Inc.
8) Includes 137,000 shares issuable upon exercise of employee stock options.
9) Includes 25,000 shares issuable upon exercise of warrants, and 117,333 shares issuable upon exercise of employee stock options.
10) Includes 20,000 shares issuable upon exercise of employee stock options. Mr. Sprague was our Vice President of Corporate Operations from July 1, 1999 to August 31, 2001.
11) Includes 216,440 shares in trusts of which he is the Trustee, two of which his children are beneficiaries. Mr. Steinberg's address is 5420 LBJ Freeway, LB 56, Dallas, Texas 75240.
12) Includes 300,000 shares issuable upon exercise of warrants. JMG Capital Partners' address is 1999 Avenue of the Stars, Suite 2530, Los Angeles, California 90067. We have been advised by JMG Capital Partners that Jonathan M. Glaser is the member-manager of JMG Capital Management, LLC, which is the general partner of JMG Capital Partners, and he is the natural person who has sole voting power over the shares held by JMG Capital Partners.
13) Includes 587,500 shares issuable upon exercise of warrants. Paragon Ranch's address is 1200 17th Street, Suite 2660, Denver, Colorado 80202. We have been informed by Paragon Ranch that Leslie Melzer, Vice President of Paragon Ranch, and Richard L. Gooding, President of Paragon Ranch, share voting power over the shares held by Paragon Ranch.
14) Includes 300,000 shares issuable upon exercise of warrants. JMG Triton Offshore Fund Ltd.'s address is Citco Building, Wickhams Cay, Road Town, Tortola, British Virgin Islands. We have been informed by JMG Triton Offshore Fund Ltd. that Jonathan M. Glaser is the member-manager of Pacific Assets Management, LLC, which is the general partner of JMG Triton Offshore Fund Ltd., and he is the natural person who has sole voting power over the shares held by JMG Triton Offshore Fund Ltd.
15) Includes the shares described in footnotes 4 through 9 and 201,000 shares beneficially owned by William Schereck, the current President of the company, which shares include 200,000 shares issuable on exercise of stock options, and 22,917 shares beneficially owned by Ronald Miller, the current Senior Vice President Sales and Marketing, which shares are issuable upon exercise of stock options. Does not include the shares of William Sprague.


     The following table gives the names of the stockholders for whose accounts shares may be offered using this prospectus, the number of shares of our common stock owned by each named stockholder before this offering, the percentage of the total shares of our common stock as of December 12, 2001, represented by the shares owned, the number of shares that may be offered for the stockholder's account in this offering and the number of shares to be owned by the stockholder following completion of the offering:


                                                                           No. of             Percent of Outstanding
                                       No. of Shares     No. of            Shares Owned       Shares Owned After
Name of Stockholder                    Owned (1)         Shares Offered    After Offering(2)  Offering(2)
--------------------------------------------------------------------------------------------------------------------

The Runnels Family Trust(9)                618,692          96,000           522,692               2.63%
Paragon Ranch(5) (9)                     2,037,000       1,200,000           837,000               4.21%
Leslie A. Melzer(5) (9)                  2,483,500       1,477,500         1,006,000               5.06%
J. Steven Emerson Roth IRA(9)              451,000         240,000           211,000               1.06%
JMG Capital Partners, L.P. (5) (9)       1,419,334         600,000           819,334               4.12%
JMG Triton Offshore Fund Ltd. (5) (9)    1,416,334         600,000           816,334               4.10%
Trevor Colby(9)(10)                         30,000          30,000                 0                  *
Marcie K. Jaeger(9)                        120,000         120,000                 0                  *
Ramsdell Family Trust(9)                   527,500         200,000           327,500               1.65%
Yoram Chisin(9)                            120,000         120,000                 0                  *
Jacob Wizman(9)                            226,667          60,000           166,667                  *
Jacob Wizman Pension Fund(9)                30,000          30,000                 0                  *
Scott F. Drill(9)                           24,000          24,000                 0                  *
Tyler Runnels(6)                           759,695         116,000           643,695               3.24%
Robert Ramsdell(6)                         647,500         280,000           367,500               1.85%
Peter Foster(6)                             61,500          20,000            41,500                  *
James Samargis(6)                           37,625          20,000            17,625                  *
Stella Rochelle Totino                      15,000          15,000                 0                  *
Dante Francis Totino                        15,000          15,000                 0                  *
Wallis Naomi Ramsdell                       15,000          15,000                 0                  *
Mercedes J. Elkoff                          15,000          15,000                 0                  *
Ramsdell Irrevocable Trust UAD              60,000          40,000            20,000                  *
Walter Oxley                                32,500           7,500            25,000                  *
Gerard Hallaren(8)                          77,500          27,500            50,000                  *
Scott Ogilvie(7)                            90,000          50,000            40,000                  *
G. Ray Miller(4)                           623,250          80,000           543,250               2.73%
Mary G. Merritt(3)                       3,633,241          80,000         3,553,241              17.87%
Nathan Schulhof and Associates, LLC         25,000          25,000                 0                  *


*  Less than one percent (1%)

(1) Unless otherwise indicated, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of our common stock beneficially owned, subject to community property laws where applicable. Represents those shares of common stock held by the selling stockholders, if any, together with those shares that such selling stockholder has the right to acquire upon exercise of warrants or otherwise within sixty (60) days.
(2) Because the selling stockholders may sell all or a portion of their shares of common stock pursuant to this prospectus at any time and from time to time, no estimate can be made of the number of shares of common stock that each selling stockholder may retain upon completion of the offering by the selling stockholders. Therefore, this table assumes that all shares of our common stock offered by this prospectus by each selling stockholder are actually sold. Such presentation is based on 18,314,571 shares of our common stock outstanding as of December 12, 2001, which number does not include all shares of common stock that may be issued upon exercise of the aforementioned warrants.
(3) Ms. Merritt is a director, Secretary, Treasurer and Executive Vice President of Finance of the company.


                                       40

(4) Mr. Miller is a director, Chief Executive Officer and Chairman of the Board of Directors of the company.
(5) Paragon Ranch, Inc., Leslie Melzer, JMG Capital Partners, L.P. and JMG Triton Offshore Fund Ltd. are each beneficial owners of more than 5% of the company's common stock. Ms. Melzer is a director of the company.
(6) Mr. Runnels, Mr. Foster, Mr. Samargis, and Mr. Ramsdell are all advisory council members of the company. T.R. Winston, where Mr. Runnels, a shareholder of the company, serves as Executive Vice President, received a finder's fee from us in connection with private offerings we conducted in December 1999, April of 2001 and November of 2001.
(7)      Mr. Ogilvie is a director of the company.
(8) Mr. Hallaren was a director of the company from September 19, 2000 until December 4, 2001 and was a Managing Director until April, 2001 of Stifel, Nicolaus & Company, Incorporated which acted as our placement agent in our August 24, 2000 private offering and which received a commission in connection with the transaction. See "Certain Transactions" for additional information.
(9) On November 20, 2001, we completed the sale of 2,420,000 units consisting of one share of our common stock and one warrant to purchase one-half (1/2) of a share of common stock at a purchase price of $1.25 per unit to thirteen (13) investors, including the referenced stockholder. The aggregate proceeds of the offering was $3,025,000, before commissions and expenses. The warrants are exercisable at an exercise price of $1.50 per share and are exercisable for 5 years, subject to adjustments to the exercise price and number of shares issued on exercise on standard events, such as recapitalization or reorganization of Preferred. T. R. Winston, where Tyler Runnels, a shareholder of the company, serves as Executive Vice President, received a finders fee of $172,500 in cash in conjunction with this offering. These stockholders executed a Subscription Agreement in conjunction with the purchase of the shares to be sold upon effectiveness of this registration statement in which they represented that they were purchasing the shares for their own account and for investment without the intention of reselling or redistributing the shares and that no agreement had been made with others regarding the shares. Furthermore, we are not aware of any agreements or understandings, directly or indirectly, that these stockholders have with any person to distribute the securities.
(10)     Mr. Colby is an employee of the broker-dealer, Sutro & Co.


                          DESCRIPTION OF CAPITAL STOCK


         Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share. As of December 12, 2001, there were outstanding:

         o 18,314,571 shares of our common stock, held of record by approximately 2,400 stockholders;
         o        warrants to purchase 4,278,703 shares of our common stock;
         o        options to purchase 1,397,159 shares of our common stock.; and
         o a convertible note with an option to convert such note into 25,000 shares of common stock.

         The following is a summary of the material provisions of our common stock, our stock purchase warrants, registration rights granted by us, our amended certificate of incorporation and our bylaws.

Common Stock

         The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to such dividends as may be declared by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. We have not authorized any preferred stock.

Stock Purchase Warrants

         We have issued warrants at varying exercise prices, in various amounts and at various times to pay different obligations, to secure additional financing and to compensate employees for their services. Generally, the warrants are immediately exercisable, usually for a term of three to five years. The exercise price and the number of shares to be issued upon exercise of the warrant is subject to adjustment as a result of stock splits, stock dividends, merger, consolidation or exchange of shares pursuant to the terms of the applicable warrant certificate. We have extended the exercise period for certain warrants under different circumstances, as well. Most of these warrants entitle the holders to "piggyback registration" rights, as set forth below. See also "Certain Transactions."

Registration Rights

         We have given registration rights to the selling stockholders holding warrants for 1,597,500 shares of common stock of the company pursuant to the terms of such warrants and the terms of their subscription agreements. All of the shares of common stock subject to such agreements may be offered pursuant to this prospectus in accordance with the terms of such agreements. The registration rights typically granted in the warrants provide the warrant holder with the right to register the resale of such holders' shares if we propose to register any of our securities under the Securities Act, for a specified time period that is usually five years from the date of grant of the warrant. These registration rights are referred to as "piggyback registration" rights. We have agreed in the warrants to keep the registration statement effective for at least nine months. Stockholders holding warrants for an additional 2,655,168 shares of our common stock also have "piggyback registration" rights pursuant to their warrants, which have substantially similar terms, and those shares have already been registered for resale. Additionally, on November 20, 2001, the board of directors approved the issuance of warrants to our advisory board and board of directors members which warrants also include "piggyback registration" rights.

         In conjunction with the private placement of shares of our common stock in December 22, 1999, we agreed to file a registration statement within sixty
(60) days of the closing of that offering and to use our best efforts to make such a registration to be effective. However, the stockholders in that offering orally agreed to waive the registration rights they received in that offering while we raised additional financing with the assistance of Stifel, Nicolaus & Company, Incorporated.

         On August 24, 2000, we completed a private offering with the assistance of Stifel. In conjunction with that offering, we specified in our private placement memorandum that the common stock issued in that offering would be entitled to register the shares underlying the warrants sold in the offering if we or another stockholder register shares of our common stock with the SEC, subject to standard limitations on such rights, which rights are referred to as piggyback registration rights. However, Stifel did not receive such rights with respect to the shares underlying the warrant we issued to Stifel in conjunction with the services they had provided to us in the offering. We also issued warrants with the registration rights specified in the preceding paragraph.

         In our April 11, 2001 offering we also granted the investors the right to demand that we register the shares sold in the offering within a year of the date of the subscription agreement and piggyback registration rights for both the shares sold in the offering and the shares underlying the warrants sold in the offering.

         The resale of the common stock and common stock underlying the warrants issued in the December 1999, August 2000 and April 2001 private offerings was registered pursuant to a registration statement that was declared effective on August 23, 2001.

         In our November 21, 2001 offering we agreed to file a registration statement to register the resale of the common stock and shares issuable upon exercise of the warrants which were issued in the offering as reasonably as practicable after November 21, 2001. If such registration statement is not declared effective by the SEC within ninety (90) days, and we failed to (a) file the initial registration statement within twenty (20) business days after November 21, 2001 or (b) respond to any request by the SEC within five (5) business days of its receipt by us, we will be obligated to pay each subscriber in the offering cash in an amount equal to two percent (2%) of the aggregate purchase price paid by such subscriber for the shares and warrants issued in the offering, for each month that the registration statement is not effective beyond such ninety (90) day period. However, we will not be subject to the foregoing liquidated damages if the failure of the registration statement to be declared effective is attributable primarily to the subscriber's breach of certain covenants of the subscription agreement executed in connection with the offering. We have agreed in the subscription agreement to keep the registration statement covering the shares issued under that agreement effective for at least five years. The resale of the common stock and common stock underlying the warrants issued in that offering is being registered pursuant to the registration statement being filed in conjunction with this prospectus. We currently intend to keep the registration statement filed in conjunction with this prospectus effective with respect to the common stock underlying the warrants issued in the offering, which common stock has "piggyback registration" rights, as set forth above.

Additional Rights

         In our November 21, 2001 offering we provided the investors with antidilution protection until November 21, 2002. We agreed that if we issue any shares, convertible securities, options or warrants to any third party for a price per share or with a conversion ratio or exercise price, as the case may be, below $1.25, we will issue to each investor, without payment of any additional consideration by such investors, that number of additional shares of our common stock that is equal to the difference between (a) the total consideration paid by such investor divided by the consideration per share paid by the third party and (b) the number of shares issued to such investor pursuant to the subscription agreement. We have not issued any shares pursuant to this provision at this time.

Anti-Takeover, Limited Liability and Indemnification Provisions

     Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging in a business combination with any interested stockholder, except under the circumstances set forth below. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

     o the transaction in which such stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

     o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

     o on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

     Limited Liability and Indemnification. Our amended certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

     Under Delaware law, we may indemnify our directors or officers or any other person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that such person:

     o    conducted himself or herself in good faith;

     o reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

     o in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     These persons may be indemnified against expenses, including attorney fees, judgments, fines, including excise taxes, and amounts paid in settlement actually and reasonably incurred by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Market Information

     Our common stock is listed on the OTC Bulletin Board under the symbol
"PFVI."

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of December 12, 2001, 18,314,571 shares of our common stock were issued and outstanding.


         The common stock is listed on the OTC Electronic Bulletin Board. The following table indicates the quarterly high and low bid price for the common stock on the OTC Electronic Bulletin Board for fiscal years ending March 31, 2001 and March 31, 2000 and the first two quarters of the fiscal year ending March 31, 2002. Such inter-dealer quotations do not necessarily represent actual transactions and do not reflect retail mark-ups, mark-downs or commissions.


                                 OTC ELECTRONIC
                                 BULLETIN BOARD
                                    BID PRICE

         Fiscal 2000                           HIGH                   LOW
         1st Quarter                           $2.25                  $0.875
         2nd Quarter                           $2.125                 $1.375
         3rd Quarter                           $5.00                  $1.437
         4th Quarter                           $7.625                 $3.375
         Fiscal 2001
         1st Quarter                           $5.50                  $2.00
         2nd Quarter                           $4.66                  $2.03
         3rd Quarter                           $3.50                  $0.75
         4th Quarter                           $2.843                 $0.875
         Fiscal 2002
         1st Quarter                           $3.40                  $1.75
         2nd Quarter                           $2.90                  $0.90


         On December 12, 2001, the closing bid price of the common stock as reported on the OTC Electronic Bulletin Board was $2.17.

         As of December 12, 2001, there were approximately 2,400 holders of record of the common stock.

         We have not declared or paid any cash or other dividends on the common stock to date for the last two (2) fiscal years and in any subsequent period for which financial information is required and we have no intention of doing so in the foreseeable future.

         This prospectus covers 4,017,500 shares of our common stock offered for sale by selling stockholders. See "Principal and Selling Stockholders." There are no agreements with any selling stockholders restricting or limiting the sale of such shares.

                                  LEGAL MATTERS


     The validity of the shares of common stock offered in this offering will be passed upon for us by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.

                                     EXPERTS

         The financial statements of Preferred Voice, Inc. as of March 31, 2001 and 2000 and for the years then ended appearing in this prospectus and registration statement have been audited by Philip Vogel & Co. PC, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         We have filed a registration statement under the Securities Act with the SEC on Form SB-2 relating to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information concerning us and the common stock offered in this offering, reference is made to the registration statement, schedules and exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are descriptions of the material provisions of such contracts or documents. We have filed copies of any of our material contracts or other material documents as exhibits to the registration statement.

         We file annual, quarterly and special reports and other information with the SEC. These reports may also be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC's web site is http://www.sec.gov.

         You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. We do not intend to send our stockholders an annual report for the next annual meeting since we are not required to do so under applicable securities laws.



                          INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report of Philip Vogel & Co. PC......................................................     F-1

Balance Sheets at September 30, 2001 and March 31, 2001....................................................     F-2

Statements of Operations for the Six Months ended September 30, 2001 and September 30, 2000 and the Years
ended March 31, 2001 and 2000..............................................................................     F-4

Statement of Stockholders' Equity for the Years ended March 31, 2001 and 2000 and the Six Months ended          F-5
September 30, 2001.........................................................................................

Statements of Cash Flows for the Six Months ended September 30, 2001 and September 30, 2000 and the Years       F-7
ended March 31, 2001 and 2000..............................................................................

Notes to Financial Statements .............................................................................     F-9



                          INDEPENDENT AUDITORS' REPORT




The Board of Directors
   and Shareholders
Preferred Voice, Inc.

We have audited the accompanying balance sheet of Preferred Voice, Inc. as of March 31, 2001, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended March 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Preferred Voice, Inc. as of March 31, 2001, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                         PHILIP VOGEL & CO. PC




                                         Certified Public Accountants

Dallas, Texas

May 25, 2001


                                                    PREFERRED VOICE, INC.

                                                        BALANCE SHEETS




                                                                                    September 30,              March 31,
                                                                                        2001                      2001
                                                                                   ----------------          ---------------
                                                                                     (unaudited)               (audited)

       Assets

Current assets:
    Cash and cash equivalents                                                         $    234,723              $ 1,735,752
    Accounts receivable, net of allowance for doubtful
       accounts of $-0- and $-0-, respectively                                              88,880                   39,141
    Employee advances                                                                            0                      922
    Inventory                                                                               49,085                   49,085
    Prepaid expenses                                                                           159                      493
                                                                                   ----------------          ---------------
       Total current assets                                                           $    372,847              $ 1,825,393
                                                                                   ----------------          ---------------

Property and equipment:
    Computer equipment                                                                $  1,105,736              $   882,960
    Furniture and fixtures                                                                  42,691                   42,691
    Office equipment                                                                        62,997                   61,889
                                                                                   ----------------          ---------------

                                                                                      $  1,211,424              $   987,540
 Less accumulated depreciation                                                           (288,545)                (187,807)
                                                                                   ----------------          ---------------
       Net property and equipment                                                     $    922,879              $   799,733
                                                                                   ----------------          ---------------

Other assets:
    Capitalized software development costs,
      net of accumulated amortization of $453,444
      and $324,747, respectively                                                      $    425,873              $   380,173
    Deposits                                                                                15,687                   14,093
    Patents and trademarks - net                                                            52,365                   48,533
                                                                                   ----------------          ---------------
       Total other assets                                                             $    493,925              $   442,799
                                                                                   ----------------          ---------------

                                                                                      $  1,789,651              $ 3,067,925
                                                                                   ================          ===============



The accompanying notes are an integral part of these statements.




                                                                                    September 30,             March 31,
                                                                                        2001                     2001
                                                                                   ----------------         ---------------
                                                                                     (unaudited)              (audited)

       Liabilities and stockholders' equity

Current liabilities:
    Accounts payable                                                                 $     376,388           $     338,270
    Accrued payroll and payroll taxes                                                       72,936                   3,589
    Accrued interest payable                                                                39,515                  44,451
    Accrued operating expenses                                                              31,264                  39,379
    Accrued vacation                                                                        33,001                  22,194
    Customer deposits                                                                      342,118                 342,118
    Current maturities of long-term debt                                                    20,000                  30,000
    Note payable                                                                            50,866                  50,866
                                                                                   ----------------         ---------------
       Total current liabilities                                                     $     966,088           $     870,867
                                                                                   ----------------         ---------------


Commitments (Note J)


Stockholders' equity:
    Common stock, $0.001 par value;
       50,000,000 shares authorized; shares issued
       15,744,571 and 15,672,586 respectively                                        $      15,745           $      15,674
    Additional paid-in capital                                                          14,652,779              13,856,051
    Accumulated deficit                                                               (13,843,456)            (11,672,799)
                                                                                   ----------------         ---------------

                                                                                     $     828,068           $   2,198,926
 Treasury stock - 22,500 and 385,224 shares,
     respectively, at cost                                                                 (1,505)                 (1,868)
                                                                                   ----------------         ---------------

       Total stockholders' equity                                                    $     823,563           $   2,197,058
                                                                                   ----------------         ---------------

Total liabilities and stockholders' equity                                           $   1,789,651           $   3,067,925
                                                                                   ================         ===============




The accompanying notes are an integral part of these statements.



                                                     PREFERRED VOICE, INC.

                                                   STATEMENTS OF OPERATIONS



                                                           Six months ended                            Year ended
                                                              September 30,                             March 31,
                                                   ----------------------------------     --------------------------------------
                                                        2001               2000                2001                  2000
                                                   ---------------     --------------     ----------------      ---------------
                                                    (unaudited)         (unaudited)          (audited)            (audited)


Sales                                                $    295,180       $     58,058         $    138,097         $    885,134

Cost of sales                                              73,545             60,513              101,188              215,293
                                                   ---------------     --------------     ----------------      ---------------

       Gross profit (loss)                           $    221,635       $    (2,455)         $     36,909         $    669,841
                                                   ---------------     --------------     ----------------      ---------------

Costs and expenses:
    Selling, general and administrative expenses     $  2,390,442       $  1,801,696         $  4,011,608         $  1,675,971
    Interest expense                                        1,850              2,300                4,600               28,556
                                                   ---------------     --------------     ----------------      ---------------

       Total costs and expenses                      $  2,392,292       $  1,803,996         $  4,016,208         $  1,704,527
                                                   ---------------     --------------     ----------------      ---------------

Loss from operations                                 $(2,170,657)       $(1,806,451)         $(3,979,299)         $(1,034,686)


Other income (expense):
    Loss on sale of assets                           $          0       $          0         $          0         $   (18,356)
    Loss from impairment of assets                              0                  0            (837,120)                    0
                                                   ---------------     --------------     ----------------      ---------------


Loss from operations before income taxes
    and extraordinary item                           $(2,170,657)       $(1,806,451)         $(4,816,419)         $(1,053,042)

Provision for income taxes                                      0                  0                    0                    0
                                                   ---------------     --------------     ----------------      ---------------

Loss from operations before extraordinary item       $(2,170,657)       $(1,806,451)         $(4,816,419)         $(1,053,042)

Extraordinary item:
    Gain from extinguishment of debt (less
       applicable income taxes of $-0-)(Note M)                 0                  0               74,375              59,976
                                                   ---------------     --------------     ----------------      ---------------

Net loss                                             $(2,170,657)       $(1,806,451)         $(4,742,044)         $ (993,066)
                                                   ===============     ==============     ================      ===============



Per share amounts:
    Loss from continuing operations                  $     (0.14)       $     (0.13)         $     (0.35)         $   (0.10)
                                                   ===============     ==============     ================      ===============

    Gain from extinguishment of debt                 $       0.00       $       0.00         $       0.01         $     0.01
                                                   ===============     ==============     ================      ===============

    Net loss                                         $     (0.14)       $     (0.13)         $     (0.34)         $   (0.09)
                                                   ===============     ==============     ================      ===============


The accompanying notes are an integral part of these statements.



                                                     PREFERRED VOICE, INC.

                                         STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                  FOR THE TWO YEARS AND SIX MONTHS ENDED SEPTEMBER 30, 2001

                                                                                       Shares of common stock
                                                                    -------------------------------------------------------------


                                                                     Authorized       Issued       Outstanding     In treasury
                                                                    -------------- -------------- --------------- ---------------

Balance - March 31, 1999                                               20,000,000      9,695,681       9,310,457         385,224

   Conversion of prime plus 2% debentures - April 6, 1999                       0        121,261         121,261               0
   Conversion of 8% debentures - April 6, 1999                                  0        200,000         200,000               0
   Conversion of 9% debentures - April 6, 1999                                  0        466,667         466,667               0
   Exercise of stock warrants - April 6, 1999                                   0          5,000           5,000               0
   Conversion of 10% debentures - June 18, 1999                                 0        386,000         386,000               0
   Exercise of stock warrants - June 28, 1999                                   0        200,000         200,000               0
   Conversion of 12% debentures - June 29, 1999                                 0         26,381          26,381               0
   Issuance of common stock - July 1, 1999                                      0        320,000         320,000               0
   Exercise of stock warrants - September 29, 1999                              0         20,000          20,000               0
   Exercise of stock warrants - October 4, 1999                                 0         22,297          22,297               0
   Exercise of stock warrants - December 16, 1999                               0        160,000         160,000               0
   Conversion of 7% debenture - December 17, 1999                               0         47,254          47,254               0
   Issuance of common stock - December 29, 1999                                 0      1,500,005       1,500,005               0
   Exercise of employee stock option - January 20, 2000                         0            500             500               0
   Issuance of common stock - February 16, 2000                                 0        100,000         100,000               0
   Exercise of employee stock option - February 22, 2000                        0            750             750               0
   Exercise of stock warrants - March 27, 2000                                  0          5,000           5,000               0

   Net loss for the year                                                        0              0               0               0
                                                                    -------------- -------------- --------------- ---------------

Balance - March 31, 2000                                               20,000,000     13,276,796      12,891,572         385,224

  Exercise of employee stock option - March 6, 2000                             0          9,500           9,500               0
  Exercised warrant - May 10,2000                                               0        335,196         335,196               0
  Issuance of common stock - May 23, 2000                                       0          5,000           5,000               0
  Issuance of common stock - July 13,2000                                       0          5,000           5,000               0
  Exercise stock warrants - July 18, 2000                                       0            736             736               0
  Exercise of stock warrants- August 2,2000                                     0          5,000           5,000               0
  Issuance of common stock August 21,2000
     net of stock issuance cost $32,470                                         0      1,142,858       1,142,858               0
  Exercise of stock warrants - January 8,2001                                   0         30,000          30,000               0
  Exercise of stock warrants - March 28,2001                                    0         50,000          50,000               0
  Issuance of common stock - March 28,2001
     net of stock issuance costs of $106,167                                    0        812,500         812,500               0
  Issuance of stock warrants to non-employees for services                      0              0               0               0
  Net loss for year                                                             0              0               0               0
                                                                    -------------- -------------- --------------- ---------------

Balance - March 31, 2001                                               20,000,000     15,672,586      15,287,362         385,224

Increase in authorized shares                                          30,000,000              0               0               0
  Issuance of common stock - April 11, 2001
    Net of stock issuance costs $16,334                                         0        375,000         375,000               0
  Cancellation of treasury stock - May 14, 2001                                 0      (362,724)               0       (362,724)
  Exercise warrant - June 7, 2001                                               0         50,000          50,000               0
  Issuance of common stock - June 6, 2001                                       0          9,709           9,709               0
  Net loss for the six months ended September 30, 2001                          0              0               0               0
                                                                    -------------- -------------- --------------- ---------------

Balance - September 30, 2001                                           50,000,000     15,744,571      15,722,071          22,500
                                                                    ============== ============== =============== ===============



The accompanying notes are an integral part of these statements.




                                      Amounts
    Common                         Additional                               Total
 stock $0.001      Treasury          paid-in        Accumulated         stockholders'
  par value          stock           capital          Deficit          equity (deficit)
---------------  --------------   --------------   ---------------     -----------------

     $   9,695      $  (1,868)      $ 5,192,033      $(5,937,689)          $  (737,829)

           121               0           90,826                 0                90,947
           200               0          149,800                 0               150,000
           467               0          349,533                 0               350,000
             5               0                0                 0                     5
           386               0          192,614                 0               193,000
           200               0           99,800                 0               100,000
            27               0           26,354                 0                26,381
           320               0          359,680                 0               360,000
            20               0            3,980                 0                 4,000
            22               0           22,275                 0                22,297
           160               0          159,840                 0               160,000
            47               0           42,009                 0                42,056
         1,500               0        2,048,500                 0             2,050,000
             1               0              500                 0                   501
           100               0          199,900                 0               200,000
             1               0              149                 0                   150
             5               0           14,995                 0                15,000

             0               0                0         (993,066)             (993,066)
---------------  --------------   --------------   ---------------     -----------------

     $  13,277      $  (1,868)      $ 8,952,788      $(6,930,755)          $  2,033,442

            10               0            9,491                 0                 9,501
           335               0          334,861                 0               335,196
             5               0           13,430                 0                13,435
             5               0           14,995                 0                15,000
             1               0              (1)                 0                     0
            30               0           29,970                 0                30,000

         1,143               0        2,786,388                 0             2,787,531
             5               0           14,995                 0                15,000
            50               0           49,950                 0                50,000

           813               0        1,518,022                 0             1,518,835
             0               0          131,162                 0               131,162
             0               0                0       (4,742,044)           (4,742,044)
---------------  --------------   --------------   ---------------     -----------------

     $  15,674      $  (1,868)     $ 13,856,051     $(11,672,799)          $  2,197,058

             0               0                0                 0                     0

           376               0          733,292                 0               733,667
         (363)             363                0                 0                     0
            50               0           49,950                 0                50,000
            10               0           13,486                 0                13,495
             0               0                0       (2,170,658)           (2,170,658)
---------------  --------------   --------------   ---------------     -----------------

     $  15,745     $   (1,505)     $ 14,652,779     $(13,843,456)            $  823,563
===============  ==============   ==============   ===============     =================


The accompanying notes are an integral part of these statements.



                                                     PREFERRED VOICE, INC.

                                                   STATEMENTS OF CASH FLOWS



                                                            Six months ended                               Year ended
                                                             September 30,                                 March 31,
                                                  -------------------------------------       -------------------------------------
                                                       2001                  2000                  2001                 2000
                                                  ---------------       ---------------       ---------------       --------------
                                                   (unaudited)           (unaudited)            (audited)             (audited)

Cash flows from operating activities:
    Cash received from customers                    $    245,441          $     12,918          $     54,006        $   1,273,062
    Cash paid to suppliers and employees             (2,151,420)           (1,598,678)           (3,643,002)          (2,096,249)
    Interest paid                                              0                     0                                  (224,235)
                                                  ---------------       ---------------       ---------------       --------------

       Net cash used by operating activities        $(1,905,979)          $(1,585,760)          $(3,588,996)        $ (1,047,422)
                                                  ---------------       ---------------       ---------------       --------------

Cash flows from investing activities:
    Capital expenditures                            $  (379,639)          $  (601,523)          $  (948,089)        $   (389,436)
    Proceeds from sale of assets                               0                     0                     0                1,750
    Employee advances                                        922                     0                 (922)                2,500
                                                  ---------------       ---------------       ---------------       --------------

       Net cash used by investing activities        $  (378,717)          $  (601,523)          $  (949,011)        $   (385,186)
                                                  ---------------       ---------------       ---------------       --------------


Cash flows from financing activities:
    Proceeds from issuance of stock                 $    783,667          $  3,192,936          $  4,913,135        $   2,811,952
    Proceeds from notes payable                                0                     0                     0              200,000
    Note principal payments                                    0                     0                     0            (228,000)
    Proceeds from sale - leaseback transaction                 0                     0                     0                    0
    Stock issuance costs                                       0              (12,667)              (12,667)             (19,803)
                                                  ---------------       ---------------       ---------------       --------------

       Net cash provided by financing activities    $    783,667          $  3,180,269          $  4,900,468        $   2,764,149
                                                  ---------------       ---------------       ---------------       --------------

Net increase (decrease) in cash and
      cash equivalents                              $(1,501,029)          $    992,986          $    362,461        $   1,331,541

Cash and cash equivalents:
    Beginning of period                                1,735,752             1,373,291             1,373,291               41,750
                                                  ---------------       ---------------       ---------------       --------------

    End of period                                   $    234,723          $  2,366,277          $  1,735,752        $   1,373,291
                                                  ===============       ===============       ===============       ==============




Supplemental schedule of non-cash investing
 and financial activities:
    Issuance of common stock in exchange for
    debt                                            $     16,786          $     15,196          $          0          $   952,383
                                                  ===============       ===============       ===============       ==============


The accompanying notes are an integral part of these statements.



                                                             Six months ended                             Year ended
                                                              September 30,                               March 31,
                                                   -------------------------------------      -----------------------------------
                                                        2001                  2000                 2001                2000
                                                   ----------------      ---------------      ---------------      --------------
                                                     (unaudited)          (unaudited)           (audited)            (audited)

Reconciliation of net loss to net cash used by operating activities:

    Net loss                                         $ (2,170,657)        $ (1,806,451)        $ (4,742,044)       $   (993,066)
                                                   ----------------      ---------------      ---------------      --------------

    Adjustments to reconcile net loss to net cash used by operating activities:

       Depreciation                                  $     210,793        $     113,455        $     278,052       $     140,948
       (Gain) loss on sale of assets                       (3,291)                    0                    0              18,356
       Impairment loss                                           0                    0              837,120                   0
       Fair value of stock warrants issued in
          Exchange for services                                  0                    0              131,162                   0

       Changes in assets and liabilities:
          (Increase) decrease in accounts
             receivable                                   (49,739)                3,734             (35,217)             (3,064)
          Increase (decrease) in inventory                       0               36,939               35,639            (84,724)
          (Increase) decrease in deposits                  (1,594)                    0              (5,081)             (3,579)
          (Increase) decrease in prepaid expenses              334              (5,081)                (493)                   0
          Increase in patents and trademarks               (3,832)             (16,204)             (41,061)             (7,472)
          Increase (decrease) in accounts payable           38,118              118,388             (40,715)            (91,016)
          Increase (decrease) in accrued expenses           73,889               18,334               42,516           (414,797)
          Increase (decrease) in customer deposits               0             (48,874)             (48,874)             390,992
                                                   ----------------      ---------------      ---------------      --------------

             Total adjustments                       $     264,678        $     220,691        $   1,153,048       $    (54,356)
                                                   ----------------      ---------------      ---------------      --------------

Net cash used by operating activities                $ (1,905,979)        $ (1,585,760)        $ (3,588,996)       $ (1,047,422)
                                                   ================      ===============      ===============      ==============




The accompanying notes are an integral part of these statements.

                              PREFERRED VOICE, INC.

                          NOTES TO FINANCIAL STATEMENTS




Note A - General organization:

   Preferred Voice, Inc. (the "Company") is a Delaware corporation incorporated in 1992. On February 25, 1997, the Company's stockholders approved changing the name of the Company to better reflect the nature of the Company's business. The Company commenced business on May 13, 1994, and was in the development stage until August 1, 1995. The Company provides products and services to the telecommunications industry throughout the United States and maintains its principal offices in Dallas, Texas. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. Certain prior year amounts have been reclassified for comparison purposes.

   A summary of significant accounting policies consistently applied in the preparation of the accompanying financial statements follows. Insofar as these financial statements refer to the six months ended September 30, 2001 and 2000, they are not audited. In the opinion of management, all adjustments necessary for a fair presentation of the unaudited financial position as of September 30, 2001 and 2000 have been made. All such adjustments, in the opinion of management, are of a normal recurring nature. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full fiscal year.

Note B - Summary of significant accounting policies:

   Cash and cash equivalents

      For purposes of reporting cash flows, cash and cash equivalents include amounts due from banks.

   Accounts receivable

      In the normal course of business, the Company extends unsecured credit to its customers with payment terms generally 30 days. Because of the credit risk involved, management has provided an allowance for doubtful accounts which reflects its opinion of amounts which will eventually become uncollectible. In the event of complete nonperformance by the Company's customers, the maximum exposure to the Company is the outstanding accounts receivable balance at the date of nonperformance.

   Inventory

      Inventories consist of finished goods and are stated at the lower of cost (specific identification) or market.

   Capitalized software development costs

       The capitalization of software development costs begins when a product's technological feasibility has been established and ends when the product is available for general release to customers. Capitalized software development costs include direct costs incurred subsequent to establishment of technological feasibility for significant product enhancements. Amortization is computed on an individual product basis using the straight-line method over the estimated economic life of the product, generally three years. During the years ended March 31, 2001 and 2000, software development costs capitalized were $338,875 and $194,623, respectively. The amortization of capitalized software development costs for the years ended March 31, 2001 and 2000 was $184,488 and $92,935, respectively.

   Depreciation

      The cost of property and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line method for financial reporting purposes and the double declining method for income tax purposes.

      Maintenance   and  repairs  are  charged  to  operations   when  incurred.
   Betterments and renewals are capitalized.

                              PREFERRED VOICE, INC.

                          NOTES TO FINANCIAL STATEMENTS


Note B - Summary of significant accounting policies (continued):

      The useful lives of property and equipment for purposes of computing depreciation are as follows:

                         Computer equipment                      5 years
                         Furniture and fixtures                  5 years
                         Office equipment                        5 years
   Income taxes

      Income taxes are accounted for using the liability method under the provisions of SFAS 109 "Accounting for Income Taxes."

   Fair value of financial instruments

      The Company defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Financial instruments included in the Company's financial statements include cash and cash equivalents, trade accounts receivable, other receivables, other assets, notes payable and long-term debt. Unless otherwise disclosed in the notes to the financial statements, the carrying value of financial instruments is considered to approximate fair value due to the short maturity and characteristics of those instruments. The carrying value of long-term debt approximates fair value as terms approximate those currently available for similar debt instruments.

   Revenue recognition

      The Company is engaged as a provider of telecommunication products and services. Generally, the Company recognizes revenue under the accrual method when its services and products are provided. During the year ended March 31, 2001, the majority of the Company's revenue consisted of revenue sharing receipts and billing one customer for software and hardware installation. Licensing fees are paid in order to obtain the rights to utilize the Company's software applications in certain geographical markets and are recognized when the contract is executed. Licensing fee income for the years ended March 31, 2001 and 2000 was $-0- and $570,000, respectively. System sales revenues are recognized when the customer accepts the system, which usually occurs within five days from delivery and installation. System sale income for the years ended March 31, 2001 and 2000 was $48,874 and $195,496, respectively. Revenue sharing income is recognized when the voice-dialing services are provided. Revenue sharing income for the years March 31, 2001 and 2000 was $74,779 and $-0-, respectively.

   Advertising expense

      The Company expenses advertising costs when the advertisement occurs. Total advertising expense amounted to $74,158 and $39,613 for the years ended March 31, 2001 and 2000, respectively.

   Loss per share

      The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share, during the year ended March 31, 1998. SFAS No. 128 reporting requirements replace primary and fully-diluted earnings per share (EPS) with basic and diluted EPS. Basic EPS is calculated by dividing net income or loss (available to common stockholders) by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted EPS has not been presented in the accompanying financial statements due to the Company's losses from operations which results in any potential common shares being antidilutive.

      Loss per share is based on the weighted average number of shares outstanding of 13,884,662 and 11,283,538 for the years ended March 31, 2001 and 2000, respectively.

                              PREFERRED VOICE, INC.

                          NOTES TO FINANCIAL STATEMENTS


Note B - Summary of significant accounting policies (continued):

   Amortization

      The  cost  of   trademarks   and  patents  are  being   amortized  on  the
   straight-line method over a period of 15 years.

   Impairment of long-lived assets and long-lived assets to be disposed of

      The Company has adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets and certain identified intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison on the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. An impairment loss in the amount of $837,120 was recognized during the year ended March 31, 2001 (see Note K).

   Comprehensive income

      The Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income on April 1, 1998. SFAS No. 130 requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources. Adoption of this statement did not have a material impact on the Company's financial position, results of operations or cash flows, as the Company did not have any changes in net assets resulting from nonowner sources during the periods covered by the accompanying financial statements.

   Segments of an enterprise and related information

      The Company adopted the provisions of SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information on April 1, 1998. SFAS No. 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. Adoption of this statement did not have a material impact on the Company's financial position, results of operations or cash flows, as any effects are limited to the form and content of its disclosures.

   New accounting pronouncements

      The Company adopted the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities on April 1, 2000. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Adoption of this statement did not have a material impact on the Company's financial position, results of operations or cash flows as the Company has not entered into any derivative transactions.

                              PREFERRED VOICE, INC.

                          NOTES TO FINANCIAL STATEMENTS


Note C - Notes payable:


   Notes payable consist of the following at March 31, 2001:
                                                                                                2001
                                                                                             -----------

              Note payable, Brite Voice Systems, Inc., dated January 31, 1997.  Note is unsecured and payable in monthly installments of $8,112, including
                 interest at the rate of prime + 2% through maturity on January 1, 1998.        $50,866

                                                                                             ===========

      The note to Brite Voice Systems, Inc. (Brite) is currently in dispute and effective April 1997, the Company discontinued the accrual of interest expense. Interest expense charged to operations related to the Brite note was $-0- for each of the years ended March 31, 2001 and 2000, respectively.


Note D - Long-term debt:


   Long-term debt consisted of the following at March 31, 2001:

                                                                                                 2001
                                                                                              -----------

              Notes payable dated various dates from May 20, 1996 through September 9,
                 1996, secured by common stock with principal and accrued interest due at maturity on various dates through September 9, 1998.  216,250 warrants to purchase shares of common stock at $3.00 per share expiring on various dates through September 9, 1998 were issued to the note holders.  Substantially all of the notes were converted into
                 1,602,712 shares of common stock on various dates prior to March 31,
                 2000.                                                                           $20,000

              Note payable to Equity Communication.  This note is unsecured,
                 non-interest bearing, and due upon demand.                                       10,000
                                                                                              -----------

                                                                                                 $30,000
                 Less current portion                                                             30,000
                                                                                              -----------

                 Total                                                                             $   0
                                                                                              ===========

   Interest expense charged to operations related to the long-term debt was $4,600 and $20,072 for the years ended March 31, 2001 and 2000, respectively.

   During the year ended March 31, 2000, $590,947 of notes payable with various interest rates were converted into 787,928 shares of common stock, $193,000 of 10% convertible debentures were converted into 386,000 shares of common stock, $125,000 of 12% convertible debentures were converted into 226,381 shares of common stock and $30,000 of 7% convertible debentures were converted into 47,254 shares of common stock.

                              PREFERRED VOICE, INC.

                          NOTES TO FINANCIAL STATEMENTS


Note E - Common stock:

   Common stock authorized

      On September 29, 2000, the Company's Board of Directors adopted a resolution to increase the number of authorized shares of common stock from 20,000,000 to 50,000,000. The increase in authorized shares has not yet been approved by the Company's stockholders.

   Stock purchase warrants

      At March 31, 2001, the Company had outstanding warrants to purchase 2,778,703 shares of the Company's common stock at prices which ranged from $0.50 per share to $4.00 per share. The warrants are exercisable at any time and expire on dates ranging from May 3, 2001 to August 24, 2006. At March 31, 2001, 2,778,703 shares of common stock were reserved for that purpose.

   Common stock reserved

      At March 31, 2001, shares of common stock were reserved for the following purposes:

                        Exercise of stock warrants                                       2,778,703
                        Exercise and future grants of stock options
                           and stock appreciation rights under the
                           1994 stock option plan                                          412,250
                        Exercise and future grants of stock option and
                           stock appreciation rights under the
                           2000 stock option plan                                          750,000
                                                                                     --------------

                                                                                         3,940,953
                                                                                     ==============


Note F - Income taxes:

   The Company uses the liability method of accounting for income taxes under the provisions of Statement of Financial Accounting Standards No. 109. Under the liability method, a provision for income taxes is recorded based on taxes currently payable on income as reported for federal income tax purposes, plus an amount which represents the change in deferred income taxes for the year.

   Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax reporting basis of the Company's assets and liabilities. The major areas in which temporary differences give rise to deferred taxes are accounts receivable, accrued liabilities, start-up expenditures, accumulated depreciation, and net operating loss carryforwards. Deferred income taxes are classified as current or noncurrent depending on the classification of the assets and liabilities to which they relate. Deferred income taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent depending on the years in which the temporary differences are expected to reverse.

                              PREFERRED VOICE, INC.

                          NOTES TO FINANCIAL STATEMENTS


Note F - Income taxes (continued):

   The provision for income taxes consists of:

                                                                             2001               2000
                                                                        ---------------    ---------------

                        Current income taxes                                  $      0           $      0

                        Change in deferred income taxes due
                           to temporary differences                                  0                  0
                                                                        ---------------    ---------------

                                                                              $      0           $      0
                                                                        ===============    ===============


   Deferred tax (liabilities) assets consist of the following:

                                                                              2001
                                                                        -----------------

                        Accumulated depreciation                             $  (59,000)
                                                                        -----------------

                        Gross deferred tax liabilities                       $  (59,000)
                                                                        -----------------

                        Stock warrant compensation                            $   70,000
                        Accrued liabilities                                        8,000
                        Start-up expenditures                                          0
                        Net operating loss carryforward                        3,881,000
                                                                        -----------------

                        Gross deferred tax assets                            $ 3,959,000
                        Valuation allowance                                  (3,900,000)
                                                                        -----------------

                        Net deferred tax assets                                $  59,000
                                                                        -----------------

                                                                                $      0
                                                                        =================


                                                                              2001              2000
                                                                        -----------------  ---------------

                        The increases in the deferred tax valuation
                           allowance are as follows:                         $ 1,608,000       $  303,000
                                                                        =================  ===============

   The Company has recorded a valuation allowance amounting to the entire deferred tax asset balance because of the Company's uncertainty as to whether the deferred tax asset is realizable. However, if the Company is able to utilize the deferred tax asset in the future, the valuation allowance will be reduced through a credit to income.

   The Company has available at March 31, 2001, a net operating loss carryforward of approximately $11,414,000 which can be used to offset future taxable income through the year 2021. Utilization of net operating loss carryforwards in the future may be limited if changes in the Company's stock ownership create a change of control as provided in Section 382 of the Internal Revenue Code.

                              PREFERRED VOICE, INC.

                          NOTES TO FINANCIAL STATEMENTS


Note G - Stock option plans and warrants:

   On November 1, 1994, the Company adopted a stock award and incentive plan which permits the issuance of options and stock appreciation rights to selected employees and independent contractors of the Company. The plan reserves 450,000 shares of common stock for grant and provides that the term of each award be determined by the committee of the Board of Directors (Committee) charged with administering the plan. These stock options vest over a period of three years.

   Under the terms of the plan, options granted may be either nonqualified or incentive stock options, and the exercise price, determined by the Committee, may not be less than the fair market value of a share on the date of grant. Stock appreciation rights granted in tandem with an option shall be exercisable only to the extent the underlying option is exercisable and the grant price shall be equal to the exercise price of the underlying option. At March 31, 2001, options to purchase 412,000 shares at exercise prices of $0.69 to $2.50 per share were outstanding. No stock appreciation rights had been granted at March 31, 2001.

   On September 29, 2000, the Company adopted an incentive stock option and other equity participation plan which permits the issuance of stock purchase agreements, stock awards, incentive stock options, non-qualified stock options and stock appreciation rights to selected employees and independent contractors of the Company. The plan reserves 750,000 shares of common stock for grant and provides that the term of each award be determined by the committee of the Board of Directors (Committee) charged with administering the plan. These stock options vest over a period of two years.

   Under the terms of the plan, options granted may be either nonqualified or incentive stock options, and the exercise price, determined by the Committee, may not be less than the fair market value of a share on the date of grant. Stock appreciation rights granted in tandem with an option shall be exercisable only to the extent the underlying option is exercisable and the grant price shall be equal to the exercise price of the underlying option. At March 31, 2001, options to purchase 576,000 shares at exercise prices of $1.40 to $1.94 per share were outstanding. No stock appreciation rights had been granted at March 31, 2001.

   During the year ended March 31, 2001, the Company issued 105,000 warrants to certain officers and directors at exercise prices ranging from $2.50 to $2.93. The warrants can be exercised at any time and expire on various dates through March 31, 2004.


Note H - Proforma information related to stock options and warrants:

   The per share weighted-average fair value of stock options and warrants granted was determined using the Black Scholes Option-Pricing Model. The following weighted-average assumptions were used in the pricing model:

                                                2001                 2000
                                        -----------------    -------------------

          Expected dividend yield              0.00%                 0.00%

          Risk-free interest rate          4.14% - 6.35%         6.31% - 6.35%

          Expected life                     1.5 years to       2.5 years to 3.5
                                              3.5 years              years

          Expected volatility                   172%                 177%

   The Company applies APB Opinion No. 25 in accounting for its plans and, accordingly, has recognized no compensation expense for stock options or warrants granted to employees at exercise prices at least equal to the market value of the Company's common stock. Had the Company determined compensation cost based on the fair value at the grant date for its stock options and warrants under SFAS No. 123, the Company's net loss and loss per share would have been increased to the proforma amounts indicated below:

                              PREFERRED VOICE, INC.

                          NOTES TO FINANCIAL STATEMENTS

Note H - Proforma information related to stock options and warrants (continued):

                                                     2001               2000
                                               ---------------    --------------

                        Net loss:
                          As reported           $(4,742,044)        $ (993,066)
                                               ===============    ==============

                          Proforma              $(5,384,131)       $(1,111,018)
                                               ===============    ==============


                        Loss per common share:
                          As reported             $   (0.34)         $   (0.09)
                                               ===============    ==============

                          Proforma                $   (0.39)         $   (0.10)
                                               ===============    ==============

   Proforma loss reflects only options granted in 2001 and 2000. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the proforma net income amounts presented above because compensation cost is reflected over the option's vesting period.

   Following is a summary of the stock award and incentive plans and warrants during the years ended March 31, 2001 and 2000:



                                                     2001                              2000
                                         ------------------------------   --------------------------------
                                                  2000 plan                          2000 plan
                                         ------------------------------   --------------------------------
                                          Number         Weighted           Number          Weighted
                                            of            average             of             average
                                          shares      exercise price        shares       exercise price
                                         ----------  ------------------   ------------  ------------------

     Outstanding at beginning of year            0           $    0.00              0          $     0.00
     Granted                               576,000                1.45              0                0.00
     Exercised                                   0                0.00              0                0.00
     Expired                                     0                0.00              0                0.00
     Forfeited                                   0                0.00              0                0.00
                                         ----------  ------------------   ------------  ------------------

     Outstanding at end of year            576,000           $    1.45              0          $     0.00
                                         ==========  ==================   ============  ==================


     Options exercisable at end of year    190,666          $     1.45              0          $     0.00

     Weighted average fair value of
       options granted at end of year      576,000          $     1.21              0          $     0.00



                              PREFERRED VOICE, INC.

                          NOTES TO FINANCIAL STATEMENTS


Note H - Proforma information related to stock options and warrants (continued):


                                                    2001                               2000
                                        -------------------------------   --------------------------------
                                                  1994 plan                          1994 plan
                                        -------------------------------   --------------------------------
                                         Number          Weighted           Number          Weighted
                                           of             average             of             average
                                         shares       exercise price        shares       exercise price
                                        -----------  ------------------   ------------  ------------------

     Outstanding at beginning of year      406,500          $     0.96        382,750          $     0.92

     Granted                                15,000                2.50         30,000                1.50
     Exercised                             (9,500)                1.00        (1,250)                0.53
     Expired                                     0                0.00              0                0.00
     Forfeited                                   0                0.00        (5,000)                1.03
                                        -----------  ------------------   ------------  ------------------

     Outstanding at end of year            412,000          $     0.96        406,500          $     0.96
                                       ============  ==================   ============  ==================

     Options exercisable at end of year    392,000          $     0.96        304,583          $     0.94

     Weighted average fair value of
       options granted at end of year       15,000          $     2.09         30,000          $     1.28


                                                    2001                               2000
                                        -------------------------------   --------------------------------
                                                  Warrants                           Warrants
                                        -------------------------------   --------------------------------
                                         Number          Weighted           Number          Weighted
                                           of             average             of             average
                                         shares       exercise price        shares       exercise price
                                        -----------  ------------------   ------------  ------------------

     Outstanding at beginning of year      800,000          $     0.90        800,000          $     0.90

     Granted                               105,000                2.66              0                0.00
     Exercised                                   0                0.00              0                0.00
     Expired                                     0                0.00              0                0.00
                                        -----------  ------------------   ------------  ------------------

     Outstanding at end of year            905,000          $     1.10        800,000          $     0.90
                                        ===========  ==================   ============  ==================

     Warrants exercisable at end of year   905,000          $     1.10        800,000          $     0.90

     Weighted average fair value of
       warrants granted at end of year     105,000          $     1.96              0          $     0.00


Note I - Stock warrants:

   During the years ended March 31, 2001 and 2000, the Company issued 151,035 and 130,000 warrants, respectively, to certain service providers and business partners at exercise prices ranging from $1.37 to $3.53. The warrants can be exercised at any time and expire at various dates through August 24, 2006.

                              PREFERRED VOICE, INC.

                          NOTES TO FINANCIAL STATEMENTS

Note I - Stock warrants (continued):

   In accordance with SFAS No. 123, the Company accounts for warrants issued to non-employees at fair value of the warrants at the grant date. The Company recognized $131,162 as compensation expense during the year ended March 31, 2001 related to warrants issued to non-employees. No compensation expense or assets were recognized by the Company during the year ended March 31, 2000 with respect to warrants issued to non-employees as the amounts were not significant to the financial statements.

   The  per  share   weighted-average   fair  value  of   warrants   granted  to
non-employees was determined using the Black Scholes Option-Pricing Model. The following weighted-average assumptions were used in the pricing model:

                                                              2001                         2000
                                                 ---------------------------      ------------------------

                    Expected dividend yield                0.00%                           0.00%

                    Risk-free interest rate                5.69%                           6.35%

                    Expected life                  0.5 years to 3.5 years         0.5 years to 2.5 years

                    Expected volatility                        172%                        177%

   Following is a summary of warrants issued to non-employees during the years ended March 31, 2001 and 2000:

                                                    2001                               2000
                                       -------------------------------    --------------------------------
                                         Number          Weighted           Number           Weighted
                                           of            average              of             average
                                         shares       exercise price        shares        exercise price
                                       -----------   -----------------    ------------   -----------------

     Outstanding at beginning of year     470,000           $    1.36         340,000          $     1.30

     Granted                              151,035                3.01         130,000                1.52
     Exercised                                  0                0.00               0                0.00
     Expired                                    0                0.00               0                0.00
                                       -----------   -----------------    ------------   -----------------

     Outstanding at end of year           621,035           $    1.76         470,000          $     1.36
                                       ===========   =================    ============   =================

     Warrants exercisable at end of
     year                                 621,035           $    1.76         470,000          $     1.36

     Weighted average fair value of
       warrants granted at end of year    151,035           $    1.67         130,000          $     1.08


   Following is an overall summary of the stock warrant activity for the years ended March 31, 2001 and 2000:

                              PREFERRED VOICE, INC.

                          NOTES TO FINANCIAL STATEMENTS


Note I - Stock warrants (continued):


                                                    2001                               2000
                                       --------------------------------   --------------------------------
                                        Number           Weighted           Number           Weighted
                                          of              average             of             average
                                        shares        exercise price        shares        exercise price
                                       -----------   ------------------   ------------   -----------------

     Outstanding at beginning
           of year                      2,303,203           $     1.14      2,605,500          $     1.07

        Issued                            973,000                 2.39        130,000                1.52
        Exercised                       (420,196)                 1.02      (402,297)                0.71
        Expired                          (77,304)                 2.01       (30,000)                4.88
                                       -----------   ------------------   ------------   -----------------

     Outstanding at end of year         2,778,703           $     1.75      2,303,203          $     1.14
                                       ===========   ==================   ============   =================



Note J - Commitments:

   The Company leases its office facilities and various office equipment under operating leases expiring through December 2005. Following is a schedule of future minimum lease payments required under the above operating leases as of March 31, 2001:

                               Year ending
                                March 31,                  Amount
                             ----------------          -------------

                                  2002                    $ 178,123
                                  2003                      176,433
                                  2004                      169,524
                                  2005                      170,526
                                  2006                      127,895
                                                       -------------

                                                          $ 822,501
                                                       =============

      Total rent expense charged to operations was $153,515 and $76,317 for the years ended March 31, 2001 and 2000, respectively.


Note K - Barter transaction:

   On June 3, 1996, the Company entered into a media purchase agreement for the promotion of its products and services with Proxhill Marketing, Ltd. (Proxhill). Under the terms of the agreement, the Company committed to purchase $1,200,000 of media advertising time in exchange for 200,000 shares of common stock at a value of $4.00 per share, and $400,000 in cash. The agreement is for a period of five years. For each purchase of media advertising time, the Company will receive a barter credit equal to 66.67% of the transaction value with the remaining balance payable in cash. A prepaid barter credit in the amount of $761,018 and prepaid media commissions in the amount of $76,102 are included in other assets in the accompanying balance sheet at March 31, 2000. In connection with this agreement, the Company issued to Proxhill 50,000 warrants to purchase the Company's common stock at a price of $4.00 per share. The options expire June 3, 2001. The Company and Proxhill are currently involved in litigation over the agreement and due to the uncertainty of the realization of the barter credits, the Company recognized an impairment loss in the amount of $837,120 during the year ended March 31, 2001.

                              PREFERRED VOICE, INC.

                          NOTES TO FINANCIAL STATEMENTS

Note L - Extinguishment of debt:

   During the years ended March 31, 2001 and 2000, the Company negotiated settlements of amounts owed to certain of its vendors and employees. The negotiated settlements resulted in a reduction of the Company's accounts payable and accrued operating expenses in the amount of $74,375 and $59,976, respectively, which has been reported as an extraordinary item in the accompanying statements of operations.

Note M - Going concern:

   The Company has incurred substantial operating losses to date. The Company has raised, and intends to continue to raise, additional capital through subsequent offerings of its common stock in over-the-counter securities markets.

   On June 3, 1999, the Company entered into a software license agreement with KMC Telecom Holdings, Inc. (KMC). Under the terms of the agreement, KMC paid the Company initial license fees of $570,000 for the rights to utilize the Company's software applications in certain geographical markets. The agreement is for a period of 10 years and provides for a total of 39 installations and grants KMC the ability to add up to 81 additional installations. The agreement also calls for KMC to pay the Company a monthly license fee ranging from $1,000 to $3,500 per month for each software and hardware installation beginning in the 25th month after each installation. As of March 31, 2001, the Company had completed one installation.

   On September 25, 2000, KMC notified the Company that the initial installation would not be accepted and KMC intends to terminate the software license agreement. In addition, KMC requested the refund of the initial license fees and other amounts paid to the Company. The Company believes it has fully complied with the terms and conditions of the agreement and intends to vigorously defend its position. Accordingly, no provision for losses in connection with the KMC agreement has been charged to operations in the accompanying financial statements. If required to refund such monies, it would result in a charge to revenue in the period that the refund is ascertained and could impair the Company's ability to continue as a going concern. The Company filed a breach of contract suit against KMC on November 16, 2000.

   In August 2000, the Company completed the issuance of an additional 1,142,858 common shares through a private offering, resulting in net proceeds (net of stock issuance costs) of $2,787,531. In connection with the offering, the Company also issued warrants to purchase 285,715 shares of common stock at a price of $2.625 per share.

   In April 2001, the Company completed a private placement offering in which 937,500 shares of common stock were issued at a price of $2.00 per share resulting in net proceeds (net of stock issuance costs) of $1,752,500. In connection with the offering, the Company also issued warrants to purchase 593,750 shares of common stock at a price of $2.00 per share.

   As of March 31, 2001, the Company has entered into thirty revenue sharing agreements with various telecommunication service providers throughout the United States. Generally, the agreements provide for the Company to receive 30% to 70% of the revenue from the sale of the Company's services depending upon the level of revenue generated. The Company began receiving revenue from the agreements in November 2000.

   In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements, and the success of its future operations. Management believes that actions presently being taken to meet the Company's financial requirements will provide the Company the opportunity to continue as a going concern.

Note N - Concentrations:

   Concentrations of credit risk

      At March 31, 2001, the Company had cash balances of $1,735,340 with one banking institution, which is in excess of the federally insured amount of $100,000 per institution. These balances are before considering outstanding items.

                              PREFERRED VOICE, INC.

                          NOTES TO FINANCIAL STATEMENTS

Note N - Concentrations (continued):

   Concentrations of business - major customers

      During the year ended March 31, 2000, a substantial portion of its revenue was derived from one customer. Revenue from this customer was approximately $853,000.

      During the year ended March 31, 2001, a substantial portion of its revenue was derived from four customers. Revenue from these four customers was approximately $118,000.



------------------------------------------------------------ ---------------------------------------------------------

     No dealer, salesperson or other person is authorized
to give any information or to represent anything not                             4,017,500 Shares
contained in this prospectus.  You must not rely on any
unauthorized information or representations.  This
prospectus is an offer to sell only the shares offered
hereby, but only under circumstances and in jurisdictions
where it is lawful to do so.  The information contained in
this prospectus is current only as of its date.

             --------------------------------
                                                                                    [PVI LOGO]
                     TABLE OF CONTENTS

                                                    Page
                                                    ----
Summary..............................................1
Risk Factors.........................................2                             COMMON STOCK
Special Note Regarding Forward Looking Statements....8
Use of Proceeds......................................8
Dividend Policy......................................8
Plan of Distribution.................................8
Selected Consolidated Financial Data.................11
Management's Discussion and Analysis of Financial                               --------------------
Condition And Results of Operations..................12
Business ............................................17                             PROSPECTUS
Management...........................................29                         ---------------------
Certain Transactions.................................36
Principal and Selling Stockholders...................37
Description of Capital Stock.........................42
Shares Eligible for Future Sale......................45
Legal Matters........................................45                           January 14, 2002
Experts  ............................................46
Additional Information...............................46
Index to Financial Statements........................47

------------------------------------------------------------ ---------------------------------------------------------


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         We have authority under Delaware General Corporate Law Title 8 Section 145 to indemnify our directors and officers to the extent provided for in such statute. Our amended certificate of incorporation permits indemnification of directors and officers to the fullest extent permitted by law. Delaware law provides, in part, that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:

     o    conducted himself or herself in good faith;

     o reasonably believed, in the case of conduct in his or her official capacity as a director or officer of the corporation, that his or her conduct was in the corporation's best interests, and, in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

     o in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

         Any such person may be indemnified against expenses (including attorneys' fees), judgments, fines (including excise taxes) and amounts paid in settlement actually and reasonably incurred by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

      In addition, our amended certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability:

     o for any breach of the director's duty of loyalty to us or our stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds; or

     o for any transaction from which the director derives an improper personal benefit.

         Additionally, if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be limited to the fullest extent permitted by the Delaware General Corporation Law, as amended. The effect of these provisions is to eliminate our rights and our stockholders' rights, through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. These provisions do not limit the liability of directors under federal securities laws.

Item 25.  Other Expenses of Issuance and Distribution.

         The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the shares of our common stock offered pursuant to this prospectus:

Registration Fees.................................................$ 2,285.71
Legal Fees and Expenses...........................................$27,500.00
Printing and EDGAR Expenses.......................................$ 2,000.00
Accounting Fees and Expenses......................................$ 1,750.00
Blue Sky Fees.....................................................$ 5,000.00
Miscellaneous.....................................................$   500.00
                                                                  --------------
     Total........................................................$39,035.71


Item 26.  Recent Sales of Unregistered Securities.

         In the last three years, we have sold the following securities:

         On January 5, 1998, we issued G. Ray Miller, the Chief Executive Officer and a director of the company, a warrant to purchase 200,000 shares of our common stock at an exercise price of $1.00 per share on or before January 5, 2001. The warrant was issued for Mr. Miller's past work for us. On January 4, 2001, the warrant was extended to January 5, 2003.

         On January 5, 1998, we issued Mary Merritt, the Vice President of Finance and a director of the Company, a warrant to purchase 100,000 shares of our common stock at an exercise price of $1.00 per share on or before January 5, 2001. The warrant was issued for Ms. Merritt's past work for us. On January 4, 2001, the warrant was extended to January 5, 2003.

         On February 11, 1998, C. H. Fallon received a warrant to purchase 20,000 shares of our common stock at an exercise price of $1.25 per share on or before February 11, 2001 in conjunction with signing a master distributor agreement. On January 4, 2001, the warrant was extended to January 5, 2003.

         On February 11, 1998, Capital Growth Fund, Ltd. received a warrant to purchase 200,000 shares of our common stock at an exercise price of $1.25 per share on or before February 11, 2001 in conjunction with a lease financing arrangement. On January 23, 2001, our board of directors resolved to extend the term of exercise of the warrants to end ten days after the effective date of the prospectus filed with a registration statement filed on Form SB-2 and declared effective on August 23, 2001. On March 27, 2001, our board of directors resolved to further extend the term of exercise of the warrant to February 11, 2004, for their participation in our March 2001 offering.

         On April 23, 1998, we issued two new warrants--a warrant to purchase 200,000 shares of our common stock at an exercise price of $1.00 per share on or before November 12, 1999 to Bisbro Investments, Ltd. and a warrant to purchase 100,000 shares of our common stock at an exercise price of $1.00 per share on or before November 12, 1999 to Invest, Inc. On October 5, 1999, Bisbro exercised a portion of its warrant to purchase 200,000 shares of our common stock with respect to 22,297 of the warrant shares and a new warrant was issued for 177,703 shares of common stock. Also on October 5, 1999, both Bisbro's and Invest's warrants were extended to November 12, 2000 and repriced from $1.00 to $1.25. The previous warrants were granted in connection with a Regulation S offering we conducted in 1995. On January 23, 2001, our board of directors resolved to extend the term of exercise of the warrants to end ten days after the effective date of the prospectus filed with a registration statement filed on Form SB-2 and declared effective on August 23, 2001. On March 27, 2001, our board of directors resolved to further extend the term of exercise of these warrants to October 5, 2003 for their participation in our March 2001 offering.

         On August 3, 1998, Capital agreed to lend $83,000 to us. In return, we issued Capital a promissory note in the amount of $83,000 bearing interest at a rate of 10% per annum due on August 3, 1999. On August 14, 1998, Capital agreed to lend $10,000 to us. In return, we issued Capital a promissory note in the amount of $10,000 bearing interest at a rate of 10% per annum due on August 14, 1999. Both of those notes were converted into shares of our common stock at a conversion price of $0.50 per share for a total of 186,000 shares on June 18, 1999.

         On September 3, 1998, we issued Eugene Starr a warrant to purchase 5,000 shares of common stock at an exercise price of $3.00 per share on or before September 3, 2000. This warrant was exercised on July 13, 2000.

         On September 3, 1998, Lawrence E. Steinberg agreed to loan us $100,000. In return, we issued Mr. Steinberg two promissory notes and a warrant to purchase 100,000 shares of common stock at a price of $1.00 per share on or before October 16, 2001. The notes that were due on September 3, 1999 and October 16, 1999 were repaid on December 30, 1999, and the warrant was exercised on October 16, 2001.

         On September 30, 1998, Bisbro and Universal agreed to lend us up to $100,000 in exchange for various promissory notes totaling $100,000 bearing interest at a rate of 10% per annum and warrants to purchase up to 100,000 shares. The following transactions were in conjunction with that agreement:

         o On September 30, 1998, at the request of Bisbro, we issued each of JMG Capital Partners and Triton Capital Investments, Ltd. a warrant to purchase 25,000 shares of our common stock at an exercise price of $1.00 per share on or before September 30, 2001. These warrants were exercised on June 8, 2001.

         o On October 1, 1998, Bisbro loaned $20,000 to us. In return, we issued Bisbro a promissory note in the amount of $20,000 due on October 1, 1999. This note was converted into shares of our common stock at a conversion price of $0.50 per share for 40,000 shares on June 18, 1999.

         o On October 1, 1998, Universal loaned $20,000 to us. In return, we issued Universal a promissory note in the amount of $20,000 due on October 1, 1999. This note was converted into shares of our common stock at a conversion price of $0.50 per share for 40,000 shares on June 18, 1999.

         o On November 1, 1998, we issued J. Steven Emerson a warrant to purchase 50,000 shares of our common stock at an exercise price of $1.00 per share on or before November 1, 2001 at the request of Bisbro. The warrant was exercised on March 28, 2001.

         o On November 10, 1998, Bisbro loaned $30,000 to us. In return, we issued Bisbro a promissory note in the amount of $30,000 due on November 10, 1999. This note was converted into shares of our common stock at a conversion price of $0.50 per share for 60,000 shares on June 18, 1999.

         o On January 5, 1999, Bisbro loaned $10,000 to us. In return, we issued Bisbro a promissory note in the amount of $10,000 due on January 5, 2000. This note was converted into shares of our common stock at a conversion price of $0.50 per share for 20,000 shares on June 18, 1999.

         On October 2, 1995, we issued a warrant to Badar Al-Rezaihan to purchase 20,000 shares of our common stock at an exercise price of $0.20 per share with an expiration date of October 1, 1998. We extended the warrant to October 1, 1999 before which time Mr. Al-Rezaihan exercised his warrant to purchase 20,000 shares and the shares were issued in the name of Bisbro. Mr. Al-Rezaihan received the warrant in consideration of his assistance to us in creating and maintaining international market contacts to provide us with capital investment.

         On November 25, 1998, Universal agreed to loan $20,000 to us. In return, we issued Universal a promissory note in the amount of $20,000 bearing interest at a rate of 10% per annum due on November 25, 1999. This note was converted into shares of our common stock at a conversion price of $0.50 per share for 40,000 shares on June 18, 1999.

         On December 30, 1998, we issued In Touch Solutions, L.L.C. Answering Services, Inc., Amerivoice Telecommunications, Inc., Voicenet New Media, Inc., Best Voice, Inc. and Nomis Communications, Inc., all companies who contracted with us to become our master distributors, warrants to purchase an aggregate of 170,000 shares of our common stock at an exercise price of $1.00 per share on or before December 30, 2000. On

January 23, 2001, our board of directors resolved to extend the exercise of these warrants to December 30, 2002. Voicenet New Media's warrant has been assigned to Sean O'Donovan.

         On February 10, 1999, we issued Edwin G. Bowles a warrant to purchase 25,000 shares of our common stock at an exercise price of $1.00 per share on or before February 10, 2001 for Mr. Bowles' past work for us in creating the billing system we use with phone companies. On May 10, 2000, Mr. Bowles exercised 15,196 of his warrants and his right to the additional shares subject to the warrant expired under the terms of the warrant agreement.

         On March 30, 1999, G. Tyler Runnels agreed to lend $43,000 to us. In return, we issued Mr. Runnels a promissory note in the amount of $43,000 bearing interest at a rate of 12% per annum due on March 30, 2000 and we issued him a warrant to purchase 43,000 shares of our common stock at an exercise price of $0.50 per share on or before March 31, 2004, in return for such loan. The note was repaid with interest on June 16, 1999.

         On March 31, 1999, John B. Davies, Jacqueline Knapp and Larry Kupferberg agreed to lend $50,000, $75,000 and $75,000 respectively to us. In return, we issued Mr. Davies, Ms. Knapp and Mr. Kupferberg promissory notes in their respective amounts bearing interest at a rate of 12% per annum due on March 31, 2000 and we issued John B. Davies, Jacqueline Knapp and Larry Kupferberg warrants to purchase 50,000, 75,000 and 75,000 shares, respectively, at an exercise price of $.50 per share on or before March 31, 2004. We have paid off these notes and the warrant holders exercised the warrants.

         On March 31, 1999, we issued Kathryn Jergens a warrant to purchase 25,000 shares of our common stock at an exercise price of $0.84 per share on or before March 31, 2004, for the use of Ms. Jergens' voice, as the voice of EMMA, the Perfect Receptionist.

         On May 3, 1999, we issued John Meleky, Karl Koelker, Louis R. Battista and Mark Battista warrants to purchase an aggregate of 25,000 shares of our common stock at an exercise price of $1.37 per share on or before May 3, 2001, in conjunction with their agreements to be master distributors of our services in the Dallas area. The warrants have expired.

         On July 1, 1999, we issued 160,000 shares of common stock to Triton-Capital Investments Ltd. at a purchase price of $1.25 per share for $200,000.00. On the same day, we also issued 160,000 shares of our common stock to JMG Capital Partners, L.P. at a purchase price of $1.25 per share for $200,000.00.

         On September 21, 1999, we issued Southwest Texas Telephone a warrant to purchase 5,000 shares of common stock of the company at an exercise price of $1.66 per share on or before September 20, 2000 in conjunction with their execution of our marketing and license agreements for the VIP system. This warrant has expired.

         On December 1, 1999, we issued Alexander Associates a warrant to purchase 50,000 shares of our common stock at an exercise price of $1.50 per share on or before December 1, 2004, for the services they provided in conjunction with a research report conducted for our use. On May 8, 2001, James Stone, who was doing business as Alexander Associates, asked that the warrant be reissued in his name.

         On December 10, 1999, we issued Steve Chizzik, Howard Isaacs, William Reininger and Elizabeth Valdes warrants to purchase an aggregate of 50,000 shares of our common stock at an exercise price of $1.60 per share on or before December 10, 2001, for financial public relations services they performed for us. All of these warrants were exercised on December 7, 2001.

         On December 22, 1999, we issued 1,500,000 shares of our common stock to ten (10) investors at a purchase price of $1.50 per share for an aggregate offering price and total proceeds of $2,250,000.00. The investors' accreditation was determined by representations made by the respective investors regarding their accreditation in an investor questionnaire that accompanied each investor's subscription agreement for the shares of our common stock purchased in the offering. We paid T.R. Winston, where G. Tyler Runnels, a shareholder of the company, serves as Executive Vice President, a finder's fee of $200,000 in cash in conjunction with this offering.

         On January 21, 2000, we issued 500 shares of common stock to Anthony Clure at a purchase price of $1.03 per share pursuant to the exercise of an employee stock option. On the same day, we also issued 750 shares of common stock to Lori Rubottom at a purchase price of $.20 per share pursuant to the exercise of an employee stock option.

         On February 23, 2000, we issued 100,000 shares of our common stock to Jacob Wizman at a purchase price of $2.00 per share for $200,000.

         On March 24, 2000, we issued 5,000 shares of common stock to Harolyn Glicker at a purchase price of $3.00 per share for $15,000 pursuant to exercise of a warrant.

         On April 6, 2000, we issued 9,500 shares of our common stock to Anthony Clure at an exercise price of $1.03 per share pursuant to the exercise of an employee stock option.

          Three warrantholders exercised their warrants to purchase a total of 10,736 shares of common stock. On July 13, 2000, we issued 5,000 shares of our common stock to Eugene Starr at an exercise price of $3.00 per share pursuant to the exercise of a warrant. On July 18, 2000, we issued 736 shares of common stock to Murray Alter in a cashless exercise of his warrant to purchase 2,500 shares of our common stock at an exercise price of $3.00 per share. The shares were issued on a net basis. On August 2, 2000, we issued 5,000 shares of our common stock to Patrick Hund at an exercise price of $3.00 per share pursuant to the exercise of a warrant.

          On August 16, 2000, we issued Craig Dierksheide and Ameritel Communications, LLC each warrants to purchase 13,750 and 11,250 shares of our common stock, respectively, at an exercise price of $1.00 per share to be exercised on or before December 30, 2000, in exchange for a warrant to purchase 25,000 shares of our common stock at the same exercise price, that was previously issued to In Touch Solutions, LLC. On January 23, 2001, our board of directors resolved to extend the terms of exercise of these warrants to December 30, 2002.

         On September 8, 2000, we issued a number of warrants. We issued each of Peter Foster, Tyler Runnels and Mohammed Hadid a warrant to purchase 20,000 shares of our common stock at an exercise price of $2.75 per share to be exercised on or before September 8, 2001, related to their service as advisory council members. We also issued Robert Ramsdell a warrant to purchase 40,000 shares of our common stock on the same terms and also related to his service as an advisory council member. On September 8, 2001, Mr. Hadid's warrant expired. On September 21, 2001, our board of directors resolved to extend the expiration date of the warrants issued to Mr. Foster, Mr. Runnels and Mr. Ramsdell to September 8, 2003 for their continued service on the advisory council. We extended the expiration date of each of the warrants so that they may now be exercised on or before September 8, 2003.

         On June 8, 2001, we issued 25,000 shares of our common stock to JMG Capital Partners, L.P. at an exercise price of $1.00 per share pursuant to its exercise of a warrant. We also issued 25,000 shares of our common stock to Triton Capital Investments, Ltd. at an exercise price of $1.00 per share pursuant to its exercise of a warrant.

          On October 1, 2001, we issued a $50,000, 10% convertible note to Walter Oxley, due September 30, 2003. The note can be converted into common stock at the rate of $2.00 per share and a warrant to purchase 7,500 shares at $2.50 on or before November 20, 2003. Nathan Schulhoff & Associates LLC also received a warrant to purchase 25,000 shares at an exercise price of $2.50 per share for certain financial advisory and consulting services that were provided by it to the company on November 20, 2001.

         On October 16, 2001, we issued 100,000 shares of our common stock to Lawrence E. Steinberg at an exercise price of $1.00 per share pursuant to the exercise of a warrant.

         On November 20, 2001, we issued Gerard Hallaren a warrant to purchase 50,000 shares of our common stock at an exercise price of $1.50 per share on or before November 20, 2004, related to his position as a director of the company. On the same day, we issued Scott Ogilvie a warrant to purchase 50,000 shares of our common stock at an exercise price of $1.50 per share on or before November 20, 2004, related to his position as a director of the company. On December 4, 2001 Mr. Hallaren resigned his position as a director and has relinquished rights to 37,500 shares previously issued.

         Also on November 20, 2001, we issued each of G. Ray Miller and Mary Merritt a warrant to purchase 80,000 shares of our common stock at an exercise price of $1.50 per share on or before November 20, 2004. The warrants were issued for Mr. Miller's and Ms. Merritt's management contribution during 2001.

          Also on, November 20, 2001, we issued a number of warrants. We issued each of Peter Foster, Tyler Runnels, Robert Ramsdell and James Samargis a warrant to purchase 20,000 shares of our common stock at an exercise price of $1.50 per share to be exercised on or before November 20, 2004, related to their service as advisory council members.

         On December 12, 2001, we issued Gerard Hallaren a warrant to purchase 15,000 shares of our common stock at an exercise price of $2.20 per share on or before December 12, 2004, related to his appointment to the company's advisory council.

         Also on December 12, 2001, we issued Leslie Melzer a warrant to purchase 37,500 shares of our common stock at an exercise price of $2.20 per share on or before December 12, 2004, related to her appointment to the company's board of directors.

          All of the transactions referred to above are exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act. These transactions did not involve an underwriter and no underwriting discounts or commissions were paid. Each transaction was a privately negotiated transaction without general solicitation or advertising with persons or entities that we believed were "sophisticated investors" within the meaning of the Securities Act and had access to all information concerning our company that each such person or entity deemed necessary to make an informed investment decision with respect to the transaction. Appropriate legends were affixed to the share certificates or warrants issued stating that the securities issued could not be sold or transferred without registration of the securities under the Securities Act or an opinion of counsel acceptable to the company that such sale or transfer is exempt from registration under the Securities Act.

          On August 24, 2000, we completed the sale of 1,142,858 units consisting of one share of our common stock and one warrant to purchase one-fourth (1/4th) of a share of our common stock to eighteen (18) investors. The units were sold at a purchase price of $2.625 per unit. The warrants are exercisable at an exercise price of $2.625 per share and are exercisable for 5 years, subject to adjustments to the exercise price and number of shares issued on exercise on standard events, such as recapitalization or reorganization of Preferred. The investors' accreditation was determined by representations made by the respective investors regarding their accreditation in an investor questionnaire that accompanied each investor's subscription agreement for the units purchased in the offering and we filed a Form D with the SEC and in those states where such filing was required. Stifel, Nicolaus & Company, Incorporated acted as placement agent for this offering and received a warrant to purchase 51,035 shares of our common stock at an exercise price of $3.53 per share, subject to the same adjustments as those warrants offered in the offering. Stifel, also received commissions payable to it in cash in the amount of six percent (6%) of the gross proceeds of the offering, which gross proceeds equaled $3,000,002.00. The offer and sale of these securities was exempt from registration pursuant to Regulation D of the Securities Act.

          On April 11, 2001, we issued 1,187,500 units consisting of one share of our common stock and one warrant to purchase one-half (1/2) of a share of common stock at a purchase price of $2.00 per unit to fourteen (14) investors. The aggregate proceeds of the offering was $2,375,000.00. The warrants are exercisable at an exercise price of $2.00 per share and are exercisable for 5 years, subject to adjustments to the exercise price and number of shares issued on exercise on standard events, such as recapitalization or reorganization of Preferred. The investors' accreditation was determined by representations made by the respective investors regarding their accreditation in an investor questionnaire that accompanied each investor's subscription agreement for the units purchased in the offering and we filed a Form D with the SEC and in those states where such filing was required. T.R. Winston and Sanders, Morris and Harris received an aggregate of six percent (6%) of the proceeds of the offering as a commission payable to them in cash for serving as placement agents on our behalf in this offering. The offer and sale of these securities was exempt from registration pursuant to Regulation D of the Securities Act.

          On November 21, 2001, we issued 2,420,000 units consisting of one share of our common stock and one warrant to purchase one-half of a share of common stock at a purchase price of $1.25 per unit to thirteen (13) investors. The aggregate proceeds of the offering was $3,025,000.00. The warrants are exercisable at an exercise price of $1.50 per share and are exercisable for 5 years, subject to adjustments to the exercise price and number of shares issued on exercise on standard events, such as recapitalization or reorganization of Preferred. The investors' accreditation was determined by representations made by the respective investors regarding their accreditation in an investor questionnaire that accompanied each investor's subscription agreement for the units purchased in the offering and we filed a Form D with the SEC and in those states where such filing was required. T.R. Winston and Company Incorporated received an aggregate of ten percent (10%) of $1.7 million of the proceeds of the offering as a commission payable to them in cash for serving as placement agents on our behalf in this offering. The offer and sale of these securities was exempt from registration pursuant to Regulation D of the Securities Act.

                                    EXHIBITS

Exhibit
Number               Description of Exhibit

3.1(1)      Certificate of Incorporation of Preferred/telecom, Inc. filed on
            August 3, 1992 with the Secretary of State of Delaware (Exhibit 3.1)
3.2(1)      Certificate of Amendment, filed on May 2, 1994 with the Secretary of
            State of Delaware (Exhibit 3.2)
3.3(1)      Certificate of Amendment, filed on March 21, 1995 with the Secretary of State of Delaware (Exhibit 3.3)
3.4(2)      Certificate of Amendment, filed on July 27, 1995 with the Secretary of State of Delaware (Exhibit 3.5)
3.5(3)      Certificate of Amendment, filed on March 7, 1997 with the Secretary of State of Delaware (Exhibit 3.5)
3.6(13)     Certificate of Amendment (Exhibit 3.1)
3.7(1)      Bylaws of Preferred/telecom, Inc. (Exhibit 3.4)
4.1(1)      Specimen Certificate evidencing Common Stock of Preferred/telecom,
            Inc. (Exhibit 4.1)
5.1+        Opinion of Jenkens & Gilchrist, a Professional Corporation
10.1(12)    Form of Warrant Certificate and Schedule of Warrant Certificates
10.2(4)     Form of Subscription Agreement and Schedule (Exhibit 4.8)
10.3(5)     Subscription Agreement and Letter of Investment Intent of Triton
            Capital Investments, Ltd., dated July 1, 1999 (Exhibit 10.1)
10.4(5)     Subscription Agreement and Letter of Investment Intent of JMG
            Capital Partners, L.P., dated July 1, 1999 (Exhibit 10.2)
10.5(6)     Specimen of 2-year, 7% $10,000 Note being issued in bridge financing
            (Exhibit 10.44)
10.6(6)     Promissory Note to Brite Voice Systems, Inc. in the original principal amount of $216,500, dated as of July 31, 1996 (Exhibit
            10.48)
10.7(7)     Volume License Agreement between Philips Speech Processing North
            America, a division of Philips Electronics North America Corporation and Preferred Voice, Inc. (Exhibit 10.31)
10.8(8)     Form of Subscription Agreement between Preferred Voice, Inc. and certain purchasers of Preferred Voice, Inc. common stock (Exhibit
            10.1)
10.9(8)     Form of Warrant Certificate (Exhibit 10.2)
10.10(8)    Warrant No. 122 issued to Stifel, Nicolaus & Company, Inc. (Exhibit
            10.3)
10.11(3)    Office Building Lease between Greenville Avenue Properties, Ltd. And
            Preferred Voice, Inc. (Exhibit 10.2)
10.12(3)    First Amendment to Lease between Dallas Office Portfolio, L.P. as successor in interest to Greenville Avenue Properties, Ltd. and
            Preferred Voice, Inc. (Exhibit 10.17)
10.13(5)    Second Amendment to Lease between Dallas Office Portfolio, L.P., as successor in interest to Greenville Avenue Properties, Ltd. and
            Preferred Voice, Inc. (Exhibit 10.3)
10.14(1)    Preferred/telecom, Inc. 1994 Stock Plan for Incentive and
            Non-Qualified Stock Options (Exhibit 10.5)
10.15(9)    2000 Stock Plan for Incentive Stock Options and Other Equity
            Participation (Exhibit 10.1)
10.16(9)    Form of Incentive Stock Option Agreement (Exhibit 10.2)
10.17(10)   Asset Purchase Agreement by and between Brite Voice Systems, Inc.
            and Preferred/telecom, Inc. (Exhibit 2.1)
10.18(12)   Marketing Agreement between Preferred Voice, Inc. and North Carolina
            RSA 3 Cellular Telephone Co. dba Carolina West Wireless * (Exhibit
            10.18)
10.19(12)   Amendment to Marketing Agreement and North Carolina RSA 3 Cellular
            Telephone Co. dba Carolina West Wireless* (Exhibit 10.19)
10.20(12)   Marketing Agreement between Preferred Voice, Inc. and Cellular
            Mobile Systems of St. Cloud, LLP* (Exhibit 10.20)
10.21(12)   Amendment to Marketing Agreement between Preferred Voice, Inc. and
            Cellular Mobile Systems of St. Cloud, LLP* (Exhibit 10.21)
10.22(12)   Software License Agreement between Preferred Voice, Inc. and
            Carolina West Wireless (Exhibit 10.22)

10.23(12)   Software License Agreement between Preferred Voice, Inc. and
            Cellular Mobile Systems of St. Cloud, LLP (Exhibit 10.23)
10.24(11)   Form of Subscription Agreement by and between Preferred Voice, Inc.
            and certain signatories thereto (Exhibit 10.1)
10.25(11)   Form of Warrant Certificate, issued by Preferred Voice, Inc.
            pursuant to the Subscription Agreement attached as Exhibit 10.24 hereto (Exhibit 10.2)
10.26(3)    Software License Agreement between Rural Cellular Corporation and
            Preferred Voice, Inc. (Exhibit 10.26)
10.27(3)    Marketing Agreement between Rural Cellular Corporation and Preferred
            Voice, Inc. (Exhibit 10.27)
10.28(3)    Software License Agreement between Midwest Wireless Communications,
            L.L.C. and Preferred Voice, Inc. (Exhibit 10.32)
10.29(3)    Marketing Agreement between Midwest Wireless Communications, L.L.C.
            and Preferred Voice, Inc. (Exhibit 10.33)
10.30(13)   Patent License Agreement by and between Preferred Voice, Inc. and
            KoninKlijkePhilips Electronics N.V.*(Exhibit 10.2)
10.31(14)   Form of Subscription Agreement, by and between Preferred Voice, Inc.
            and certain signatories thereto (Exhibit 10.1)
10.32(15)   Form of Amendment to Marketing Agreement (Exhibit 10.2)
10.33+      Employment Agreement, by and between Preferred Voice, Inc. and
            William J. Schereck, Jr.
23.1+       Consent of Philip Vogel & Co. PC
23.2+       Consent of Jenkens & Gilchrist, a Professional Corporation (included in the opinion filed as Exhibit 5.1).
24.1+       Power of Attorney

-----------------------------

+    Previously filed.

* Confidential materials deleted and filed separately with the Securities and Exchange Commission.

(1) Incorporated by reference to the exhibit shown in parenthesis to our Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 15, 1995.
(2) Incorporated by reference to the exhibit shown in parenthesis to Amendment No. 1 to our Registration Statement, filed with the Securities and Exchange Commission on August 7, 1995.
(3) Incorporated by reference to the exhibit shown in parenthesis to our Annual Report on Form 10-KSB for the period ended March 31, 1999, filed by us with the Securities and Exchange Commission.
(4) Incorporated by reference to the exhibit shown in parenthesis to our Quarterly Report on Form 10-QSB for the quarter ended December 31, 1999, filed by us with the Securities and Exchange Commission.
(5) Incorporated by reference to the exhibit shown in parenthesis to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999, filed by us with the Securities and Exchange Commission.
(6) Incorporated by reference to the exhibit shown in parenthesis to our Annual Report on Form 10-KSB for the period ended March 31, 1996, filed by us with the Securities and Exchange Commission.
(7) Incorporated by reference to the exhibit shown in parenthesis to Amendment No. 1 to Form 10-KSB for the period ended March 31, 2000, filed by us with the Securities and Exchange Commission.
(8) Incorporated by reference to the exhibit shown in parenthesis to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 15, 2000.
(9) Incorporated by reference to the exhibit shown in parenthesis to our Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000, filed by us with the Securities and Exchange Commission.
(10) Incorporated by reference to the exhibit shown in parenthesis to our Quarterly Report on Form 10-QSB for the quarter ended December 31, 1996, filed by us with the Securities and Exchange Commission.
(11) Incorporated by reference to the exhibit shown in parenthesis to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 7, 2001.
(12) Incorporated by reference to the exhibit shown in parenthesis to our Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on August 21, 2001.
(13) Incorporated by reference to the exhibit shown in parenthesis to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, filed by us with the Securities and Exchange Commission.

(14) Incorporated by reference to the exhibit shown in parenthesis to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 21, 2001.
(15) Incorporated by reference to the exhibit shown in parenthesis to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 30, 2001.

Item 28.  Undertakings.

     (a) Rule 415.  The undersigned registrant will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) include any additional or changed material information on the plan of distribution.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that the offering of such securities at that time as the initial bona fide offering of those securities.

         (3) File a post-effective amendment to remove from registration any of the securities which remain unsold at the termination of the offering.

     (e) Request for acceleration of effective date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 11, 2002.


                                      PREFERRED VOICE, INC.



                                      By: /s/ G. Ray Miller
                                         ---------------------------------------
                                         G. Ray Miller
                                         Chief Executive Officer



         In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement on Form SB-2 was signed by the following persons in the capacities and on the dates stated.


Signature                              Title                                                    Date
---------                              -----                                                    ----

/s/ G. Ray Miller                      Chief Executive Officer and Chairman of the Board of
-------------------------------------  Directors (Principal Executive Officer)                  January 11, 2002
G. Ray Miller

/s/ Mary G. Merritt                    Secretary, Treasurer, Vice President of Finance and
-------------------------------------  Director
Mary G. Merritt                        (Principal Financial and Accounting Officer)             January 11, 2002

          *
-------------------------------------  Director                                                 January 11, 2002
Scott V. Ogilvie

          *
-------------------------------------  Director                                                 January 11, 2002
Leslie A. Melzer


*By:  /s/ Mary G. Merritt
    --------------------------------
     Mary G. Merritt, Attorney-in-fact
